Exhibit 2.1

EXECUTION COPY

BUSINESS COMBINATION AGREEMENT

by and among

NYSE EURONEXT

DEUTSCHE BÖRSE AG

ALPHA BETA NETHERLANDS HOLDING N.V.

and

POMME MERGER CORPORATION

Dated as of February 15, 2011

TABLE OF CONTENTS

ARTICLE I

THE OFFER
Section 1.1.	The Offer	3
Section 1.2.	Effect of the Offer on Deutsche Börse Stock Options	7
Section 1.3.	Cooperation to Transmit the Offer	7

ARTICLE II

THE MERGER

Section 2.1.	Appointment of Escrow Agent	7
Section 2.2.	Shares of Merger Sub	8
Section 2.3.	The Merger	8
Section 2.4.	Closing	8
Section 2.5.	Effective Time	8
Section 2.6.	Merger Exchange	9
Section 2.7.	Effect of the Merger on Shares	9
Section 2.8.	Effect of the Merger on NYSE Euronext Stock Options and Awards	10
Section 2.9.	Delivery of Merger Consideration	12
Section 2.10.	Restructuring of the Merger	14

ARTICLE III

POST-CLOSING REORGANIZATION

Section 3.1.	Post-Closing Reorganization	15
Section 3.2.	Cooperation of NYSE Euronext and Deutsche Börse	16

ARTICLE IV

GOVERNING DOCUMENTS AND FUTURE STRUCTURE AND BUSINESS MODEL OF HOLDCO GROUP

Section 4.1.	Articles of Association, Rules for the Board of Directors and Rules for the Global Executive Committee; Organizational Documents of Subsidiaries of Holdco	17
Section 4.2.	Future Structure and Business Model of the Holdco Group	19
Section 4.3.	Availability of FPI-Status for Holdco	21

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ARTICLE V

BOARD AND MANAGEMENT COMMITTEE AT THE EFFECTIVE TIME

Section 5.1.	Board of Directors and Board Committees of Holdco; Management of the Holdco Group	22
Section 5.2.	Management of the Holdco Group	22

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Section 6.1.	Representations and Warranties of NYSE Euronext and Deutsche Börse	23
Section 6.2.	Representations and Warranties of Holdco and Merger Sub	35

ARTICLE VII

COVENANTS

Section 7.1.	Interim Operations	36
Section 7.2.	Acquisition Proposals	39
Section 7.3.	Stockholders Meetings; Offering Recommendation	43
Section 7.4.	Reasonable Best Efforts; Regulatory Filings and Other Actions	44
Section 7.5.	Access	46
Section 7.6.	Exchange Listing	47
Section 7.7.	Publicity	48
Section 7.8.	Certain Tax Matters	48
Section 7.09.	Expenses	48
Section 7.10.	Indemnification; Directors’ and Officers’ Insurance	49
Section 7.11.	Other Actions by NYSE Euronext and Deutsche Börse	51
Section 7.12.	Holdco Capital Increase	51
Section 7.13.	Employee Matters	52

ARTICLE VIII

CONDITIONS TO THE MERGER

Section 8.1.	Condition to NYSE Euronext’s Obligation to Effect the Merger	53

ARTICLE IX

TERMINATION

Section 9.1.	Termination by Mutual Consent	54

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Annex I –	Defined Terms
Annex II –	Conditions to the Completion of the Offer

Exhibit A –	Form of Holdco Articles of Association
Exhibit B –	Form of Holdco Board Rules
Exhibit C –	Form of Rules of the Global Executive Committee

Schedule I –	Form of Board and Shareholder Resolutions of Holdco
Schedule II –	Knowledge of NYSE Euronext
Schedule III –	Knowledge of Deutsche Börse

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BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT (this “Agreement”), dated as of February 15, 2011, is by and among NYSE Euronext, a Delaware corporation (“NYSE Euronext”), Deutsche Börse AG, an Aktiengesellschaft organized under the laws of the Federal Republic of Germany (“Deutsche Börse”), Alpha Beta Netherlands Holding N.V., a naamloze vennootschap organized under the laws of the Netherlands (“Holdco”), and Pomme Merger Corporation, a Delaware corporation and a newly formed, wholly owned subsidiary of Holdco (“Merger Sub”).

RECITALS

WHEREAS, NYSE Euronext and Deutsche Börse desire to effect a strategic combination of their businesses;

WHEREAS, in furtherance thereof, the parties hereto propose that, upon the terms and subject to the conditions set forth in this Agreement: (a) Holdco shall make a public tender offer following the legal provisions of the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz) (as amended from time to time, the “Takeover Act”) and the U.S. Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the “Exchange Act”), to acquire all of the issued and outstanding shares of Deutsche Börse (the “Deutsche Börse Shares”), pursuant to which each Deutsche Börse Share tendered and not withdrawn and accepted for exchange shall be exchanged for one (the “Deutsche Börse Exchange Ratio”) ordinary share, nominal value €1.00 per share, of Holdco (“Holdco Share”) (such offer, as it may be amended from time to time in accordance with this Agreement, the “Offer”); and (b) immediately following the acquisition of Deutsche Börse Shares pursuant to the Offer, Merger Sub shall merge with and into NYSE Euronext (the “Merger”), with NYSE Euronext surviving the Merger as a wholly owned subsidiary of Holdco, pursuant to which each share of NYSE Euronext common stock, par value $0.01 per share (the “NYSE Euronext Shares”), shall be converted into the right to receive 0.47 (the “NYSE Euronext Exchange Ratio”) of a Holdco Share;

WHEREAS, the Board of Directors of NYSE Euronext has determined that the Merger and the other transactions contemplated by this Agreement are consistent with, and will further, the business strategies and goals of NYSE Euronext, and are in the best interests of the NYSE Euronext stockholders, as well as its employees and other stakeholders, and (a) has approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger and (b) has determined, subject to applicable Law, to recommend that the NYSE Euronext stockholders adopt this Agreement and the transactions contemplated by this Agreement (such recommendation, the “NYSE Euronext Recommendation”);

WHEREAS, each of the Supervisory Board of Deutsche Börse and the Management Board of Deutsche Börse (together, the “Deutsche Börse Boards”) has determined that the Offer and the other transactions contemplated by this Agreement are consistent with, and will further, the business strategies and goals of Deutsche Börse, and are in the best interests of Deutsche Börse, its shareholders, employees and other stakeholders and (a) has approved the transactions contemplated by this Agreement, including the Offer, and (b) has determined that, subject to its duties under applicable Law, it will recommend, in its statement on the Offer under Section 27 of the Takeover Act, that the Deutsche Börse shareholders accept the Offer and tender their Deutsche Börse Shares in the Offer (such recommendations of each of the Deutsche Börse Boards collectively, the “Deutsche Börse Recommendation”);

WHEREAS, the sole shareholder of Holdco and the Board of Directors of Holdco (the “Holdco Board”) has determined that the Merger and the Offer and the other transactions contemplated by this Agreement are consistent with, and will further, the business strategies and goals of Holdco, and are in the best interests of Holdco and its shareholders and has approved this Agreement and the transactions contemplated by this Agreement, including the Offer, the Merger and the Holdco Capital Increase;

WHEREAS, each of Holdco, as the sole shareholder of Merger Sub, and the Board of Directors of Merger Sub has determined that the Merger and the other transactions contemplated by this Agreement are consistent with, and will further, the business strategies and goals of Merger Sub, and are in the best interests of Merger Sub and its stockholder and has approved this Agreement and the transactions contemplated by this Agreement, including the Merger;

WHEREAS, it is intended that, for U.S. federal income tax purposes, (i) the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder, and/or the Merger and the Offer, taken together, shall qualify as a transaction described in Section 351(a) of the Code, (ii) the Merger shall qualify for an exception to the general rule of Section 367(a)(1) of the Code, (iii) the Offer, and/or the Merger and the Offer, taken together, shall qualify as a transaction described in Section 351(a) of the Code, and (iv) this Agreement shall be, and is hereby, adopted as a “plan of reorganization”;

WHEREAS, it is intended that, for German tax purposes, the Offer is intended not to result in the recognition of any taxable gain or loss by the shareholders of Deutsche Börse; and

WHEREAS, each of the parties hereto desires to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

THE OFFER

Section 1.1. The Offer.

(a) Announcement of the Offer. On the date of this Agreement, Holdco will (i) notify the relevant stock exchanges and the German Federal Agency for Financial Services Supervision (Bundesanstalt für Finanzdienstleistungsaufsicht) (“BaFin”) of its intention to make the Offer, and (ii) publish its decision to launch the Offer (the “Offer Announcement”) in accordance with Section 10 para. 1 sentence 1, para. 3 of the Takeover Act, which Offer Announcement shall include a description of the Offer Consideration and such further information about the Offer as deemed to be necessary or beneficial by the parties for further communication with shareholders until the Offer has been cleared by BaFin. On the date hereof, Deutsche Börse and NYSE Euronext shall also issue an initial press release pursuant to Section 7.7, and Deutsche Börse shall issue an ad-hoc release in accordance with Section 15 of the German Securities Dealing Act (Wertpapierhandelsgesetz) to the effect that, in the opinion of each of the Deutsche Börse Boards, a strategic business combination between NYSE Euronext and Deutsche Börse is in the best interest of Deutsche Börse and its shareholders, and that therefore each of the Deutsche Börse Boards has determined that, subject to its duties under applicable Law, it will recommend, in its statement on the Offer under Section 27 of the Takeover Act, that the Deutsche Börse shareholders accept the Offer and tender their Deutsche Börse Shares in the Offer. The wording of the Offer Announcement required by this Section 1.1(a) shall be, to the extent reasonably practicable, agreed between NYSE Euronext and Deutsche Börse in advance.

(b) Submission of Offer Documents to Regulators. As promptly as practicable after the date of this Agreement, NYSE Euronext, Deutsche Börse and Holdco shall prepare, and Holdco shall file with the U.S. Securities and Exchange Commission (the “SEC”) one or more registration statements on Form F-4 (together with any supplements or amendments thereto, the “Registration Statement”) to register the offer and sale of Holdco Shares to be issued pursuant to the Offer and the Merger. The Registration Statement will include (1) a proxy statement/prospectus (the “Proxy Statement/Prospectus”) to be used for the NYSE Euronext Stockholders Meeting to adopt this Agreement and to approve certain aspects of the Holdco articles of association that will be in effect after the Merger and (2) a prospectus to be used as a prospectus sent to U.S. holders of Deutsche Börse Shares (and, if NYSE Euronext and Deutsche Börse mutually agree, the holders of American Depositary Shares representing the right to receive Deutsche Börse Shares) for the Offer (the “U.S. Tender Offer Prospectus” and together with the Proxy Statement/Prospectus, the “F-4 Prospectuses”). If Holdco shall file the Registration Statement with the SEC prior to the date on which BaFin approves the Tender Offer Prospectus (or, if earlier, the expiration of the review period required under the Takeover Act), then Holdco shall file such Registration Statement with the SEC on a confidential basis to the extent a confidential filing is permitted by the SEC. Timely prior to the Acceptance Time, NYSE Euronext, Deutsche Börse and Holdco

shall prepare, and Holdco shall submit to the Netherlands Authority for the Financial Markets (Autoriteit Financiële Markten) (the “AFM”) for the purpose of admission of the Holdco Shares to trading on the regulated markets of the Frankfurt Stock Exchange and Euronext Paris, (i) a listing prospectus (the “Admission Prospectus”), in accordance with applicable Dutch Law (which shall be identical with the Offer Documents in terms of content relating to NYSE Euronext, Deutsche Börse, and Holdco and their respective businesses to the greatest extent practicable) and (ii) applications for notification of the admission prospectus to the relevant authorities in Germany and France. On the date that is eight weeks following the Offer Announcement or such earlier time as may be required by applicable Law, Holdco shall submit to BaFin a tender offer document (Angebotsunterlage) in accordance with the Takeover Act, including as an annex the listing and offering disclosure information as required by Section 7 German Securities Prospectus Act (Wertpapierprospektgesetz) in combination with Commission regulation (EC) No. 809/2004 of 29 April 2004 and any further disclosure information as deemed necessary or beneficial by the parties (the “Tender Offer Prospectus” and, together with the F-4 Prospectuses, the “Offer Documents”) and the related letter of transmittal form and other ancillary documents with respect to the Offer; provided that, if the parties agree, Holdco may, in lieu of submitting the Tender Offer Prospectus to BaFin, (x) submit to BaFin a tender offer document containing the information pursuant to Section 11 of the Takeover Act and, in addition, (y) submit to the AFM a securities prospectus containing the listing and offering disclosure information required by applicable Dutch Law in combination with Commission regulation (EC) No. 809/2004 of 29 April 2004 and any further disclosure information as deemed necessary or beneficial by the parties (in which case, such tender offer document and securities prospectus together shall constitute the “Tender Offer Prospectus” for purposes of this Agreement), for the purpose of passporting such securities prospectus that is compliant with the relevant prospectus regulations for the offer of Holdco Shares as consideration in the Offer and the Merger. Subject to applicable Law, NYSE Euronext, Deutsche Börse and Holdco agree that the information relating to NYSE Euronext, Deutsche Börse and Holdco and their respective businesses included in the Offer Documents shall be identical in terms of content to the greatest extent practicable. The parties agree to correct promptly any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law. The disclosure in the Proxy Statement/Prospectus of material U.S. federal income tax consequences of the Merger to holders of NYSE Euronext common stock shall include a description of material U.S. federal income tax consequences of the Merger to holders of NYSE Euronext common stock in the event of a waiver of the condition set forth in paragraph II.(b)(ii) of Annex II. Subject to Section 7.4(c), the parties further agree to take all steps necessary to cause the Offer Documents, as so corrected, to be filed with the SEC, BaFin and, if applicable, the AFM, and to be disseminated to holders of NYSE Euronext Shares and Deutsche Börse Shares, as applicable, in each case as and to the extent required by applicable Law. As soon as practicable prior to the consummation of the Offer and the Merger, Holdco shall apply for admission of its entire issued share capital to trading on the regulated markets of the Frankfurt Stock Exchange and Euronext Paris on the basis of the Admission Prospectus.

(c) Commencement of the Offer. Following approval by BaFin (or the expiration of the review period required under the Takeover Act) of the terms of the Offer and the Tender Offer Prospectus filed by Holdco as set forth in Section 1.1(b), Holdco shall (i) publish the Tender Offer Prospectus without undue delay (ohne schuldhaftes Zögern) in accordance with Section 14 para. 2 of the Takeover Act and, thereby, commence the Offer, and (ii) on the date of such publication, file with the SEC the U.S. Tender Offer Prospectus, together with the related letter of transmittal form and other ancillary documents with respect to the Offer, pursuant to Rule 424 under the U.S. Securities Act of 1933, as amended (the “Securities Act”) and disseminate the U.S. Tender Offer Prospectus and such documents to the Deutsche Börse shareholders in accordance with Rule 14d-4 promulgated under the Exchange Act. If permitted by applicable Law, NYSE Euronext and Deutsche Börse may mutually agree that Holdco shall split the Offer into two or more separate exchange offers, including a separate U.S. offer and a non-U.S. offer. If the Offer shall be split into multiple exchange offers, each reference to the “Offer” set forth in this Agreement and the Annexes hereto shall refer to each of these separate offers unless the context otherwise requires.

(d) Offer Consideration. Each Deutsche Börse Share accepted by Holdco pursuant to the Offer (including during the subsequent offering period (weitere Annahmefrist)) shall be exchanged for one Holdco Share (the “Offer Consideration”). Notwithstanding the foregoing, if between the date of this Agreement and the time that any particular Deutsche Börse Share is accepted for exchange pursuant to the Offer, the outstanding NYSE Euronext Shares or Deutsche Börse Shares shall have been changed into a different number of shares or a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then the Offer Consideration will be appropriately and proportionately adjusted to provide to the holder of such Deutsche Börse Share the same economic effect as contemplated by this Agreement prior to such event.

(e) Acceptance Period of the Offer. The Offer shall have an acceptance period that ends at a time (such time, as it may be extended in accordance with this Agreement and applicable Laws, the “Expiration Time”) on a date that is the earlier of (i) 10 weeks after the commencement of the Offer pursuant to Section 1.1(c) and (ii) the Termination Date; provided that (A) in no event shall the Expiration Time occur on a date that is earlier than 20 business days (as defined in Rule 14d-1(g)(3) under the Exchange Act) after (and including the day of) the date of commencement of the Offer; and (B) Holdco shall be permitted to extend the Expiration Time if such extension is permitted by applicable Law and NYSE Euronext and Deutsche Börse mutually agree to such extension.

(f) Conditions to the Offer. Holdco’s obligation to accept for exchange, and to exchange, any Deutsche Börse Shares validly tendered and not withdrawn prior to the expiration of the Offer shall be solely (ausschließlich) subject to the satisfaction or waiver of the conditions (aufschiebende Bedingungen) set forth in Annex II (the “Offer Conditions”), including the condition that there shall be validly tendered in accordance with the terms of the Offer prior to the Expiration Time and not withdrawn, in each case in accordance with applicable Laws, a number of Deutsche Börse Shares that represents at least 75% of the Deutsche Börse Shares outstanding on a Fully Diluted Basis as of the Expiration Time (the “Minimum Condition”). As used in this Agreement, “Fully Diluted Basis” means, as of any particular time, the number of Deutsche Börse Shares issued and outstanding at such time after taking into account all Deutsche Börse Shares issuable upon the conversion of Deutsche Börse’s convertible securities or upon the exercise of any options, warrants or rights to purchase or subscribe for shares of the capital stock of Deutsche Börse.

(g) Other Terms of the Offer. Prior to the date of commencement of the Offer, Deutsche Börse will reasonably determine the percentage of its share capital held by U.S. holders in accordance with Instruction 2 to subsections (c) and (d) of Exchange Act Rule 14d-1. If the conditions set forth for a “Tier II” offer, as set forth in Rule 14d-1(d) under the Exchange Act, are satisfied for the Offer, Holdco will conduct the Offer in reliance on the exemptions for “Tier II” offers pursuant to Rule 14d-1(d) under the Exchange Act. Subject to its duties under applicable Law, Deutsche Börse will provide such information as NYSE Euronext and Holdco reasonably request to allow NYSE Euronext and Holdco to make a determination that U.S. holders do not hold more than 40% of the outstanding Deutsche Börse Shares and will otherwise cooperate with their reasonable inquiries. The parties agree to comply with, and agree that the terms and conditions of the Offer shall be conducted so as to comply with, Regulation 14E of the Exchange Act, as modified by any applicable exemptions pursuant to Rule 14d-1(d)(2) under the Exchange Act.

(h) Amendments and Waivers to Offer Terms and Conditions. If BaFin permits the publication of the Tender Offer Prospectus only in a form that is not in accordance with the provisions of this Agreement, the parties hereto shall in good faith cooperate to make changes to the Tender Offer Prospectus so as to be consistent with the changes required by BaFin and to be consistent with the original intent of the parties. Notwithstanding anything to the contrary in this Agreement, nothing shall require the parties to agree to amend or waive any of the terms or conditions of the Offer contemplated by this Agreement without the prior written consent of both Deutsche Börse and NYSE Euronext, including any changes as to the form or amount of the Offer Consideration, the number of Deutsche Börse Shares sought to be purchased in the Offer, any changes to the conditions to the Offer or reduce the time period during which the Offer shall remain open, or any changes to modify or amend any term of the Offer in any manner that is adverse to either the holders of NYSE Euronext Shares or the holders of Deutsche Börse Shares. The parties understand and agree that, pursuant to Section 21 of the Takeover Act, a waiver or amendment of any of the Offer Conditions generally is only permitted until the end of the working day prior to the expiration date as published in the Tender Offer Prospectus.

(i) Closing of the Offer. Provided that this Agreement shall not have been earlier terminated in accordance with Article IX, and subject to the prior satisfaction or waiver of the Offer Conditions, Holdco shall promptly consummate the Offer in accordance with its terms and applicable Law, and accept for exchange, and exchange, all Deutsche Börse Shares validly tendered and not withdrawn pursuant to the Offer (the time that Holdco accepts for exchange, and exchanges, all of the Deutsche Börse Shares validly tendered and not withdrawn, the “Acceptance Time”).

(j) Subsequent Offering Period. Following the Expiration Time and the satisfaction or waiver by Holdco of the Offer Conditions, with the exception of the Offer Conditions set forth in paragraphs I.(b), I.(c), I.(e), I.(f), I.(g), II.(b) and/or III.(b) of Annex II, Holdco shall conduct a subsequent offering period (weitere Annahmefrist) for the Offer in accordance with the Takeover Law, during which Holdco shall offer to acquire all remaining outstanding Deutsche Börse Shares.

(k) Withholding. Holdco, Deutsche Börse and the Escrow Agent shall be entitled to deduct and withhold from the Offer Consideration otherwise required to be delivered to any tendering holder of Deutsche Börse Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or non-U.S. tax law. To the extent that amounts are so deducted and withheld by or on behalf of Holdco, Deutsche Börse or the Escrow Agent, as the case may be, and paid over to the applicable Governmental Entity, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Deutsche Börse Shares in respect of which such deduction and withholding was made.

Section 1.2. Effect of the Offer on Deutsche Börse Stock Options. Unless NYSE Euronext and Deutsche Börse agree otherwise, and subject to applicable Law, the Offer shall not include any offer to acquire any outstanding option to purchase Deutsche Börse Shares, but, in accordance with the Takeover Act, shall include an offer to purchase any Deutsche Börse Share that is purchased or subscribed for as a result of the exercise of any such option prior to the Expiration Time.

Section 1.3. Cooperation to Transmit the Offer. In connection with the Offer, Deutsche Börse shall, to the extent consistent with applicable Law, promptly furnish Holdco with such information and assistance as Holdco or its agent(s) may reasonably request for the purpose of communicating the Offer to the record and beneficial holders of Deutsche Börse Shares.

ARTICLE II

THE MERGER

Section 2.1. Appointment of Escrow Agent. As promptly as possible following the date hereof, Holdco shall appoint a United States bank or trust company or other independent financial institution in the United States reasonably satisfactory to Deutsche Börse and NYSE Euronext (the “Escrow Agent”) to act, among other things, as escrow agent and exchange agent for the Merger and to deliver the Merger Consideration to former stockholders of NYSE Euronext. NYSE Euronext and Holdco shall enter into an Escrow Agency Agreement with the Escrow Agent (the “Escrow Agency Agreement”), which agreement shall set forth the duties, responsibilities and obligations of the Escrow Agent consistent with the terms of this Agreement.

Section 2.2. Shares of Merger Sub. Merger Sub is a corporation incorporated under the laws of Delaware and is a constituent company in the Merger. Except as provided in or contemplated by the immediately following sentence, Holdco owns 100% of the outstanding capital stock of Merger Sub. Solely to accommodate the transactions described in this Article II and subject to the terms and conditions of the Escrow Agency Agreement, at least one day prior to the Effective Time, Holdco shall cause the Escrow Agent to be registered as Holdco’s fiduciary (for the period prior to the Effective Time) as the record holder of all of the issued and outstanding shares of common stock, par value $0.01 per share, of Merger Sub (the “Merger Sub Shares”).

Section 2.3. The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law, as amended (the “DGCL”), at the Effective Time, the Merger shall occur pursuant to which Merger Sub shall merge with and into NYSE Euronext, with NYSE Euronext surviving the Merger (the “Surviving Corporation”) and the separate corporate existence of Merger Sub shall thereupon cease. The Surviving Corporation shall continue to exist under the laws of the State of Delaware, with all its rights, privileges, immunities, powers and franchises, unaffected by the Merger except as set forth in this Article II. After the Merger, but subject to Section 2.6, the Surviving Corporation shall be a wholly owned subsidiary of Holdco. The Merger shall have the effects specified in the DGCL.

Section 2.4. Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, on the date on which the Acceptance Time shall occur, unless a later date or place is agreed to by NYSE Euronext and Deutsche Börse (the “Closing Date”).

Section 2.5. Effective Time.

(a) On the Closing Date, NYSE Euronext shall file a certificate of merger relating to the Merger (the “Certificate of Merger”) with the Secretary of State of Delaware, in such form as is required by and executed and acknowledged in accordance with the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL.

(b) The Merger shall become effective at (i) the date and time on which the Certificate of Merger is duly filed with the Secretary of State of Delaware as required to effect the Merger, or (ii) such subsequent date and time as NYSE Euronext and Deutsche Börse shall agree and as shall be specified in the Certificate of Merger (such time that the Merger shall become effective being the “Effective Time”). The parties agree to cause the Effective Time to occur immediately after the Acceptance Time.

Section 2.6. Merger Exchange. Upon the terms and subject to the conditions of this Agreement and the Escrow Agency Agreement, and in accordance with provisions of Section 2:94b of the Dutch Civil Code, as soon as possible after the Effective Time, on the Closing Date:

(a) The Escrow Agent, acting as exchange agent and solely for the account of the former stockholders of NYSE Euronext, shall contribute, for the account of the former stockholders of NYSE Euronext, all of the issued and outstanding shares of common stock, par value $0.01 per share, of the Surviving Corporation (“Surviving Corporation Shares”), that were issued to the Escrow Agent solely for the account and benefit of the former stockholders of NYSE Euronext pursuant to Section 2.7(b) to Holdco as a contribution in kind (inbreng op aandelen anders dan in geld).

(b) In consideration of the contribution pursuant to Section 2.6(a), Holdco shall issue and deliver to the Escrow Agent solely for the account and benefit of the former stockholders of NYSE Euronext, the maximum number of Holdco Shares that has become issuable pursuant to Section 2.7(a)(i) for delivery to the Merger Consideration recipients entitled thereto (such Holdco Shares being the “Exchange Fund”). At the Effective Time, the obligations of Holdco and the Escrow Agent under Section 2.6 shall be unconditional.

Section 2.7. Effect of the Merger on Shares.

(a) As a result of the Merger and without any action on the part of the holder of any capital stock of NYSE Euronext, Holdco, Deutsche Börse or Merger Sub, at the Effective Time:

(i) each NYSE Euronext Share issued and outstanding immediately prior to the Effective Time (other than any NYSE Euronext Share owned directly by NYSE Euronext or Merger Sub and in each case not held on behalf of third parties (each, an “Excluded Share”)) shall automatically be converted into the right to receive 0.47 of a fully paid and non-assessable Holdco Share (such number of a Holdco Share, the “Merger Consideration”). Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time, the outstanding NYSE Euronext Shares or Deutsche Börse Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then the Merger Consideration will be appropriately and proportionately adjusted to provide to the holder of such NYSE Euronext Share the same economic effect as contemplated by this Agreement prior to such event;

(ii) each Excluded Share shall cease to be outstanding, shall be cancelled and retired without payment of any consideration therefor and shall cease to exist; and

(iii) each Merger Sub Share issued and outstanding immediately prior to the Effective Time shall no longer be outstanding, be canceled and retired.

(b) Immediately following the Effective Time, the Surviving Corporation shall issue to the Escrow Agent, solely for the account and benefit of the former stockholders of NYSE Euronext, a number of Surviving Corporation Shares equal to the total number of NYSE Euronext Shares outstanding immediately prior to the Merger.

(c) From and after the Effective Time, no NYSE Euronext Shares shall remain outstanding and all NYSE Euronext Shares shall be cancelled and retired and shall cease to exist. Each entry in the records of NYSE Euronext or its transfer agent formerly representing NYSE Euronext Shares (the “Book-Entry Interests”) shall thereafter represent only the right to receive the Merger Consideration and any distribution or dividend pursuant to Section 2.9(c). From and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of NYSE Euronext Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Book-Entry Interests formerly representing NYSE Euronext Shares are presented to the Surviving Corporation or the Escrow Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(d) In accordance with Section 262 of the DGCL, no appraisal rights shall be available to holders of NYSE Euronext Shares in connection with the Merger.

Section 2.8. Effect of the Merger on NYSE Euronext Stock Options and Awards.

(a) Each option to purchase NYSE Euronext Shares (a “NYSE Euronext Stock Option”) granted under the employee and director stock plans of NYSE Euronext (the “NYSE Euronext Stock Plans”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall cease to represent a right to acquire NYSE Euronext Shares and shall be converted, at the Effective Time, into a stock option to acquire Holdco Shares (a “Holdco Stock Option”) on substantially the same terms and conditions as were applicable under such NYSE Euronext Stock Option. The number of Holdco Shares subject to each such Holdco Stock Option (rounded down to the nearest whole share) shall be equal to the number of NYSE Euronext Shares subject to each such NYSE Euronext Stock Option immediately prior to the Effective Time multiplied by the Merger Consideration (as adjusted pursuant to Section 2.7(a)(i)), and such Holdco Stock Option shall have an exercise price per share (rounded up to the nearest penny) equal to the per-share exercise price applicable to such NYSE Euronext

Stock Option immediately prior to the Effective Time divided by the Merger Consideration (as adjusted pursuant to Section 2.7(a)(i)).

(b) At the Effective Time, subject to the last sentence of this Section 2.8(b), each restricted stock unit or deferred stock unit measured in NYSE Euronext Shares (each, an “NYSE Euronext Stock-Based Award”), whether vested or unvested, which is outstanding immediately prior to the Effective Time shall cease to represent a restricted stock unit or deferred stock unit with respect to NYSE Euronext Shares and shall be converted, at the Effective Time, into a restricted stock unit or deferred stock unit denominated in Holdco Shares (a “Holdco Stock-Based Award”) on substantially the same terms and conditions as were applicable under the NYSE Euronext Stock-Based Awards. The number of Holdco Shares subject to each such Holdco Stock-Based Award (rounded down to the nearest whole share) shall be equal to the number of NYSE Euronext Shares subject to the NYSE Euronext Stock-Based Award immediately prior to the Effective Time multiplied by the Merger Consideration (as adjusted pursuant to Section 2.7(a)(i)). All restricted stock units granted under NYSE Euronext’s Omnibus Incentive Plan or under NYSE Euronext’s 2006 Stock Incentive Plan that are outstanding immediately prior to the Effective Time shall (i) to the extent unvested, vest as of the Effective Time, and (ii) be distributed as of the Effective Time; provided that, with respect to any such units that constitute deferred compensation within the meaning of Section 409A of the Code, such distribution shall occur on the date that it would occur under the applicable award agreement absent the application of this Section 2.8(b)(ii).

(c) As soon as practicable after the Effective Time, Holdco shall deliver to the holders of NYSE Euronext Stock Options and NYSE Euronext Stock-Based Awards appropriate notices setting forth such holders’ rights pursuant to the respective NYSE Euronext Stock Plans and agreements evidencing the grants of such NYSE Euronext Stock Options and NYSE Euronext Stock-Based Awards and stating that such NYSE Euronext Stock Options and NYSE Euronext Stock-Based Awards and agreements have been assumed by Holdco and shall continue in effect on substantially the same terms and conditions (but subject to the adjustments required by this Section 2.8 after giving effect to the Merger and the terms of the NYSE Euronext Stock Plans and the Escrow Agency Agreement).

(d) Prior to the Effective Time, NYSE Euronext shall take all necessary action for the adjustment of NYSE Euronext Stock Options and NYSE Euronext Stock-Based Awards under this Section 2.8. Holdco shall reserve for issuance a number of Holdco Shares at least equal to the number of Holdco Shares that will be subject to Holdco Stock Options and Holdco Stock-Based Awards as a result of the actions contemplated by this Section 2.8.

(e) As soon as practicable following the Effective Time, Holdco shall file a registration statement on Form S-8 (or any successor form, or if Form S-8 is not available, other appropriate forms) with respect to the Holdco Shares subject to such Holdco Stock Options and Holdco Stock-Based Awards and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Holdco Stock Options and Holdco Stock-Based Awards remain outstanding.

Section 2.9. Delivery of Merger Consideration.

(a) Merger Transmittal Letter. NYSE Euronext and Holdco shall cause appropriate transmittal materials (the “Merger Transmittal Letter”) to be provided by the Escrow Agent to holders of record of NYSE Euronext Shares (other than holders of Excluded Shares) as soon as practicable after the Effective Time advising such holders of the effectiveness of the Merger and the procedure for providing instructions to the Escrow Agent to effect the transfer and cancellation of Book-Entry Interests in exchange for the Merger Consideration. The Merger Transmittal Letter shall contain such other terms and conditions as NYSE Euronext and Holdco may reasonably specify.

(b) Merger Consideration. After the Effective Time, and upon delivery to the Escrow Agent of instructions authorizing transfer and cancellation of Book-Entry Interests in accordance with the terms of the Merger Transmittal Letter and such other documents as may reasonably be required by the Escrow Agent, the holder of such Book-Entry Interests shall be entitled to receive in exchange therefor, and the Escrow Agent shall be required to deliver to each such holder (subject to Section 2.9(f)), (i) the number of Holdco Shares in respect of the aggregate Merger Consideration that such holder is entitled to receive pursuant to Section 2.7 (after taking into account all NYSE Euronext Shares then held by such holder), and (ii) any cash in lieu of fractional shares which the holder has the right to receive pursuant to Section 2.9(d) and in respect of any dividends or other distributions which the holder has the right to receive pursuant to Section 2.9(c). The Book-Entry Interests that are the subject of such authorization shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon such transfer and cancellation of any Book-Entry Interests. The Holdco Shares issued and paid in accordance with the terms of this Section 2.9(b) upon conversion of any NYSE Euronext Shares (including any cash paid in lieu of fractional shares pursuant to Section 2.09(d)) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such NYSE Euronext Shares. In the event of a transfer of ownership of any NYSE Euronext Shares that is not registered in the transfer records of NYSE Euronext, the proper number of Holdco Shares may be transferred by the Escrow Agent to such a transferee if written instructions authorizing the transfer of the Book-Entry Interests are presented to the Escrow Agent, in any case, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid. If any Holdco Shares are to be delivered to a Person other than the holder in whose name any Book-Entry Interests are registered, it shall be a condition of such exchange that the Person requesting such delivery shall pay any transfer or other similar Taxes required by reason of the transfer of Holdco Shares to a Person other than the registered holder of any Book-Entry Interests, or shall establish to the satisfaction of Holdco or the Escrow Agent that such Tax has been paid or is not applicable. For the purposes of this Agreement, the term “Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or Self-Regulatory Organization or other entity of any kind or nature. “Self-Regulatory Organization” means any U.S. or non-U.S. commission, board, agency or body that is not a Governmental Entity but is charged with the supervision or regulation of brokers, dealers, securities underwriting or trading, stock exchanges, commodities exchanges, electronic communication networks, insurance companies or agents, investment companies or investment advisers.

(c) Distributions with Respect to Unexchanged Shares; Voting. All Holdco Shares to be transferred to the Escrow Agent pursuant to Section 2.6(b) shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Holdco in respect of Holdco Shares, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all Holdco Shares issuable pursuant to this Agreement. No dividends or other distributions in respect of the Holdco Shares shall be paid to any holder of any Book-Entry Interests until the instructions for transfer and cancellation provided in this Article II and in accordance with the terms of the Merger Transmittal Letter, and such other documents as may reasonably be required by the Escrow Agent pursuant to Section 2.9(b), have been delivered to the Escrow Agent. Subject to the effect of applicable Laws, following delivery to the Escrow Agent of such instructions with respect to Book-Entry Interests, there shall be issued to the holder of Holdco Shares issued in exchange therefor, without interest, (A) at the time of such surrender or delivery of such instructions, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such Holdco Shares and not paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such Holdco Shares with a record date after the Effective Time but with a payment date subsequent to surrender.

(d) Fractional Shares. No fractional Holdco Shares will be issued in the Merger to any holder of NYSE Euronext Shares. Notwithstanding any other provision of this Agreement, each holder of NYSE Euronext Shares converted pursuant to Section 2.7(a) who would otherwise have been entitled to receive a fraction of a share of Holdco Shares shall receive from the Escrow Agent, in lieu thereof, cash (without interest) in an amount representing such holder’s proportionate interest in the net proceeds from the sale by the Escrow Agent on behalf of all such holders of Holdco Shares which would otherwise be issued (the “Excess Merger Shares”). The sale of the Excess Merger Shares by the Escrow Agent shall be executed on the New York Stock Exchange and the Frankfurt Stock Exchange, through one or more member firms of the New York Stock Exchange and the Frankfurt Stock Exchange, as the case may be, and shall be executed in round lots to the extent practicable. Until the net proceeds of such sale or sales have been distributed to such holders of NYSE Euronext Shares, the Escrow Agent shall hold such proceeds in trust for such holders (the “Fractional Interests Trust”). Holdco shall pay all commissions, transfer taxes and other out-of-pocket transaction costs incurred in connection with such sale of the Excess Merger Shares. The Escrow Agent shall determine the portion of the Fractional Interests Trust to which each holder of NYSE Euronext Shares shall be entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Fractional Interests Trust by a fraction, the numerator of which is the amount of fractional interests to which such holder of NYSE Euronext Shares is entitled and the denominator of which is the aggregate amount of fractional interests to which all holders of NYSE Euronext Shares are entitled. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of NYSE Euronext Shares in lieu of fractional interests, the Escrow Agent shall make available such amounts to such holders of NYSE Euronext Shares. Any such sale shall be made within ten business days or such shorter period as may be required by applicable Law after the Effective Time.

(e) Withholding Rights. Each of Holdco, the Surviving Corporation and the Escrow Agent shall be entitled to deduct and withhold from any amounts payable pursuant to this Article II to any Person who was a holder of NYSE Euronext Shares, NYSE Euronext Stock Options or NYSE Euronext Stock-Based Awards immediately prior to the Effective Time, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or non-U.S. tax law. To the extent that amounts are so deducted and withheld by or on behalf of Holdco, the Surviving Corporation or the Escrow Agent, as the case may be, and paid over to the relevant Governmental Entity, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the NYSE Euronext Shares, NYSE Euronext Stock Options or NYSE Euronext Stock-Based Awards, as the case may be, in respect of which such deduction and withholding was made.

(f) Termination of Exchange Fund and Fractional Interests Trust. Any portion of the Exchange Fund and Fractional Interests Trust that remains unclaimed by the former stockholders of NYSE Euronext for 180 days after the Effective Time shall be delivered to Holdco. Any former stockholders of NYSE Euronext who have not theretofore complied with this Article II shall thereafter look only to Holdco for delivery of any Holdco Shares or Fractional Interests Trust of such stockholders and payment of any dividends and other distributions in respect of Holdco Shares of such stockholders payable and/or issuable pursuant to this Article II upon delivery to the Escrow Agent of written instructions for the transfer and cancellation of any Book-Entry Interests, in each case, without any interest thereon. Notwithstanding the foregoing, none of Holdco, NYSE Euronext, Deutsche Börse, Merger Sub, the Escrow Agent or any other Person shall be liable to any former holder of NYSE Euronext Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

Section 2.10. Restructuring of the Merger. The parties hereby agree and acknowledge that, with the prior consent of Deutsche Börse, NYSE Euronext may restructure the Merger; provided that such restructuring shall not (i) reduce or change the form of the Merger Consideration, (ii) materially delay or prevent consummation of the transactions contemplated by this Agreement, (iii) prevent or materially impede the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code and/or the qualification of the Merger and the Offer, taken together, as a transaction described in Section 351(a) of the Code, or (iv) prevent or materially impede the qualification of the Offer and/or the Merger and the Offer, taken together, as a transaction described in Section 351(a) of the Code.

ARTICLE III

POST-CLOSING REORGANIZATION

Section 3.1. Post-Closing Reorganization.

(a) Holdco intends, simultaneously with or as soon as practicable after the Closing, to effectuate one or more corporate reorganization transactions (the “Post-Closing Reorganization”) intended to achieve legal and operational integration of Deutsche Börse with Holdco and its Subsidiaries to the greatest extent permitted by applicable Laws.

(b) The Post-Closing Reorganization may include any of the following, each of which has been or will be, to the extent required, approved in principle by the Deutsche Börse Boards:

(i) if 95% or more of the outstanding Deutsche Börse Shares shall have been acquired by Holdco, Holdco may (A) commence a mandatory buy-out of the Deutsche Börse Shares from any remaining holders thereof by way of a squeeze-out transaction pursuant to Section 327a et seq. of the German Stock Corporation Act (Aktiengesetz) (the “Stock Corporation Act”) or by applying for a court order in accordance with Sections 39a et seq. of the Takeover Act and (B) enter into a domination agreement (Beherrschungsvertrag) and/or, at the election of Holdco, a combination of a domination agreement (Beherrschungsvertrag) and a profit transfer agreement (Gewinnabführungsvertrag), in each case pursuant to Sections 291 et seq. of the Stock Corporation Act with Deutsche Börse as the controlled company and with Holdco Shares offered to the outside Deutsche Börse shareholders as consideration (Abfindung) pursuant to Section 305 para. 2 of the Stock Corporation Act; and

(ii) if less than 95% of the outstanding Deutsche Börse Shares shall have been acquired by Holdco, Holdco may enter into a domination agreement (Beherrschungsvertrag) and/or, at the election of Holdco, a combination of a domination agreement (Beherrschungsvertrag) and a profit transfer agreement (Gewinnabführungsvertrag), in each case pursuant to Sections 291 et seq. of the Stock Corporation Act with Deutsche Börse as the controlled company and with Holdco Shares offered to the outside Deutsche Börse shareholders as consideration (Abfindung) pursuant to Section 305 para. 2 of the Stock Corporation Act;

provided that, in each case, the Post-Closing Reorganization shall be structured with the goal of providing holders of Deutsche Börse Shares who do not exchange their Deutsche Börse Shares in the Offer with the same number of Holdco Share(s) per Deutsche Börse

Share or consideration having the same value (without taking into account the different tax treatment or withholding requirements that may apply) that such holders would have received in the Offer had such holder tendered its Deutsche Börse Shares in the Offer (it being understood that, in the Post-Closing Reorganization, holders of Deutsche Börse Shares may under certain circumstances receive a different amount or form of consideration than they would have received in the Offer). If Holdco shall determine to enter into a domination agreement and/or into a combination of a domination agreement and a profit transfer agreement pursuant to the foregoing sentence, Deutsche Börse agrees that it shall enter into such domination agreement and/or, subject to tax, legal, regulatory and operational consideration, enter into such combination of a domination agreement and a profit transfer agreement, in each case in accordance with Sections 291 et seq. of the Stock Corporation Act.

(c) Holdco shall have the right to change the structure of the Post-Closing Reorganization (including to determine whether the domination agreement and/or the profit transfer agreement shall be entered into with Deutsche Börse as the controlled company by a direct or indirect wholly owned subsidiary of Holdco in the legal form of a German stock corporation or a German societas europaea (SE) instead of by Holdco); provided, however, that it shall be effectuated in accordance with applicable Law and, if the domination agreement is entered into with Deutsche Börse as the controlled company by a direct or indirect wholly owned subsidiary of Holdco in the legal form of a German stock corporation or a German societas europaea (SE) instead of by Holdco, an additional domination agreement shall be entered into with such German stock corporation or German societas europaea (SE) as controlled company by Holdco. Holdco, NYSE Euronext and Deutsche Börse shall cooperate with each other in identifying and obtaining any tax or other governmental clearances necessary or desirable in connection with the Post-Closing Reorganization.

Section 3.2. Cooperation of NYSE Euronext and Deutsche Börse. Except to the extent prohibited by applicable Law or contrary to the requirements of any Regulatory Authority or other Governmental Entity, NYSE Euronext and Deutsche Börse shall take, on or after the date of this Agreement, all actions reasonably necessary or desirable to accomplish the Post-Closing Reorganization, including if requested by Holdco such actions as may be required for Holdco and Deutsche Börse to enter into a domination agreement and/or a combination of a domination agreement and a profit transfer agreement; provided that the Post-Closing Reorganization shall not be required to be effective prior to the Effective Time.

ARTICLE IV

GOVERNING DOCUMENTS AND FUTURE STRUCTURE AND BUSINESS MODEL

OF HOLDCO GROUP

Section 4.1. Articles of Association, Rules for the Board of Directors and Rules for the Global Executive Committee; Organizational Documents of Subsidiaries of Holdco.

(a) Articles of Association, Rules for the Board of Directors and Rules for the Global Executive Committee. Subject to any required approval of the SEC and any Regulatory Authority, prior to the Effective Time, the sole stockholder(s) of Holdco shall (i) adopt the Articles of Association of Holdco by notarial deed, substantially in the form attached hereto as Exhibit A (the “Holdco Articles of Association”), and (ii) cause the Holdco Board to adopt the Rules for the Board of Directors of Holdco, substantially in the form attached hereto as Exhibit B (the “Holdco Rules for the Board of Directors”) and the Rules for the Global Executive Committee of Holdco, substantially in the form attached hereto as Exhibit C (the “Rules for the Global Executive Committee”), in each case to be in effect as of the Effective Time, or prior to the Effective Time if mutually agreed by NYSE Euronext and Deutsche Börse. If, in connection with providing approval of the transactions contemplated by this Agreement, the SEC, any Regulatory Authority or other Governmental Entity with jurisdiction in connection with obtaining any required approval for the transactions contemplated by this Agreement or otherwise requires an amendment or modification to (1) the form of Holdco Articles of Association, (2) the form of Holdco Rules for the Board of Directors, (3) the form of Rules for the Global Executive Committee, (4) the form of Governance Resolutions or (5) the governance structure of the Holdco and its Subsidiaries (together, the “Holdco Group”) contemplated by this Agreement to be in effect as of the Effective Time ((1) through (5), taken together, the “Corporate Governance Structure”), then NYSE Euronext, Deutsche Börse and Holdco agree to amend or modify such forms or governance structure in a way that comes as close as possible to the balance of the Corporate Governance Structure contemplated by this Agreement as of the date hereof, including the balance of powers and responsibilities between the Chairman of the Holdco Group and the Chief Executive Officer of the Holdco Group; provided that neither NYSE Euronext nor Deutsche Börse shall be obligated to agree to any such amendment or modification (and, in such case, Holdco shall not implement any amendment) if such amendment or modification would significantly change the balance of the Corporate Governance Structure contemplated by this Agreement as of the date hereof, including the balance of powers and responsibilities between the Chairman of the Holdco Group and the Chief Executive Officer of the Holdco Group. The parties acknowledge and agree that neither of the following (either alone or together) shall be considered to significantly change the balance of the Corporate Governance Structure (a) any requirement to adopt the restrictions, resolutions or provisions in the governing documents of Holdco or its Subsidiaries similar to those described in the proposed rule change (Release No. 34-56733; File No. SR-ISE-2007-101) filed by the International Securities Exchange, LLC in connection with its acquisition by Eurex Frankfurt AG

(including provisions relating to ownership and voting restrictions, jurisdiction, books and records, notification, cooperation, compliance with U.S. federal securities laws, confidentiality, preservation of independence of self-regulatory functions, directors’ considerations of effect of actions on ability of exchange to carry out responsibilities under the Exchange Act and the implementation of a Delaware trust); and (b) any requirement to preserve the Delaware trust and the Dutch foundation that currently exists for NYSE Euronext. The parties are in agreement and have been advised by their respective Dutch legal advisors that the powers and responsibilities of the Chairman of the Holdco Group and the Chief Executive Officer of the Holdco Group contemplated by the Holdco Articles of Association and the Holdco Rules for the Board of Directors comply, as of the date hereof, with applicable Dutch Law in effect as of the date hereof (it being acknowledged that certain of such powers and responsibilities do not conform to the Dutch Corporate Governance Code and therefore the deviations must be disclosed and explained in Holdco’s annual accounts) and the rules in the current draft legislation set forth in Bill 31 763 (Bestuur en toezicht), presently before the First Chamber of Dutch Parliament. “Regulatory Authorities” means any of the SEC, BaFin, the German Stock Exchange Supervisory Authorities, the Luxembourg Supervisory Authority for the Financial Sector (Commission de Surveillance du Secteur Financier) and the Luxembourg Supervisory Authority for the Insurance Sector (Commissariat aux Assurances), the Swiss Financial Market Supervisory Authority (Eidgenössische Finanzmarktaufsicht, FINMA), the Dutch Minister of Finance, the French Minister of the Economy, the French Prudential Supervisory Authority (Autorité de Contrôle Prudentiel), Belgian Banking, Finance and Insurance Commission (De Commissie voor het Bank-, Financie- en Assurantiewezen) (the “CBFA”), the AFM, the Portuguese Securities Market Commission (Comissão do Mercado de Valores Mobiliários), the U.K. Financial Services Authority, the Monetary Authority of Singapore, and the College of Regulators, and any other regulatory authority (as mutually determined by the parties), in each case only to the extent that it has authority and jurisdiction in the particular context. “College of Regulators” means the Committee of Chairmen of the AMF, the AFM, the CBFA, the Portuguese Securities Market Commission (Comissão do Mercado de Valores Mobiliários), and the U.K. Financial Services Authority, pursuant to the Memorandum of Understanding, dated June 24, 2010. “German Stock Exchange Supervisory Authorities” means the Exchange Supervisory authority of the State of Hesse (Hesissche Börsenaufsichtsbehörde), the Saxonian Exchange Supervisory Authority (Sächsische Börsenaufsichtsbehörde) and the Berlin Exchange Supervisory Authority (Berliner Börsenaufsichtsbehörde).

(b) Listing Rule Amendment and Availability of FPI-Status for Holdco after the Effective Time. In order to secure the implementation of the Corporate Governance structure as agreed between NYSE Euronext and Deutsche Börse, in particular the Chairmanship of the Group Chairman in the Nomination Committee of Holdco and his membership in the Compensation Committee of Holdco, the parties agree to proceed as follows: Simultaneously and in parallel and with equal priority, NYSE Euronext will use reasonable best efforts to amend Rules 303A.04 and 303A.05 of the New York Stock Exchange Rules, so that such rules would permit the Chairman of the Holdco Group to become Chairman of the Nomination Committee of Holdco and member of the Compensation Committee of Holdco for a period of five years after the Effective Time (the “Listing Rule Amendment”) and, without any modification to the Corporate Governance Structure, including, in particular, that, after the Effective Time, the office of the Chief Executive Officer shall be in New York, NYSE Euronext will use reasonable best efforts to secure the availability and maintaining of FPI-Status after the Effective Time. If the parties are not able to confirm prior to the date that the Proxy Statement/Prospectus is mailed to the NYSE Euronext stockholders that the Listing Rule Amendment will be approved or that Holdco shall continue to have FPI-Status after the Effective Time, then NYSE Euronext and Deutsche Börse agree to amend the Corporate Governance Structure in accordance with applicable Law so that a director designated by Deutsche Börse prior to the Effective Time will be nominated by the Group Chairman to become the Chairman of the Nomination Committee and a member of the Compensation Committee after the Effective Time, it being understood that the Group Chairman shall have a permanent right of attendance at the meetings of the Nomination Committee and the Compensation Committee without having the right to vote. NYSE Euronext and Deutsche Börse will further secure, in accordance with applicable Law, that such director designated by Deutsche Börse will be re-appointed as a member of the Holdco Board and as Chairman of the Nomination Committee and as member of the Compensation Committee of the Holdco Board after the Initial Board Term (as defined in the Articles of Association of Holdco) for a second term of three years, it being understood that the Group Chairman has a permanent attendance right without having the right to vote also during the second Board term of such director designated by Deutsche Börse until the end of his initial term.

(c) Organizational Documents of Subsidiaries of Holdco. Subject to any required approval of the SEC and any Regulatory Authority, the parties shall take all requisite action to cause the organizational documents of those entities that will be Subsidiaries of Holdco as of the Effective Time to be substantially in such form as agreed to by NYSE Euronext and Deutsche Börse.

Section 4.2. Future Structure and Business Model of the Holdco Group. Subject to the legal power of the Holdco Board, the Executive Committee of Holdco or the shareholders of Holdco to determine otherwise, Holdco and Holdco Group shall have the following characteristics as of and after the Effective Time:

(a) Legal Structure of Holdco Group. Holdco, having its legal seat in Amsterdam, The Netherlands, shall, following the consummation of the Offer and the Merger, serve as a holding company for the combined businesses of Deutsche Börse and NYSE Euronext. In order to comply with regulatory requirements and other applicable Laws and to ensure close proximity to customers, there shall continue to be a separate operational subsidiary legal entity in each of the different countries where Deutsche Börse and NYSE Euronext operate securities exchanges (i.e., the United States, Germany, Belgium, France, The Netherlands, the United Kingdom and Portugal). NYSE Euronext and Deutsche Börse will review the organizational structure of the Holdco Group with a view to organizing it in such a way that, in the medium term, all European businesses and assets of the Holdco Group are held directly or indirectly by a

European legal entity and all U.S. businesses and assets are held directly or indirectly by a U.S. legal entity, taking into account and subject to tax, regulatory and operational considerations. NYSE Euronext and Deutsche Börse intend to appoint two regional coordinators for the European and the U.S. businesses of Holdco Group, with a view to regional coordination in relation to regulatory matters. The divisional structure of Holdco Group and the responsibilities of the divisional heads for their respective divisions shall not be affected thereby.

(b) Trading Platforms. NYSE Euronext and Deutsche Börse shall decide, after the Effective Time and in accordance with any regulatory requirements, to harmonize the trading platforms of NYSE Euronext and Deutsche Börse. Subject to further review by the parties, the parties intend to migrate:

(i) to two platforms, one for the combined cash business and one for the combined derivatives business of the Holdco Group. In the case of a migration to two platforms, it is the intention of NYSE Euronext and Deutsche Börse that, subject to further review of the parties, one of those platforms will be a platform currently used by NYSE Euronext, and the other will be a platform currently used by Deutsche Börse; and/or

(ii) to one single platform for both cash and derivatives businesses of the Holdco Group in the medium term;

provided that any such migration shall be consistent with the primary goals of maximizing synergies and creating an efficient market place for customers.

(c) Divisional Structure of Holdco Group. The Holdco Group shall have five global divisions with the following locations:

(i) Global Cash Trading and Listings with a Global Hub in New York and key locations in the following locations (in alphabetical order): Amsterdam, Brussels, Frankfurt, Lisbon and Paris;

(ii) Global Derivatives with a Global Hub in Frankfurt and key locations in the following locations (in alphabetical order): Amsterdam, Chicago, London, New York and Zurich;

(iii) Global Settlement and Custody with a Global Hub in Frankfurt and key locations in the following locations (in alphabetical order): Luxembourg, New York, Porto, Prague and Singapore, and with the office of the divisional head for this division located in Luxembourg;

(iv) Technology Services/IT with a Global Hub in New York and a key location in the following locations (in alphabetical order): Belfast, Frankfurt, London, Luxembourg, Paris and Prague, and with the office of the divisional head for this division located in Paris; and

(v) Market Data and Analytics with a Global Hub in Frankfurt and key locations in the following locations (in alphabetical order): London, New York, Paris and Zurich.

The “Global Hub” of a global division of the Holdco Group shall mean the location from where such global division is managed. Prior to the Effective Time, the Holdco Board and the sole shareholder of Holdco shall approve and adopt resolutions substantially in the form attached hereto as Schedule I, which, among other things, contemplate the locations of the global divisions of the Holdco Group as set out in this Section 4.2(c). For the divisions, the best existing names and brands by product or market shall be used.

(d) European Equities Businesses of Holdco Group. The European equities businesses of Holdco Group expects to run its five markets (Amsterdam, Brussels, Frankfurt, Lisbon and Paris) on the same trading technology platform. This business will be led by the current Head of the European Cash Markets of NYSE Euronext, and the deputy of this business will be a person designated by Deutsche Börse. As has been the case, all five stock exchanges will remain independently operated as listing venues/market undertakings, but will share the same technology platform. Subsequent leaders of this business will run the European equities business from the domicile of the cash market which they operate.

(e) Inclusion of Holdco Shares in Indices. Prior to the Effective Time, NYSE Euronext and Deutsche Börse shall use their respective reasonable best efforts to seek the continued inclusion after the Effective Time of the Holdco Shares in the DAX30, EuroStoxx50 and S&P500 indices.

(f) Rating for Holdco. Prior to the Effective Time, NYSE Euronext and Deutsche Börse shall use their respective reasonable best efforts so that, after the Effective Time, Holdco shall receive an “AA” rating from the rating agencies of S&P or Fitch or an equivalent rating at one or several other rating agencies.

Section 4.3. Availability of FPI-Status for Holdco. It is the parties’ understanding that the status of a foreign private issuer (“FPI-Status”) as defined by Rule 3b-4 under the Exchange Act should be available to Holdco until the Effective Time and that the parties will make use of this availability until such time and shall use their reasonable best efforts to cooperate and agree on any necessary measures in order to ensure that the structure of Holdco allows it all times prior to the Effective Time to maintain FPI-Status.

ARTICLE V

BOARD AND MANAGEMENT COMMITTEE AT THE EFFECTIVE TIME

Section 5.1. Board of Directors and Board Committees of Holdco; Management of the Holdco Group.

(a) Unless otherwise agreed by NYSE Euronext and Deutsche Börse, the parties hereto shall cause the Holdco Board to consist, within one month after the Expiration Time, of seventeen members. Such Board of Directors shall be comprised of: (i) the Chief Executive Officer of Deutsche Börse as of immediately prior to the Effective Time; (ii) the Chief Executive Officer of NYSE Euronext as of immediately prior to the Effective Time; (iii) six individuals designated by NYSE Euronext; and (iv) nine individuals designated by Deutsche Börse. As of immediately prior to or concurrently with the Effective Time, each of the members of the Holdco Board, other than the Chief Executive Officer of the Holdco Group and the Chairman of the Holdco Group, shall satisfy Holdco’s director independence policy, as determined by the Holdco Board and subject to approval by the SEC and the Regulatory Authorities, and each member of the Holdco Board shall meet all applicable legal and regulatory qualification requirements.

(b) At the Effective Time, the Holdco Board shall constitute the following committees of the Holdco Board, each of which shall consist of three members of the Holdco Board designated by Deutsche Börse and two members of the Holdco Board designated by NYSE Euronext, in each case subject to applicable legal and regulatory requirements (including listing standards of applicable Self-Regulatory Organizations): (i) the Audit, Finance and Risk Committee, (ii) the Nomination, Governance and Corporate Responsibility Committee, (iii) the Human Resources and Compensation Committee, (iv) the Strategy Committee, (v) the Integration Committee and (vi) the Technology Committee.

Section 5.2. Management of the Holdco Group. Prior to the Effective Time, the parties shall cause the sole shareholder of Holdco and the Holdco Board to adopt a resolution substantially in the form of Schedule I attached hereto, which shall contain resolutions that contemplate (a) the appointments to the Holdco Board and the Holdco Board committees, and (b) the appointments of the management of the Holdco Group and of the member of the Global Executive Committee ((a) and (b) together, the “Governance Resolutions”), in each case, with such changes as may be agreed to in writing by NYSE Euronext and Deutsche Börse prior to the Effective Time and subject to any amendments that may be required in view of resignations, removals and other changes determined by NYSE Euronext, in the case of the individuals designated by or employees of NYSE Euronext or “A” directors, or by Deutsche Börse, in the case of the individuals designated by or employees of Deutsche Börse or “B” directors.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Section 6.1. Representations and Warranties of NYSE Euronext and Deutsche Börse. Except as set forth (1) in the case of any representation and warranty made by NYSE Euronext, in the disclosure letter dated as of the date hereof, delivered to Deutsche Börse by NYSE Euronext on or prior to entering into this Agreement (the “NYSE Euronext Disclosure Letter”) and except as disclosed in any report, schedule, form, statement or other document of NYSE Euronext filed with or furnished to the SEC prior to the date hereof and on or after December 31, 2007 and publicly available on the date hereof on the SEC’s Electronic Data Gathering, Analysis and Retrieval System (EDGAR) (collectively, the “NYSE Euronext Reports”) (other than disclosures in the “Risk Factors” or “Forward Looking Statements” sections of any NYSE Euronext Reports or any other disclosure in any NYSE Euronext Report to the extent that such disclosure is predictive or forward-looking in nature), and (2) in the case of any representation and warranty made by Deutsche Börse, in the disclosure letter dated as of the date hereof, delivered to NYSE Euronext by Deutsche Börse on or prior to entering into this Agreement (the “Deutsche Börse Disclosure Letter”) and except as disclosed in (x) any annual report of Deutsche Börse prior to the date hereof and on or after December 31, 2007, (y) ad hoc announcement of Deutsche Börse prior to the date hereof and on or after December 31, 2007 or (z) any report, schedule, form, statement or other document filed with BaFin or the German Company Register (Unternehmensregister) prior to the date hereof and on or after December 31, 2007 and, in each of cases (x), (y) and (z), only if such annual report, ad hoc announcement or other report, schedule, form, statement or document is publicly available on the website of Deutsche Börse on the date hereof ((x), (y) and (z), collectively, the “Deutsche Börse Reports”) (other than, in the case of the annual report or other report, schedule, form, statement or document filed with BaFin or the Germany Company Register, disclosures in the “Risk Factors,” “Forward Looking Statements” or “Risk Report” sections of any Deutsche Börse Report or any other disclosure in any Deutsche Börse Report to the extent that such disclosure is predictive or forward-looking in nature), each of NYSE Euronext and Deutsche Börse hereby represents and warrants to the other as set forth in this Section 6.1; provided that any representation or warranty in this Section 6.1 that relates (i) specifically to NYSE Euronext or its Subsidiaries shall be deemed to be a representation or warranty made only by NYSE Euronext to Deutsche Börse or (ii) specifically to Deutsche Börse or its Subsidiaries shall be deemed to be a representation or warranty made only by Deutsche Börse to NYSE Euronext.

(a) Organization, Good Standing and Qualification. Such party is an entity duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the laws of its jurisdiction of organization. Each of such party’s Subsidiaries is an entity duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the laws of its respective jurisdiction of organization, except where the failure to be so organized, existing and in good standing when taken together with all other such failures, individually or in the aggregate, has not had and is not reasonably expected to have a

Material Adverse Effect on such party. Each of such party and its Subsidiaries has all requisite corporate, company or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority when taken together with all other such failures, individually or in the aggregate, has not had and is not reasonably expected to have a Material Adverse Effect on such party.

“Material Adverse Effect” on NYSE Euronext or Deutsche Börse, as applicable, means a material adverse effect on the business, results of operations or financial condition of the NYSE Euronext Group or the Deutsche Börse Group, respectively; provided, however, that the following shall not be considered in determining whether a Material Adverse Effect has occurred: (A) any change or development in economic, business or securities markets conditions generally (including any such change or development resulting from acts of war or terrorism) to the extent that such change or development does not affect NYSE Euronext Group or Deutsche Börse Group, respectively, in a materially disproportionate manner relative to other securities exchanges or trading markets; (B) any change or development to the extent resulting from the execution or announcement of this Agreement or the transactions contemplated hereby; or (C) any change or development to the extent resulting from any action or omission by any member of the NYSE Euronext Group or the Deutsche Börse Group, respectively, that is required by this Agreement.

“NYSE Euronext Group” means NYSE Euronext and its Subsidiaries, taken as a whole.

“Deutsche Börse Group” means Deutsche Börse and its Subsidiaries, taken as a whole.

“Subsidiary” means, with respect to any Person, any entity (including a subsidiary (dochtermaatschappij) within the meaning of Section 2:24a of the Dutch Civil Code), whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person or by one or more of its respective Subsidiaries and, with respect to Deutsche Börse for purposes of Article VII, shall include the Swiss Subsidiaries; provided that any obligation of Deutsche Börse in this Agreement to cause the Swiss Subsidiaries to take an action or not to take an action shall be limited to the extent that Deutsche Börse does not have the right to cause such action or non-action by the Swiss Subsidiaries.

“Swiss Subsidiaries” means Eurex Zurich AG and STOXX Ltd and their respective Subsidiaries.

(b) Capitalization.

(i) The authorized capital stock of NYSE Euronext consists of 800,000,000 NYSE Euronext Shares, of which 261,292,924 NYSE Euronext Shares were outstanding at the close of business on February 10, 2011 (not including 1,645,415 NYSE Euronext Shares held by NYSE Arca, Inc., an indirect wholly owned Subsidiary of NYSE Euronext, and not including 13,363,661 NYSE Euronext Shares held directly by NYSE Euronext in treasury), and 400,000,000 shares of Preferred Stock, par value $0.01 per share (the “NYSE Euronext Preferred Stock”), of which none are outstanding as of the date hereof. All of the outstanding NYSE Euronext Shares have been duly authorized and are validly issued, fully paid and non-assessable. Except as set forth above, at the close of business on February 10, 2011, no shares of capital stock or other equity interests in NYSE Euronext were issued or outstanding. NYSE Euronext has no NYSE Euronext Shares or NYSE Euronext Preferred Stock reserved for issuance, except that, at the close of business on February 10, 2011, there were 430,884 NYSE Euronext Shares underlying NYSE Euronext Stock Options, 4,348,614 NYSE Euronext Shares underlying NYSE Euronext Stock-Based Awards and 3,507,510 NYSE Euronext Shares reserved for issuance for NYSE Euronext employees and directors under NYSE Euronext’s 2006 Stock Incentive Plan, Omnibus Incentive Plan, as amended and restated effective as of May 15, 2008, and non-U.S. stock incentive plans. Each of the outstanding shares of capital stock or other equity interests in each of NYSE Euronext’s Subsidiaries is duly authorized, validly issued, fully paid and non-assessable and, except as otherwise set forth in the NYSE Euronext Group structure chart set forth in the NYSE Euronext Disclosure Letter, owned by NYSE Euronext or by a direct or indirect wholly owned subsidiary of NYSE Euronext. All shares of capital stock or other equity interests in each of NYSE Euronext’s Subsidiaries owned by NYSE Euronext or by a direct or indirect wholly owned subsidiary of NYSE Euronext are free and clear of any lien, pledge, security interest, claim or other encumbrance (“Lien”). Except as set forth above, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate NYSE Euronext or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of NYSE Euronext or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any shares of capital stock or other securities of NYSE Euronext or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. NYSE Euronext does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of NYSE Euronext on any matter.

(ii) The authorized capital stock (Grundkapital) of Deutsche Börse amounts to EUR 195,000,000 and consists of 195,000,000 Deutsche Börse Shares, of which 195,000,000 Deutsche Börse Shares were outstanding at the close of business on February 10, 2011 (including 8,956,997 Deutsche Börse Shares held in treasury by Deutsche Börse (“Deutsche Börse Treasury Shares”)). All of the outstanding Deutsche Börse Shares have been duly authorized and are validly issued, fully paid and non-assessable. Except as set forth above, at the close of business on February 10, 2011, no shares of capital stock or other equity interests in Deutsche Börse were issued or outstanding. Deutsche Börse has no Deutsche Börse Shares reserved for issuance, except that, at the close of business on February 10, 2011, there were 174,583 Deutsche Börse Shares reserved for issuance to Deutsche Börse employees and directors under Deutsche Börse’s group share plan. Each of the outstanding shares of capital stock or other equity interests of each of Deutsche Börse’s Subsidiaries and each Joint Venture is duly authorized, validly issued, fully paid and non-assessable and, except as otherwise set forth in the Deutsche Börse Group structure chart set forth in the Deutsche Börse Disclosure Letter, owned by Deutsche Börse or by a direct or indirect wholly owned Subsidiary of Deutsche Börse. All shares of capital stock or other equity interests in each of Deutsche Börse’s Subsidiaries owned by Deutsche Börse or by a direct or indirect wholly owned subsidiary of Deutsche Börse are free and clear of any Lien. Except as set forth above, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate Deutsche Börse or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of Deutsche Börse or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any shares of capital stock or other securities of Deutsche Börse or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Deutsche Börse does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of Deutsche Börse on any matter.

(c) Corporate Authority.

(i) NYSE Euronext has all requisite corporate power and authority and has taken all corporate action necessary in order to authorize, execute, deliver and perform its obligations under this Agreement, and to consummate the Merger and the other transactions contemplated hereby, subject only (A) in the case of the Merger, to the approval and adoption of this Agreement and the Merger by a vote of the holders of a majority of the outstanding NYSE Euronext Shares entitled to vote thereon, (B) to the approval of certain aspects of the articles of association of Holdco that will be in effect after the Merger by a vote of the holders of a majority of the outstanding NYSE Euronext Shares present at the NYSE Euronext Stockholders Meeting ((A) and (B) collectively, the “NYSE Euronext Requisite Vote”) and (C) to the extent required, approval of the SEC or a Regulatory Authority. This Agreement is a valid and binding agreement of NYSE Euronext enforceable against NYSE Euronext in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”). The Board of Directors of NYSE Euronext: (A) has approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger; (B) has determined, subject to applicable Law, to recommend that the NYSE Euronext stockholders adopt this Agreement and the transactions contemplated by this Agreement; and (C) has received the opinion of its financial advisor, Perella Weinberg Partners LP, to the effect that, as of the date of such opinion and based upon and subject to the assumptions, qualifications and limitations set forth therein, the NYSE Euronext Exchange Ratio is fair, from a financial point of view, to the holders of NYSE Euronext Shares (other than Deutsche Börse or any affiliate of Deutsche Börse), a copy of which opinion has been delivered to Deutsche Börse. It is agreed and understood that such opinion is for the benefit of NYSE Euronext’s Board of Directors and may not be relied on by Deutsche Börse.

(ii) Deutsche Börse has all requisite company power and authority and has taken all company action necessary in order to authorize, execute, deliver and perform its obligations under this Agreement, and to consummate the Offer and the other transactions contemplated hereby, subject only, to the extent required, to approval of the SEC or a Regulatory Authority. This Agreement is a valid and binding agreement of Deutsche Börse, enforceable against Deutsche Börse in accordance with its terms, subject, as to enforcement, to the Bankruptcy and Equity Exception. Each Deutsche Börse Board: (A) has approved the transactions contemplated by this Agreement, including the Offer; (B) has determined that, subject to its duties under applicable Law, it will recommend, in its statement on the Offer under Section 27 of the Takeover Act, that the Deutsche Börse shareholders accept the Offer and tender their Deutsche Börse Shares in the Offer; and (C) has received the opinion of each of its financial advisors, Deutsche Bank AG and J.P. Morgan Securities LLC, in each case to the effect that, as of the date of such opinions and based upon and subject to the assumptions, qualifications and limitations set forth therein, the Deutsche Börse Exchange Ratio is fair, from a financial point of view, to the holders of Deutsche Börse Shares (other than Deutsche Börse), a copy of which opinions have been delivered to NYSE Euronext. It is agreed and understood that such opinion is for the benefit of the Deutsche Börse Boards and may not be relied on by NYSE Euronext.

(d) No Conflicts.

(i) (A) Neither the execution and delivery by such party of this Agreement, the compliance by it with all of the provisions of and the performance by it of its obligations under this Agreement, nor the consummation of the Offer, the Merger and the other transactions herein contemplated will conflict with, or result in a breach or violation of, or result in any acceleration of any rights or obligations or the payment of any penalty under or the creation of a Lien on the assets of such party or any of its Subsidiaries (with or without the giving of notice or the lapse of time) pursuant to, or permit any other party any improvement in rights with respect to or permit it to exercise, or otherwise constitute a default under, any provision of any Contract, or result in any change in the rights or obligations of any party under any Contract, in each case to which such party or any of its Subsidiaries is a party or by which such party or any of its Subsidiaries or any of their respective assets is bound, (B) nor, subject, in the case of NYSE Euronext, to any required approval of the Holdco Articles of Association by the SEC or any Regulatory Authority, will such execution and delivery, compliance, performance or consummation result in any breach or violation of, or a default under, the provisions of the Organizational Documents of such party or any of its Subsidiaries, or any Law applicable to it, except (in each of clauses (A) and (B), as applicable) for such conflicts, breaches, violations, defaults, payments, accelerations, creations or changes that, individually or in the aggregate, have not had and are not reasonably expected to have, a Material Adverse Effect on such party.

(ii) Neither NYSE Euronext nor Deutsche Börse nor any of their Subsidiaries is a party to or bound by any non-competition Contracts or other Contract that purports to limit in any material respect either the type of business in which NYSE Euronext, Deutsche Börse or any of their Subsidiaries (or, after giving effect to the Merger and the Offer, Holdco or its Subsidiaries) may engage or the manner or locations in which any of them may so engage in any business.

“Contract” means, with respect to any Person, any agreement, indenture, loan agreement, undertaking, note or other debt instrument, contract, lease, mortgage, deed of trust, permit, license, understanding, arrangement, commitment or other obligation to which such Person or any of its subsidiaries is a party or by which any of them may be bound or to which any of their properties may be subject.

“Organizational Documents” means, with respect to any Person, the certificate of incorporation, articles of association, limited liability company agreement, bylaws or similar organizational documents of such Person.

(e) Governmental Approvals and Consents. Other than (i) the filings and/or notices under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”), Council Regulation (EC) 139/2004 of the European Community (the (“EMCR”), and (ii) other merger control or competition law filings and/or notices (as mutually determined necessary or advisable by the parties) (subsections (i) and (ii) collectively, the “Competition Approvals”), (iii) the approval from the Committee on Foreign Investment in the United States (“CFIUS”) under the Exon-Florio Amendment, (iv) the approvals and consents to be obtained from the SEC or any Regulatory Authority, including with respect to the Offer Documents, (v) the filing of the Certificate of Merger, and (vi) as required in order to comply with state securities, takeover and “blue sky” laws, no authorizations, consents, approvals, orders, permits, notices, reports, filings, registrations, qualifications and exemptions of, with or from, or other actions are required to be made by such party or any of its Subsidiaries with, or obtained by such party or any of its Subsidiaries from, any governmental or regulatory authority, agency, commission, body or other governmental or regulatory entity, U.S. or non-U.S., including the SEC and the Regulatory Authorities (“Governmental Entity”) or any Self-Regulatory Organization, in connection with the execution and delivery by such party of this Agreement, the performance by such party of its obligations hereunder and the consummation of the transactions contemplated hereby.

(f) Reports; Financial Statements.

(i) Each of the NYSE Euronext Reports and Deutsche Börse Reports were filed in a timely manner and in material compliance with all applicable Laws and other requirements applicable thereto. As of their respective dates (or if amended prior to the date hereof, as of the date of such amendment), the NYSE Euronext Reports and the Deutsche Börse Reports complied in all material respects with requirements under applicable Law regarding the accuracy and completeness of the disclosures contained therein.

(ii) The consolidated balance sheet (including the related notes and schedules) included in the audited consolidated financial statements of NYSE Euronext for the fiscal year ended December 31, 2009 (the “NYSE Euronext Financial Statements”) fairly presents the consolidated financial position of NYSE Euronext and its Subsidiaries as of its date, and the consolidated statements of income, equity, and cash flows and of changes in financial position included in the NYSE Euronext Financial Statements (including any related notes and schedules) fairly present the results of operations, equity, cash flows and changes in financial position, as the case may be, of NYSE Euronext and its Subsidiaries for the periods set forth therein, in each case in conformity with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except as may be noted therein.

(iii) The consolidated balance sheet (including the related notes and schedules) included in the audited consolidated financial statements of Deutsche Börse for the fiscal year ended December 31, 2009 (the “Deutsche Börse Financial Statements”) fairly presents the consolidated financial position of Deutsche Börse and its Subsidiaries as of its date, and the consolidated statements of income, equity and cash flows and of other changes in financial position included in the Deutsche Börse Financial Statements (including any related notes and schedules) fairly present the results of operations, retained earnings, stockholders’ equity, cash flows and changes in financial position, as the case may be, of Deutsche Börse and its Subsidiaries for the periods set forth therein, in each case in conformity with International Financial Reporting Standards issued by the International Accounting Standards Board (“IFRS”) consistently applied during the periods involved, except as may be noted therein.

(g) Absence of Certain Changes. Except as disclosed in the NYSE Euronext Financial Statements (in the case of NYSE Euronext) or the Deutsche Börse Financial Statements (in the case of Deutsche Börse), since December 31, 2009, such party and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and there has not been any change or development that, individually or in the aggregate, has had or is reasonably expected to have, a Material Adverse Effect on such party.

(h) Compliance. Neither such party nor any of its Subsidiaries is in conflict with, or in default or violation of, (i) any federal, state, local law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, writ, franchise, variance, exemption, approval, license or permit in the United States, Germany or elsewhere (each, a “Law” and collectively “Laws”) of any Governmental Entity or Self-Regulatory Organization or (ii) any Contract to which such party or any of its Subsidiaries is a party or by which such party or any of its Subsidiaries or its or any of their respective properties is bound or affected, except in each of clauses (i) and (ii), for any such conflicts, defaults or violations that, individually or in the aggregate, have not had and are not reasonably expected to have a Material Adverse Effect on such party. Each of such party and its Subsidiaries has all permits, licenses, franchises, variances, exemptions, orders and other authorizations, consents and approvals (together, “Permits”) of all Governmental Entities necessary to conduct its business as presently conducted, except where the failure to have such Permits, individually or in the aggregate, has not had and is not reasonably expected to have a Material Adverse Effect on such party.

(i) Litigation and Liabilities. There are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of such party, threatened against such party, any of its Subsidiaries or any of their respective directors or officers in their capacity as such or (ii) except as disclosed in the NYSE Euronext Financial Statements (in the case of NYSE Euronext) or the Deutsche Börse Financial Statements (in the case of Deutsche Börse), obligations or liabilities, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, including those relating to, or any other facts or circumstances of which, to the knowledge of such party, could result in any claims against, or obligations or liabilities of, such party or any of its affiliates, except, in case of either clause (i) or (ii), for those that, individually or in the aggregate, have not had and are not reasonably expected to have a Material Adverse Effect on such party.

(j) Employee Benefits.

(i) All material benefit and compensation plans, contracts, policies or arrangements covering current or former employees of such party and its Subsidiaries and current or former directors of such party and its Subsidiaries, including deferred compensation, Pension Commitments, equity option, equity purchase, equity appreciation rights, equity based incentive and bonus plans (the “Benefit Plans”) are listed in Section 6.1(j) of the NYSE Euronext Disclosure Letter (in the case of NYSE Euronext) or Section 6.1(j) of the Deutsche Börse Disclosure Letter (in the case of Deutsche Börse). True and complete copies of all material Benefit Plans listed in Section 6.1(j) of the NYSE Euronext Disclosure Letter (in the case of NYSE Euronext) or Section 6.1(j) of the Deutsche Börse Disclosure Letter (in the case of Deutsche Börse), including any trust instruments, insurance contracts and all amendments thereto, have been made available to the other party.

“Pension Commitments” means any agreement or other commitment of individual or collective nature, including commitments based on works custom (betriebliche Übung), to the extent known to such party, or collective grant

(Gesamtzusage) regarding pensions (betriebliche Altersversorgung) under which a company or its subsidiaries has any obligations.

(ii) All Benefit Plans are operated and established in substantial compliance with their terms and all applicable Laws. All Benefit Plans intended to qualify for special tax treatment meet all requirements for such treatment, and all Benefit Plans required to be funded and/or book-reserved are funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

(iii) Other than as required by applicable Law, neither NYSE Euronext nor any of its Subsidiaries has any material obligations for retiree health and life benefits to any current or former employees of such party or any of its Subsidiaries. Other than as prohibited by applicable Law, such party or its Subsidiaries may amend or terminate any such plan at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination.

(iv) There has been no amendment to, announcement by such party or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Benefit Plan which would increase the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (A) entitle any employees or other service providers of such party and its Subsidiaries to additional compensation or to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Benefit Plans or accelerate options or restricted stock units, (C) accelerate the time of payment or vesting of the NYSE Euronext Stock Options or the NYSE Euronext Stock-Based Awards (in the case of NYSE Euronext) or the Deutsche Börse Stock Options or the Deutsche Börse Stock-Based Awards (in the case of Deutsche Börse), or (D) limit or restrict the right of such or, after the consummation of the Merger or any other transactions contemplated hereby, Holdco to merge, amend or terminate any of the Benefit Plans.

(k) Tax Matters.

(i) Neither such party nor any of its Subsidiaries has taken or agreed to take any action, nor, to the knowledge of such party, does there exist any fact or circumstance, that would prevent or impede, or would be reasonably likely to prevent or impede, (i) the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and/or the Merger and the Offer, taken together, from qualifying as an exchange within the meaning of Section 351(a) of the Code, (ii) the Offer and/or the Merger and the Offer, taken together, from qualifying as a transaction described in Section 351(a) of the Code, or (iii) the receipt by NYSE Euronext or Deutsche Börse of the IRS private letter ruling or rulings contemplated by paragraph II.(b) and paragraph III.(b) of Annex II.

(ii) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such party: (A) all Tax Returns that are required to be filed by or with respect to such party or any of its Subsidiaries have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true and complete; (B) such party and its Subsidiaries have paid all Taxes required to be paid by any of them, including any Taxes required to be withheld from amounts owing to any employee, creditor or third party, except with respect to matters for which adequate reserves have been established in accordance with GAAP in the most recent NYSE Euronext annual financial statement (in the case of NYSE Euronext and its Subsidiaries) or IFRS in the most recent Deutsche Börse annual financial statement (in the case of Deutsche Börse and its Subsidiaries), in each case, as adjusted for operations in the ordinary course of business since the last date which is covered by such statements; (C) there is no audit, examination, deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes or Tax Return of such party or any of its Subsidiaries; (D) the Tax Returns of such party and each of its Subsidiaries have been examined by the applicable Tax Authority (or the applicable statutes of limitations for the assessment of income Taxes for such periods have expired) for all periods through and including December 31, 2007, and no deficiencies were asserted as a result of such examinations which have not been resolved and fully paid or accrued as a liability on the financial statements contained in the most recent NYSE Euronext Reports or Deutsche Börse Reports, as applicable; (E) neither such party nor any of its Subsidiaries have waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (F) neither NYSE Euronext nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local or non-U.S. law) in the two years prior to the date of this Agreement; (G) none of NYSE Euronext, Deutsche Börse or any of their respective Subsidiaries has any liability for Taxes of any Person (other than such party or any of its Subsidiaries) under Treasury Regulation §1.1502-6 (or any similar provision of state, local or non-U.S. law, including Section 73 et seq. of the German General Tax Code), as transferee or successor, by contract or otherwise; (H) there are no liens for Taxes upon any property or assets of NYSE Euronext, Deutsche Börse or any of their respective Subsidiaries, except for liens for Taxes not yet due and payable or for which adequate reserves have been provided in accordance with GAAP in the most recent NYSE Euronext annual financial statement (in the case of NYSE Euronext and its Subsidiaries) or IFRS in the most recent Deutsche Börse annual financial statement (in the case of Deutsche Börse and its subsidiaries), (I) no private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to NYSE Euronext, Deutsche Börse or any of their respective Subsidiaries for any taxable year for which the statute of limitations has not expired.

(iii) As used in this Agreement, (A) the term “Tax” (including the plural form “Taxes” and, with correlative meaning, the terms “Taxable” and “Taxation”) includes all U.S. federal, state, local and non-U.S. income, gain, profits, windfall profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, (B) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) filed or required to be filed with a Tax Authority relating to Taxes, and (C) the term “Tax Authority” includes any Governmental Entity responsible for the assessment, collection or enforcement of Laws relating to Taxes (including the IRS and any similar state, local or non-U.S. revenue agency).

(l) Labor Matters. Neither such party nor any of its Subsidiaries is a party to or otherwise bound by any material collective bargaining agreement, Contract or other agreement or understanding with a labor union or labor organization, nor is such party or any of its Subsidiaries the subject of any material proceeding asserting that such party or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the knowledge of such party, threatened, nor has there been for the past three years, any material labor strike, dispute, walk-out, work stoppage, slow-down or lockout (“Strikes”) involving such party or any of its Subsidiaries, except for any general Strikes that are not directed exclusively at such party or any of its Subsidiaries.

(m) Material Contracts. Except as has not had or is not reasonably expected to have a Material Adverse Effect on NYSE Euronext or Deutsche Börse, as applicable, neither NYSE Euronext nor Deutsche Börse, as applicable, nor any of its Subsidiaries is in breach of or default under the terms of any Material Contract, and no event has occurred that (with or without notice or lapse of time or both) could reasonably be expected to result in a breach or default under any Material Contract. To the knowledge of NYSE Euronext or Deutsche Börse, as applicable, no other party to any Material Contract is in breach of or default under the terms of any Material Contract where such breach or default has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on NYSE Euronext or Deutsche Börse, as applicable. Except as has not had and is not reasonably expected to have a Material Adverse Effect on NYSE Euronext or Deutsche Börse, as applicable, each Material Contract is a valid and binding obligation of NYSE Euronext or Deutsche Börse, as applicable, or any of its Subsidiaries which is party thereto and, to the knowledge of NYSE Euronext or Deutsche Börse, as applicable, of each other party thereto, and is in full force and effect, except that such enforcement may be subject to the Bankruptcy and Equity Exception.

“Material Contract” shall mean any contract to which NYSE Euronext or Deutsche Börse, as applicable, or any of its respective Subsidiaries, is a party or bound as of the date hereof that:

(A) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(B) (1) purports to limit in any material respect either the type of business or the manner or geographic area in which any of them may so engage in any business, (2) would require the disposition of any material assets or line of business of NYSE Euronext or Deutsche Börse, as applicable, or its Subsidiaries (or, after the Effective Time, Holdco or its Subsidiaries) or any of their respective affiliates as a result of the consummation of the transactions contemplated by this Agreement, (3) is a material Contract that grants “most favored nation” status that, following the Effective Time, would impose obligations upon Holdco or its Subsidiaries, or (4) prohibits or limits, in any material respect, the right of NYSE Euronext or Deutsche Börse, as applicable, or any of its Subsidiaries (or, after the Effective Time, Holdco or its Subsidiaries) to make, sell or distribute any products or services or use, transfer, license or enforce any of their respective intellectual property rights; or

(C) that (1) has an aggregate principal amount, or provides for an aggregate obligation, in excess of €170,000,000 evidencing indebtedness for borrowed money, guaranteeing any such indebtedness of a third party or containing a covenant restricting the payment of dividends, or (2) has the economic effect of any of the items set forth in the foregoing clause (1).

(n) Intellectual Property.

(i) For the purposes of this Agreement, “Intellectual Property” means all inventions, discoveries, patents, patent applications, registered and unregistered trademarks and service marks and all goodwill associated therewith and symbolized thereby, trademark applications and service mark applications, Internet domain names, registered and unregistered copyrights (including databases and other compilations of information), confidential information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists, computer software programs, and all other intellectual property and proprietary rights.

(ii) Except as has not had or is not reasonably expected to have a Material Adverse Effect on such party, (A) such party and/or at least one of its Subsidiaries exclusively owns, is licensed to use or otherwise possesses sufficient and legally enforceable rights to use all Intellectual Property which is owned by or necessary to the operation of the business of such party and its Subsidiaries as currently conducted (the “Material Intellectual Property”) and (B) the consummation of the transactions contemplated by this Agreement will not alter or impair such rights.

(iii) Except as has not had or is not reasonably expected to have a Material Adverse Effect on such party, to the knowledge of such party, the conduct of the business of such party as currently conducted does not infringe upon any Intellectual Property rights or any other proprietary right of any Person. To the knowledge of such party, there is no unauthorized use, infringement or misappropriation and other violation of Material Intellectual Property by any Person, including any employee of such party or any of its Subsidiaries, except as would not reasonably be likely to have a Material Adverse Effect on such party.

(iv) To the knowledge of such party and except as has not had or is not reasonably expected to have a Material Adverse Effect on such party, the IT Assets of such party operate and perform in all material respects in accordance with their documentation and functional specifications, to the extent available, or as otherwise required by such party and its Subsidiaries in connection with the business of such party and its Subsidiaries as currently conducted.

(v) “IT Assets” means, with respect to Deutsche Börse or NYSE Euronext, computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment and elements, and all associated documentation, used in the business of Deutsche Börse or NYSE Euronext, as applicable, and its Subsidiaries as currently conducted.

Section 6.2. Representations and Warranties of Holdco and Merger Sub. Each of Holdco and Merger Sub hereby represents and warrants to NYSE Euronext and to Deutsche Börse as set forth in this Section 6.2.

(a) Organization, Good Standing and Qualification. Each of Holdco and Merger Sub is an entity duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the laws of its jurisdiction of organization. Neither Holdco nor Merger Sub has conducted any business other than activities incidental to its organization and the consummation of the transactions contemplated by this Agreement.

(b) Capitalization. The authorized capital stock of Holdco consists of (i) 180,000 ordinary shares, nominal value €1 per share, and (ii) 45,000 D shares, nominal value €1 per share, of which 45,000 D shares are outstanding as of February 10, 2011 and no ordinary shares are outstanding as of the date hereof. All of the outstanding Holdco Shares have been duly authorized and are validly issued, fully paid and non-assessable. The authorized capital stock of Merger Sub consists of 500 shares of common stock, par value $0.01 per share, of which 100 are outstanding as of the date hereof. All of the outstanding shares of Merger Sub common stock have been duly authorized and are validly issued, fully paid and non-assessable.

(c) Corporate Authority. Each of Holdco and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to authorize, execute, deliver and perform its obligations under this Agreement, and to consummate the Merger, the Offer and the other transactions contemplated hereby. This Agreement is a valid and binding agreement of each of Holdco and Merger Sub enforceable against it in accordance with its terms, subject, as to enforcement, to the Bankruptcy and Equity Exception. Each of the sole shareholder of Holdco and the Holdco Board has approved and authorized this Agreement, the Offer and the Merger and the other transactions contemplated hereby. The board of directors of Merger Sub has approved and authorized this Agreement, the Merger and the other transactions contemplated hereby.

(d) No Conflicts. The execution and delivery, compliance, performance or consummation shall not result in any breach or violation of, or a default under, the provisions of the Holdco’s articles of association, Merger Subs certificate of incorporation or bylaws, except for such breaches, violations or defaults that, individually or in the aggregate, have not had and are not reasonably expected to have, a Material Adverse Effect on NYSE Euronext or Deutsche Börse.

ARTICLE VII

COVENANTS

Section 7.1. Interim Operations. NYSE Euronext and Deutsche Börse each covenants and agrees as to itself and its Subsidiaries that, after the date hereof and until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, unless NYSE Euronext (in the case of Deutsche Börse) or Deutsche Börse (in the case of NYSE Euronext) shall otherwise approve in writing, and except as otherwise expressly contemplated by this Agreement or, in the case of Deutsche Börse, except as otherwise set forth in Schedule 7.1 of the Deutsche Börse Disclosure Letter or, in the case of NYSE Euronext, except as otherwise set forth in Schedule 7.1 of the NYSE Euronext Disclosure Letter:

(a) the business of it and its Subsidiaries shall be conducted in the ordinary and usual course consistent with past practice, and each of NYSE Euronext and Deutsche Börse shall take such actions as are necessary so that (1) if the number of any restricted stock units issued after January 1, 2011 by NYSE Euronext or its Subsidiaries (“NYSE Euronext RSUs”) or issued by Deutsche Börse or its Subsidiaries (“Deutsche Börse RSUs”), as the case may be, exceeds the number of any NYSE Euronext RSUs or Deutsche Börse RSUs, respectively, forfeited after January 1, 2011 (any such excess for such party, the “Excess Number”), then NYSE Euronext and Deutsche Börse, as the case may be, shall cause a number of NYSE Euronext RSUs and Deutsche Börse RSUs, respectively, equal to the Excess Number for such party to be settled in cash instead of NYSE Euronext Shares or Deutsche Börse Shares, respectively, and (2) any stock options issued after January 1, 2011 by NYSE Euronext or Deutsche Börse, as the case may be, shall be settled in cash instead of NYSE Euronext Shares or Deutsche Börse Shares, respectively;

(b) (i) it shall not issue, sell, pledge, dispose of or encumber any capital stock owned by it in any of its Subsidiaries; (ii) except as set forth in Article IV of this Agreement, it shall not amend its certificate of incorporation, articles of association or bylaws; (iii) it shall not split, combine or reclassify its outstanding shares of capital stock; (iv) it shall not declare, set aside or pay any type of dividend, whether payable in cash, stock or property, in respect of any capital stock other than the quarterly dividends payable by NYSE Euronext or the annual dividend payable by Deutsche Börse (in each case in an amount per share not to exceed its most recent quarterly or annual per share dividend, as the case may be, and with the timing of such dividend to be consistent with past practice) or dividends payable by its direct or indirect wholly owned Subsidiaries to it or another of its direct or indirectly wholly owned Subsidiaries; or (v) it shall not repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase or otherwise acquire, any interests or shares of its capital stock, as applicable, or any securities convertible into or exchangeable or exercisable for any shares of its capital stock;

(c) neither it nor any of its Subsidiaries shall (i) issue, sell, pledge, dispose of or encumber (v) any shares of, or (w) securities convertible into or exchangeable or exercisable for, or (x) options, warrants, calls, commitments or rights of any kind to acquire, capital stock of any class, as appropriate, or (y) any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with its shareholders on any matter or any other property or assets other than NYSE Euronext Shares or Deutsche Börse Shares issuable pursuant to stock-based awards outstanding on or awarded prior to the date hereof under the NYSE Euronext Stock Plans or Deutsche Börse Stock Plans; (ii) other than in the ordinary and usual course of business and consistent with past practice and other than any incurrence of indebtedness that is less than €170,000,000 in the aggregate, incur any long-term indebtedness for borrowed money (including any guarantee of such indebtedness); or (iii) make or authorize or commit for any capital expenditures, except for in accordance with the 2011 capital expenditure target for each of NYSE Euronext and Deutsche Börse, respectively, that has been provided to the other prior to the date of this Agreement or such other capital expenditures targets as may be mutually agreed by NYSE Euronext and Deutsche Börse (provided that (1) each of NYSE Euronext and Deutsche Börse shall be permitted to make or authorize or commit for any capital expenditures in an amount that is between 75% and 110% of such party’s capital expenditure target and (2) if the Effective Time shall not have occurred on or prior to December 31, 2011, then, for purposes of this Section 7.1(c), each party’s capital expenditure target will be adjusted upwards to take into account the number of days between December 31, 2011 and the Effective Time and assuming that the 2012 capital expenditure target shall be equal to the 2011 capital expenditure target);

(d) neither it nor any of its Subsidiaries shall (i) terminate, establish, adopt, enter into, make any new grants or awards under, amend or otherwise modify, any Benefit Plan, as the case may be, or any other arrangement that would be a NYSE Euronext Benefit Plan or a Deutsche Börse Benefit Plan if in effect on the date hereof other than offer letters provided to newly hired or promoted employees (but excluding offer letters to executive officers of it and its Subsidiaries or to employees whose target compensation is in excess of the average compensation of executive officers of it or its Subsidiaries or of the employees, as the case may be), or (ii) except for increases occurring in the ordinary and usual course of business consistent with past practice, increase the salary, wage, bonus or other compensation of any employees or fringe benefits of any director, officer or employee or enter into any contract, agreement, commitment or arrangement to do any of the foregoing;

(e) neither it nor any of its Subsidiaries shall lease, license, transfer, exchange or swap, mortgage (including securitizations), or otherwise dispose (whether by way of merger, consolidation, sale of stock or assets, or otherwise) of any material portion of its assets, including the capital stock of Subsidiaries (it being understood that the foregoing shall not prohibit the sale of inventory in the ordinary course of business), except for (i) dispositions of assets that in total have an aggregate fair market value of less than €100,000,000, or (ii) transactions between it and any Subsidiary or transactions between Subsidiaries;

(f) neither it nor any of its Subsidiaries shall acquire or agree to acquire (whether by merger, consolidation, purchase or otherwise) any Person or assets, in which the expected gross expenditures and commitments (including the amount of any indebtedness assumed) (i) for all such acquisitions exceeds, in the aggregate, €200,000,000 (it being understood that if a party intends to make one or more acquisition that would exceed such amount, then the parties will discuss in good faith as to whether to permit such acquisitions based on the best interests of the Holdco Group after the Effective Time), or (ii) is reasonably likely, individually or in the aggregate, to materially delay the satisfaction of the conditions set forth in Article VIII or Annex II hereof or prevent the satisfaction of such conditions;

(g) except in the ordinary and usual course of business consistent with past practice, neither it nor any of its Subsidiaries shall (i) settle or compromise any material claims or litigation if such settlement or compromise would involve, individually or together with all such other settlements or compromises, the payment of money by such party or its Subsidiaries of €50,000,000 or more or would involve any admission of material wrongdoing or any material conduct requirement or restriction by such party or its Subsidiaries or (ii) modify, amend or terminate in any material respect any of its Material Contracts or waive, release or assign any material rights or claims thereunder in excess of €50,000,000 individually or in the aggregate;

(h) except to the extent otherwise required by Law, neither it nor any of its Subsidiaries shall make or change any Tax election, change any method of Tax accounting, file any amended Tax Return, or settle or compromise any audit or proceeding relating to Taxes, in each case, if such action would reasonably be expected to have an adverse effect on NYSE Euronext or Deutsche Börse, as applicable, that is material; or permit any material insurance policy naming it as a beneficiary or loss-payable payee to be cancelled or terminated except in the ordinary and usual course of business;

(i) neither it nor any of its Subsidiaries shall permit any change in its financial accounting principles, policies or practice (including any of its practices with respect to accounts receivable or accounts payable), except to the extent that any such changes in financial accounting principles, policies or practices shall be required by changes in GAAP (in the case of NYSE Euronext) or IFRS (in the case of Deutsche Börse);

(j) neither it nor any of its Subsidiaries shall enter into any “non-compete” or similar Contract that would materially restrict the business of Holdco group following the Effective Time;

(k) except as permitted pursuant to Section 7.1(d), neither it nor any of its Major Subsidiaries shall enter into any Contract between itself, on the one hand, and any of its employees, officers or directors, on the other hand, if such Contract is not entered into on an arm’s length basis; and

(l) neither it nor any of its Subsidiaries will authorize or enter into an agreement to do any of the foregoing set forth in Sections 7.1(a) through (k) if NYSE Euronext or Deutsche Börse, as applicable, would be prohibited by the terms of Sections 7.1(a) through (k) from doing the foregoing.

Section 7.2. Acquisition Proposals.

(a) Without limiting any of such party’s other obligations under this Agreement, each of NYSE Euronext and Deutsche Börse agrees that, from and after the date hereof until the earlier of the Closing and the termination of this Agreement in accordance with its terms, neither it nor any of its Subsidiaries nor any of the officers or directors of it or its Subsidiaries (including any member of the Board of Directors of NYSE Euronext or the Deutsche Börse Boards) shall, and that it shall use its reasonable best efforts to cause its and its Subsidiaries’ employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage (including by way of furnishing information), facilitate, or induce any inquiries or the making, submission or announcement of, any proposal or offer that constitutes, or could reasonably be expected to result in, an Acquisition Proposal, (ii) subject to Section 7.2(c), have any discussion with any Person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal, (iii) subject to Section 7.2(c), provide any confidential information or data to any Person in relation to an Acquisition Proposal, (iv) subject to Section 7.2(c), approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (v) subject to Section 7.2(c), approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, business combination agreement, option agreement or other similar agreement (any of the preceding in this (v), an “Alternative Acquisition Agreement”) or propose publicly or agree to do any of the foregoing related to any Acquisition Proposal.

An “Acquisition Proposal” for NYSE Euronext or Deutsche Börse means any offer or proposal for, or any indication of interest in, (i) any direct or indirect acquisition or purchase of NYSE Euronext or Deutsche Börse, as applicable, or any of its Subsidiaries that constitutes 15% or more of the consolidated gross revenue or consolidated gross assets of NYSE Euronext or Deutsche Börse, as applicable, and its Subsidiaries, taken as a whole (such Subsidiary, a “Major Subsidiary”); (ii) any direct or indirect acquisition or purchase of (A) 15% or more of any class of equity securities or voting power or 15% or more of the consolidated gross assets of NYSE Euronext or Deutsche Börse, as applicable, or (B) 15% or more of any class of equity securities or voting power of any of its Major Subsidiaries; (iii) any tender offer that, if consummated, would result in any Person beneficially owning 15% or more of any class of equity securities or voting power of NYSE Euronext or Deutsche Börse, as applicable; or (iv) any merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving NYSE Euronext or Deutsche Börse, as applicable, or any Major Subsidiary of NYSE Euronext or Deutsche Börse, as applicable, but with the exception of intra-group reorganizations.

(b) Within two business days after receipt of an Acquisition Proposal or any request for nonpublic information or inquiry that NYSE Euronext reasonably believes could lead to an Acquisition Proposal for NYSE Euronext or that Deutsche Börse reasonably believes could lead to an Acquisition Proposal for Deutsche Börse, NYSE Euronext or Deutsche Börse, as applicable, shall provide the other party hereto with written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person making any such Acquisition Proposal, request or inquiry. Thereafter, NYSE Euronext or Deutsche Börse, as applicable, shall provide the other party hereto, as promptly as practicable, with oral and written notice setting forth all such information as is reasonably necessary to keep such other party informed in all material respects of the status and details (including material amendments or proposed material amendments) of any such Acquisition Proposal, request or inquiry.

(c) Notwithstanding anything in this Agreement to the contrary, each of NYSE Euronext and Deutsche Börse or their respective Boards shall be permitted to (A) in the case of NYSE Euronext, comply with Rule 14d-9 and Rule 14e-2 under the Exchange Act and, in the case of Deutsche Börse, comply with the Takeover Act, (B) after complying with Section 7.2(d), effect a Change in NYSE Euronext Recommendation or Change in Deutsche Börse Recommendation, or (C) (x) in the case of NYSE Euronext, prior to the receipt by NYSE Euronext of the NYSE Euronext Requisite Vote and (y) in

the case of Deutsche Börse, prior to the Expiration Time, engage in any discussions or negotiations with, or provide any information or data to, any Person in response to an unsolicited bona fide written Acquisition Proposal by any such Person, if and only to the extent that, (i) in the case of clause (B) above, (x) if such Change in NYSE Euronext Recommendation or Change in Deutsche Börse Recommendation is made in response to an Acquisition Proposal for NYSE Euronext or Deutsche Börse, respectively, then such Acquisition Proposal shall have been an unsolicited bona fide written Acquisition Proposal from a third party that the Board of Directors of NYSE Euronext or the Deutsche Börse Boards, respectively, concludes in good faith (after consultation with its outside legal counsel and financial advisors) constitutes a Superior Proposal or (y) if such Change in NYSE Euronext Recommendation or Change in Deutsche Börse Recommendation is not made in response to an Acquisition Proposal for NYSE Euronext or Deutsche Börse, then the Board of Directors of NYSE Euronext or the Deutsche Börse Boards, as the case may be, after consultation with its outside legal counsel, determines in good faith that the failure to make such Change in NYSE Euronext Recommendation or Change in Deutsche Börse Recommendation, as the case may be, would be inconsistent with its fiduciary duties under applicable Law, (ii) in the case of clause (C) above, (1) its Board concludes in good faith (after consultation with its outside legal counsel and financial advisors) that there is a reasonable likelihood that such Acquisition Proposal could constitute a Superior Proposal, and that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, (2) prior to providing any information or data to any Person in connection with an Acquisition Proposal by any such Person, its Board receives from such Person an executed confidentiality agreement with confidentiality terms no less restrictive, in the aggregate, than those contained in the Confidentiality Agreement, and (3) such party is not then in material breach of its obligations under this Section 7.2 related to such Acquisition Proposal. For purposes of this Section 7.2(c), references to “Board” means, in relation to NYSE Euronext, the Board of Directors of NYSE Euronext and, in relation to Deutsche Börse, the Deutsche Börse Boards.

(d) Prior to any Change in NYSE Euronext Recommendation, NYSE Euronext shall provide Deutsche Börse with a written notice (the “NYSE Euronext Change in Recommendation Notice”) of NYSE Euronext’s intention to make a Change in NYSE Euronext Recommendation at least five business days prior to making a Change in NYSE Euronext Recommendation, and, in the case of any Change in NYSE Euronext Recommendation in connection with an Acquisition Proposal for NYSE Euronext, NYSE Euronext and Deutsche Börse shall negotiate in good faith during such five Business Day period with respect to any modifications to the terms of the transaction contemplated by this Agreement that are proposed by Deutsche Börse, and NYSE Euronext shall consider any such modifications agreed by Deutsche Börse in determining whether such Acquisition Proposal still constitutes a Superior Proposal for NYSE Euronext after such five-Business Day period. Prior to any Change in Deutsche Börse Recommendation, Deutsche Börse shall provide NYSE Euronext written notice (the “Deutsche Börse Change in Recommendation Notice”) of Deutsche Börse’s intention to make a Change in Deutsche Börse Recommendation at least five business days prior to making a Change in Deutsche Börse Recommendation, and, in the case of any Change in Deutsche Börse Recommendation in connection with an Acquisition Proposal for Deutsche Börse, NYSE

Euronext and Deutsche Börse shall negotiate in good faith during such five Business Day period with respect to any modifications to the terms of the transaction contemplated by this Agreement that are proposed by NYSE Euronext, and Deutsche Börse shall consider any such modifications agreed by NYSE Euronext in determining whether such Acquisition Proposal still constitutes a Superior Proposal for Deutsche Börse after such five-Business Day period.

(e) In the event that a third party who has previously made an Acquisition Proposal that the Board of Directors of NYSE Euronext or either of the Deutsche Börse Boards, as the case may be, has or have determined in accordance with this Section 7.2 is a Superior Proposal subsequently modifies or amends in an adverse manner any material term of such Superior Proposal such that the Acquisition Proposal is no longer a Superior Proposal, then such Board’s prior determination shall be null and void and such Board shall be subject to the provisions of Section 7.2(c) and (d) in all respects (including the obligation to deliver a new NYSE Euronext Change in Recommendation Notice or Deutsche Börse Change in Recommendation Notice, as applicable, and negotiate in good faith with Deutsche Börse or NYSE Euronext, as applicable; provided that references to “five business days” or “five-business day period” shall thereafter be references to “three business days” or “three-business day period”).

(f) Except as ordered by a court of competent jurisdiction or by shareholder action, each of NYSE Euronext and Deutsche Börse agrees that it will, and will cause its senior officers, directors and representatives and its Subsidiaries and such Subsidiaries’ senior officers, directors and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Acquisition Proposal. Each of NYSE Euronext and Deutsche Börse agrees that it will use reasonable best efforts to promptly inform its directors, officers, agents and representatives of the obligations undertaken in this Section 7.2. Nothing in this Section 7.2 shall (x) permit Deutsche Börse or NYSE Euronext to terminate this Agreement (except as specifically provided in Article IX hereof) or (y) affect any other obligation of Deutsche Börse or NYSE Euronext under this Agreement, except as otherwise expressly set forth in this Agreement. Unless this Agreement shall have been earlier terminated and except as ordered by a court of competent jurisdiction or by shareholder action, neither Deutsche Börse nor NYSE Euronext shall submit to the vote of its stockholders any Acquisition Proposal (other than the Offer or the Merger).

“Superior Proposal” means, with respect to NYSE Euronext or Deutsche Börse, a bona fide written Acquisition Proposal obtained not in breach of this Section 7.2 for or in respect of 50% or more of the outstanding NYSE Euronext Shares or Deutsche Börse Shares (as applicable) or 50% or more of the assets of NYSE Euronext and its Subsidiaries, on a consolidated basis, or Deutsche Börse and its Subsidiaries, on a consolidated basis, as applicable, in each case on terms that the Board of Directors of NYSE Euronext or the Deutsche Börse Boards, as applicable, in good faith concludes (following receipt of the advice of its financial advisors and outside legal counsel), taking into account, among other things, all legal, financial, regulatory, timing and other aspects of the Acquisition Proposal or offer and this Agreement, and taking into account any improved terms that Deutsche Börse (in the case of an Acquisition Proposal for NYSE Euronext) or NYSE Euronext (in the case of an Acquisition Proposal for Deutsche Börse) may have offered pursuant to this Section 7.2 deemed relevant by such Board or Boards (including conditions to and expected timing and risks of consummation and the ability of the party making such proposal to obtain financing for such Acquisition Proposal) are more favorable to the stockholders of NYSE Euronext or Deutsche Börse, as applicable, than the transactions contemplated by this Agreement (after taking into account any such improved terms).

Section 7.3. Stockholders Meeting; Offer Recommendation.

(a) NYSE Euronext will take, in accordance with applicable Law and the NYSE Euronext Organizational Documents, all action necessary to convene a meeting of its stockholders (the “NYSE Euronext Stockholders Meeting”) the day prior to the date of the scheduled Expiration Time (the “NYSE Euronext Meeting Date”), which date shall be after the Registration Statement is declared effective; provided that NYSE Euronext may adjourn or postpone the NYSE Euronext Stockholders Meeting for up to two weeks in the event that the acceptance period for the Offer is extended by two weeks. The Board of Directors of NYSE Euronext shall make the NYSE Euronext Recommendation and include the NYSE Euronext Recommendation in the Proxy Statement/Prospectus. In the event that on or subsequent to the date hereof and prior to the NYSE Euronext Stockholders Meeting (including any adjournment thereof), the Board of Directors of NYSE Euronext determines either to make no recommendation for the Merger, or to withdraw, modify or qualify its recommendation for the Merger in a manner that is adverse to Deutsche Börse or Holdco (such determination not to make a recommendation or any such withdrawal, modification or qualification, a “Change in NYSE Euronext Recommendation”), which Change in NYSE Euronext Recommendation shall be made only in accordance with Section 7.2(c), then Deutsche Börse shall have a right to terminate this Agreement in accordance with 9.4(a). Any Change in NYSE Euronext Recommendation shall not limit or modify the obligation of NYSE Euronext to present this Agreement for adoption at the NYSE Euronext Stockholders Meeting prior to the date of the scheduled Expiration Time, and, if this Agreement is not otherwise terminated by either NYSE Euronext or Deutsche Börse in accordance with the terms hereof, this Agreement shall be submitted to the stockholders of NYSE Euronext at the NYSE Euronext Stockholders Meeting for the purpose of voting on adopting this Agreement.

(b) Each of the Deutsche Börse Boards has determined that, subject to its duties under applicable Law, it will recommend, in its statement on the Offer under Section 27 of the Takeover Act, that the Deutsche Börse shareholders accept the Offer and tender their Deutsche Börse Shares in the Offer. In the event that on or after the date hereof and prior to the Expiration Time, either of the Deutsche Börse Boards fails to recommend, in its statement on the Offer under Section 27 of the Takeover Act, that the Deutsche Börse shareholders accept the Offer and tender their Deutsche Börse

Shares in the Offer, or, after such recommendation, withdraws, modifies or qualifies such recommendation in a manner that is adverse to NYSE Euronext or Holdco (such failure to make such recommendation or any such withdrawal, modification or qualification, a “Change in Deutsche Börse Recommendation”), which Change in Deutsche Börse Recommendation shall be made only in accordance with Section 7.2(c), then NYSE Euronext shall have a right to terminate this Agreement in accordance with 9.3(a). Any Change in Deutsche Börse Recommendation shall not limit or modify the obligation of Deutsche Börse’s representative to Holdco Board to consent, to Holdco’s commencement, continuation and completion of the Offer in accordance with the terms of this Agreement and, if this Agreement is not otherwise terminated by either NYSE Euronext or Deutsche Börse in accordance with the terms hereof, Holdco shall be obligated to commence, continue and complete the Offer in accordance with the terms of this Agreement (and Deutsche Börse agrees to consent to such actions by Holdco).

Section 7.4. Reasonable Best Efforts; Regulatory Filings and Other Actions.

(a) Reasonable Best Efforts; Regulatory Filings. Holdco, NYSE Euronext and Deutsche Börse shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Offer, the Merger and the other transactions contemplated by this Agreement (including the Holdco Articles of Association or alternative changes to the market or regulatory structure as may be required to consummate and make effective the Offer and the Merger) as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, authorizations and other Permits (including all approvals and consents to be obtained under the Competition Approvals, CFIUS under the Exon-Florio Amendment, and from the SEC and the Regulatory Authorities) (collectively, “Consents”) necessary or advisable to be obtained from any third party and/or any Governmental Entity or Self-Regulatory Organization (if any) in order to consummate the transactions contemplated by this Agreement; it being understood that, to the extent legally by applicable Law, neither of the Deutsche Börse Boards nor the NYSE Euronext Board shall take any action that could prevent the consummation of the Offer or the Merger, except as otherwise permitted under this Agreement. Nothing in this Section 7.4 shall require, or be construed to require, Holdco, NYSE Euronext or Deutsche Börse to (A) proffer to, or agree to, sell or hold separate and agree to sell, or take any other action with respect to, before or after the Effective Time, any assets, businesses, or interests in any assets or businesses of Holdco, NYSE Euronext, Deutsche Börse or any of their respective Subsidiaries or affiliates (or to consent to any sale, or agreement to sell, by Holdco, NYSE Euronext or Deutsche Börse or any of their respective Subsidiaries or affiliates, as the case may be, of any of its assets or businesses), if such action would, individually or in the aggregate, reasonably be expected to result in a Substantial Detriment to NYSE Euronext, Deutsche Börse or Holdco or (B) agree to any changes or restriction in the market or regulatory structure of Holdco, NYSE Euronext or Deutsche Börse or any of their respective Subsidiaries or affiliates or in any of their respective operations of any such assets or businesses, if such changes or restrictions would, individually or in the aggregate, reasonably be expected to result in a Substantial Detriment to NYSE Euronext, Deutsche Börse or Holdco. Subject to applicable Law and the instructions of any Governmental Entity, Holdco, NYSE Euronext and Deutsche Börse shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement, including promptly furnishing the other with copies of notices or other communications received or provided by Holdco, NYSE Euronext or Deutsche Börse, as the case may be, or any of their respective Subsidiaries, from or to any Governmental Entity with respect to such transactions.

“Substantial Detriment” means, with respect to any Person, a material adverse effect on (A) the business, continuing results of operations or financial condition of such Person and its Subsidiaries, taken as a whole or (B) the authority or ability of the regulated securities exchanges of Holdco, NYSE Euronext and Deutsche Börse (and their respective Subsidiaries), taken as a whole, to operate consistently with past practice or as reasonably expected to be operated after the Effective Time, including with respect to operating the markets that they currently operate and the amounts and types of products listed, traded or otherwise made available in such markets. It is understood that a Substantial Detriment shall be deemed to exist with respect to any action requiring Holdco, NYSE Euronext or Deutsche Börse, before or after the Effective Time, (i) to sell, hold separate or otherwise dispose of, or to agree to sell, hold separate or otherwise dispose of, assets, businesses or subsidiaries, or (ii) to take or refrain from taking, or to agree to take or to refrain from taking, any actions that, in each of cases (i) and (ii), would reasonably be expected, individually or in the aggregate, to materially impair the value of the combined businesses of NYSE Euronext and Deutsche Börse after the Effective Time (taking into account the parties’ contemplated plans for combining such businesses after the Effective Time and any value which is reasonably expected to be realized in connection with such combination or integration) such that either of the parties would not reasonably have decided to enter into the transaction in light of the anticipated economics of the transaction.

(b) Market and Regulatory Structure Matters. Unless otherwise required by fiduciary obligations under applicable Law, the Board of Directors of NYSE Euronext and the Deutsche Börse Boards shall each consider and make such determination with respect to the other party, its Related Persons (as defined in the Certificate of Incorporation of NYSE Euronext) and the Persons of which Deutsche Börse and NYSE Euronext are Related Persons, as required by any Governmental Entity and, in the case of NYSE Euronext, any Self-Regulatory Organization whose consent is required for the consummation of the Merger. NYSE Euronext and its Board of Directors and Deutsche Börse and the Deutsche Börse Boards shall use their respective reasonable best efforts to provide such information to the SEC, the Regulatory Authorities and any other Governmental Entity as is required with respect to the consideration by the SEC, the Regulatory Authorities and any other Governmental

Entity of the amendments to the articles of incorporation of Holdco, NYSE Euronext and/or Deutsche Börse or alternative changes to market or regulatory structure as may be required to consummate and make effective the Merger and the completion of the Offer and the other transactions contemplated by this Agreement.

(c) Prior Review of Certain Information. Subject to applicable Laws relating to the sharing of information, NYSE Euronext and Deutsche Börse shall have the right to review in advance, and to the extent practicable, each will consult the other on any filing made with, or written materials submitted to, any third party and/or any Governmental Entity and Self-Regulatory Organization (if applicable), in connection with the Merger and the Offer and the other transactions contemplated by this Agreement (including the Offer Documents). NYSE Euronext and Deutsche Börse shall provide the other party with the opportunity to participate in any material meeting with any Governmental Entity in respect of any filings, investigation or other inquiry in connection with the transactions contemplated hereby. NYSE Euronext and Deutsche Börse shall keep each other apprised of all material discussions with any Governmental Entity in respect of any filings, investigation or other inquiry in connection with the transactions contemplated hereby.

(d) Furnishing of Information. NYSE Euronext and Deutsche Börse each shall, upon request by the other and subject to applicable Laws relating to the sharing of information, furnish the other with all information concerning itself, its Subsidiaries, affiliates, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Offer Documents or any other statement, filing, notice or application made by or on behalf of Holdco, NYSE Euronext, Deutsche Börse or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the completion of the Offer and the other transactions contemplated by this Agreement.

(e) Status Updates and Notice. Subject to applicable Law and the instructions of any Governmental Entity or any Self-Regulatory Organization (if applicable), NYSE Euronext and Deutsche Börse each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by NYSE Euronext or Deutsche Börse, as the case may be, or any of their respective Subsidiaries, from any third party and/or any Governmental Entity and Self-Regulatory Organization (if applicable), with respect to such transactions. NYSE Euronext and Deutsche Börse each shall give prompt notice to the other of any change that is reasonably expected to have a Material Adverse Effect on NYSE Euronext or a Material Adverse Effect on Deutsche Börse, respectively, or to result in a Substantial Detriment to NYSE Euronext or Deutsche Börse.

Section 7.5. Access. Subject to applicable Law relating to the sharing of information, upon reasonable notice, and except as may otherwise be required by applicable Law, NYSE Euronext and Deutsche Börse each shall (and shall cause its Subsidiaries to) afford the other’s officers, employees, counsel, accountants, consultants and other authorized representatives (“Representatives”) reasonable access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, contracts and records and, during such period, each shall (and shall cause its Subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as may reasonably be requested; provided that no investigation pursuant to this Section 7.5 shall affect or be deemed to modify any representation or warranty made by NYSE Euronext or Deutsche Börse; provided, further, that the foregoing shall not require NYSE Euronext or Deutsche Börse (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of NYSE Euronext or Deutsche Börse, as the case may be, would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if NYSE Euronext or Deutsche Börse, as the case may be, shall have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure, (ii) to disclose any privileged information of NYSE Euronext or Deutsche Börse, as the case may be, or any of its Subsidiaries, (iii) in the case of NYSE Euronext, (x) to permit any inspection, or to disclose any information relating to any regulatory enforcement, investigations or inquiries conducted by NYSE Euronext or any of its Subsidiaries or any other regulatory activities conducted by NYSE Euronext or any of its Subsidiaries that the Chief Executive Officer of NYSE Euronext Regulation, Inc. determines, in his or her sole discretion, is confidential and inappropriate to disclose to Deutsche Börse, or (y) to permit any inspection, or to disclose any information relating to any regulatory enforcement, investigations or inquiries conducted by NYSE Euronext Stock Exchange LLC or NYSE Euronext Arca, Inc. or any other regulatory activities that the Chief Executive Officer of NYSE Euronext Regulation, Inc. determines, in his or her sole discretion, is confidential and inappropriate to disclose to Deutsche Börse. (iv) in the case of Deutsche Börse, (x) to permit any inspection, or to disclose any information relating to any regulatory enforcement, investigations or inquiries or any other regulatory activities conducted by Frankfurt Stock Exchange or any entity which is a Self-Regulatory Organization and the direct or indirect shareholder of which is Deutsche Börse (together the “Self-Regulated Deutsche Börse Entities”), if the competent body of the relevant Self-Regulated Deutsche Börse Entity determines, in his or her sole discretion, that such information is confidential and inappropriate to disclose to NYSE Euronext, or (y) to permit any inspection, or to disclose any information relating to any regulatory enforcement, investigations or inquiries conducted by the BaFin or the Hessian Ministry for the Economy (Hessisches Ministerium für Wirtschaft) or any other competent public regulatory body relating to Frankfurt Stock Exchange or any entity the direct or indirect shareholder of which is Deutsche Börse, if the competent body of the relevant entity determines, in his or her sole discretion, that such information is confidential and inappropriate to disclose to NYSE Euronext. All requests for information made pursuant to this Section 7.5 shall be directed to an executive officer of NYSE Euronext or Deutsche Börse, as the case may be, or such Person as may be designated by either of their executive officers, as the case may be, with a copy to the General Counsel of such party. All such information shall be governed by the terms of the Confidentiality Agreement.

Section 7.6. Exchange Listing. NYSE Euronext and Deutsche Börse shall use their respective reasonable best efforts to cause the Holdco Shares to be issued in the Offer and the Merger pursuant to this Agreement and the Holdco Shares to be reserved for issuance upon exercise of the Holdco Stock Options to be approved for listing on the New York Stock Exchange, the Frankfurt Stock Exchange and Euronext Paris, subject to official notice of issuance, prior to the Closing Date.

Section 7.7. Publicity. The initial press release regarding this Agreement and the Offer and the Merger shall be a joint press release, and NYSE Euronext and Deutsche Börse shall use reasonable best efforts to develop a joint communications plan and each party shall use reasonable best efforts to ensure that all press releases and other public statements with respect to the transactions contemplated hereby, to the extent they have not been previously issued or disclosed, shall be consistent with such joint communications plan. Unless otherwise required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, each party shall consult with each other before issuing any press release or public statement with respect to the transactions contemplated by this Agreement and shall not issue any such press release or public statement prior to such consultation. In addition to the foregoing, except to the extent disclosed in or consistent with the Offer Documents, neither NYSE Euronext nor Deutsche Börse shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party’s business, financial condition or results of operations, to the extent not previously disclosed, without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

Section 7.8. Certain Tax Matters. Neither Holdco, Deutsche Börse, NYSE Euronext nor Merger Sub shall take any action or knowingly fail to take any action, which action or failure to act would prevent or impede, or would be reasonably likely to prevent or impede, (i) the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and/or the Merger and the Offer, taken together, from qualifying as an exchange within the meaning of Section 351(a) of the Code, (ii) the Offer and/or the Merger and the Offer, taken together, from qualifying as a transaction described in Section 351(a) of the Code, or (iii) the receipt by NYSE Euronext or Deutsche Börse of the IRS private letter ruling or rulings contemplated by paragraph II.(b) and paragraph III.(b) of Annex II.

Section 7.9. Expenses. Subject to Sections 7.2 and 9.5, whether or not the Offer or the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses; provided that (i) the registration and filing fees and the printing and mailing costs of the F-4 Prospectuses, Registration Statement, the Offer Documents and the Admission Prospectuses and the tombstone advertisement for the Offer, (ii) any required filing fees with any Governmental Entity or Self-Regulatory Organization in connection with the transactions contemplated by this Agreement, in each of cases (i) and (ii), shall be shared equally by NYSE Euronext and Deutsche Börse unless prohibited by applicable Law. In case of a termination of this Agreement by either party, any Expenses incurred by Holdco and/or its affiliates, shall be borne equally by NYSE Euronext and Deutsche Börse as joint and several debtors and Holdco and/or its affiliates shall be indemnified by NYSE Euronext and Deutsche Börse; provided that NYSE Euronext and Deutsche Börse shall not be obligated to make such indemnification if any designee of

Deutsche Börse or NYSE Euronext, respectively, to the board or management of Holdco and/or its affiliates shall have caused Holdco to have breached its obligations under this Agreement. As used in this Agreement, “Expenses” includes all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Offer Documents and the solicitation of stockholder approvals and tenders and all other matters related to the transactions contemplated hereby and thereby, including in the case of Holdco any Expenses incurred by it and/or its affiliates in connection with the incorporation and financing of Holdco prior to the signing hereof.

Section 7.10. Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, Holdco shall (i) indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of NYSE Euronext and its Subsidiaries (in all of their capacities) (A) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by NYSE Euronext pursuant to the NYSE Euronext Organizational Documents, NYSE Euronext Subsidiary Organizational Documents and indemnification agreements, if any, in existence on the date hereof with any directors, officers and employees of NYSE Euronext and its Subsidiaries and (B) without limitation to clause (A), to the fullest extent permitted by law, in each case for acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), (ii) include and cause to be maintained in effect in Holdco’s (or any successor’s) certificate of incorporation and bylaws after the Effective Time, provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses which are, in the aggregate, no less advantageous to the intended beneficiaries than the corresponding provisions contained in the current certificate of incorporation and constitution of NYSE Euronext and (iii) cause to be maintained for a period of six years after the Effective Time the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by NYSE Euronext (provided that Holdco (or any successor) may substitute therefor one or more policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Effective Time; provided, however, that in no event shall Holdco be required to expend in any one year an amount in excess of 250% of the annual premiums (such 250% amount, the “Maximum NYSE Euronext Insurance Amount”) currently paid by NYSE Euronext for such insurance; and, provided, further, that if the annual premiums of such insurance coverage exceed such amount, Holdco shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount. Holdco may, in lieu of maintaining the insurance described in clause (iii) of this Section 7.10(a), purchase a six-year “tail” prepaid policy on terms and conditions no less advantageous to the insured than the current directors’ and officers’ liability insurance and fiduciary liability insurance maintained by NYSE Euronext; provided that the amount paid by Holdco shall not exceed six times the Maximum NYSE Euronext Insurance Amount. The obligations of Holdco under this Section 7.10(a) shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 7.10(a) applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 7.10(a) applies shall be third-party beneficiaries of this Section 7.10(a)).

(b) From and after the Effective Time, Holdco shall (i) indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of Deutsche Börse and its Subsidiaries (in all of their capacities) (A) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by Deutsche Börse pursuant to the Deutsche Börse Organizational Documents, Deutsche Börse Subsidiary Organizational Documents and indemnification agreements, if any, in existence on the date hereof with any directors, officers and employees of Deutsche Börse and its Subsidiaries and (B) without limitation to clause (A), to the fullest extent permitted by law, in each case for acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), (ii) include and cause to be maintained in effect in Holdco’s (or any successor’s) certificate of incorporation and bylaws after the Effective Time, provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses which are, in the aggregate, no less advantageous to the intended beneficiaries than the corresponding provisions contained in the current certificate of incorporation and bylaws of Deutsche Börse and (iii) cause to be maintained for a period of six years after the Effective Time the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Deutsche Börse (provided that Holdco (or any successor) may substitute therefor one or more policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Effective Time; provided, however, that in no event shall Holdco be required to expend in any one year an amount in excess of 250% of the annual premiums (such 250% amount, the “Maximum Deutsche Börse Insurance Amount”) currently paid by Deutsche Börse for such insurance (which annual premiums are set forth in Section 7.10(b) of the Deutsche Börse Disclosure Letter); and, provided, further, that if the annual premiums of such insurance coverage exceed such amount, Holdco shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount. Holdco may, in lieu of maintaining the insurance described in clause (iii) of Section 7.10(b), purchase a six-year “tail” prepaid policy on terms and conditions no less advantageous to the insured than the current directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Deutsche Börse; provided that the amount paid by Holdco shall not exceed six times the Maximum Deutsche Börse Insurance Amount. The obligations of Holdco under this Section 7.10(b) shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 7.10(b) applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 7.10(b) applies shall be third party beneficiaries of this Section 7.10(b)).

Section 7.11. Other Actions by NYSE Euronext and Deutsche Börse.

(a) Section 16 Matters. Prior to the Effective Time, NYSE Euronext and Deutsche Börse shall take all such steps as may be required to cause any dispositions of NYSE Euronext Shares (including derivative securities with respect to NYSE Euronext Shares) or acquisitions of Holdco Shares (including derivative securities with respect to Holdco Shares) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to NYSE Euronext to be exempt under Rule 16b-3 promulgated under the Exchange Act.

(b) Advice of Changes. Until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, (i) NYSE Euronext shall promptly advise Deutsche Börse of any change or event that it believes would or would reasonably be likely to cause or constitute a Material Adverse Effect on NYSE Euronext; and (ii) Deutsche Börse shall promptly advise NYSE Euronext of any change or event that it believes would or would reasonably be likely to cause or constitute a Material Adverse Effect on Deutsche Börse; provided that failure to so promptly advise shall itself not constitute a material breach or failure of a condition unless the underlying change or event shall also constitute a material breach or failure.

(c) Agreement to Tender. Deutsche Börse agrees that as promptly as practicable after the commencement of the Offer, and in any event no later than 10 business days following the recommendation of the Offer by either of the Deutsche Börse Boards, it shall tender into the Offer all of the Deutsche Börse Treasury Shares (and any Deutsche Börse Shares acquired after the date hereof) in accordance with the terms of the Tender Offer Prospectus, free and clear of all liens and encumbrances. Deutsche Börse agrees that once the Deutsche Börse Treasury Shares are tendered into the Offer, it shall not withdraw the tender of such Deutsche Börse Treasury Shares unless the Offer shall have been terminated or shall have expired, in each case, in accordance with the terms of the Tender Offer Prospectus or in the case of a Change in Recommendation.

Section 7.12. Holdco Capital Increase. Prior to the Effective Time, Holdco shall take or cause to be taken all such steps as may be required for Holdco to issue the Holdco Shares, Holdco Stock Options (and Holdco Shares underlying such options) and the Holdco Stock-Based Awards (and Holdco Shares underlying such awards) in respect of the Merger and the Offer (the “Holdco Capital Increase”), including the due preparation the of (i) shareholders resolutions, (ii) instruments of issuance and (iii) descriptions of contribution and receipt of accountants’ statements pursuant to section 2:94b of the Dutch Civil Code confirming the valuation of the in-kind capital raise.

Section 7.13. Employee Matters

(a) For the one-year period beginning on the Effective Time (the “Benefit Continuation Period”), Holdco shall provide or cause to be provided to each individual who is employed as of the Effective Time by NYSE Euronext and its Subsidiaries or by Deutsche Börse and its Subsidiaries and who remains employed by NYSE Euronext and its Subsidiaries or by Deutsche Börse and its Subsidiaries (such employees collectively, the “Affected Employees”) (i) base salary in an amount no less than the base salary provided to the Affected Employee immediately prior to the Effective Time, (ii) an annual bonus opportunity that is no less favorable than the annual bonus opportunity provided to the Affected Employee immediately prior to the Effective Time, and (iii) other compensation opportunities and employee benefits that are no less favorable in the aggregate than those provided to the Affected Employee immediately prior to the Effective Time. Without limiting the generality of the foregoing, during the Benefit Continuation Period, (x) Holdco shall provide to each Affected Employee who suffers a termination of employment by Holdco and its Subsidiaries severance benefits in amounts and on terms and conditions no less favorable in the aggregate to such Affected Employee than such Affected Employee would have received under the severance plans, programs, policies and arrangements applicable to such Affected Employee as of the date hereof, and (y) defined contribution retirement plan benefits provided to Affected Employees no less favorable to Affected Employees than such benefits on the date hereof. Notwithstanding the foregoing, the provisions of this Section 7.13(a) shall not apply with respect to Affected Employees whose employment is governed by a collective bargaining or similar agreement.

(b) Prior to the end of the Benefit Continuation Period, Holdco shall review, evaluate and analyze NYSE Euronext Benefit Plans and Deutsche Börse Benefit Plans with a view towards developing appropriate new Benefit Plans for Affected Employees. It is the intention of Deutsche Börse and NYSE Euronext, to the extent permitted by applicable Laws, to develop new Benefit Plans, as soon as reasonably practicable after the Effective Time, which, among other things, (A) treat similarly situated Affected Employees on a substantially equivalent basis, taking into account all relevant factors, including duties, geographic location, tenure, qualifications, and abilities, and (B) do not discriminate between Affected Employees who were covered by NYSE Euronext Benefit Plans, on the one hand, and those covered by Deutsche Börse Benefit Plans, on the other, at the Effective Time.

(c) With respect to any Benefit Plans in which any Affected Employees first become eligible to participate on or after the Effective Time, and in which such Affected Employees did not participate prior to the Effective Time (the “New Plans”), Holdco shall, or shall cause its Subsidiaries (subject to applicable Law and applicable tax qualification requirements) to: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees and their eligible dependents under any New Plans in which such Affected Employees may be eligible to participate after the Effective Time, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous NYSE Euronext Benefit Plan or Deutsche Börse Benefit Plan, as the case may be; (ii) provide each Affected Employee and his or her eligible dependents with credit for any co-payments and deductibles paid prior to the Effective Time under an NYSE Euronext Benefit Plan or Deutsche Börse Benefit Plan (to the same extent that such credit was given under the analogous NYSE Euronext Benefit Plan or Deutsche Börse Benefit Plan, as applicable, prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements under any New Plans in which such Affected Employee may be eligible to participate after the Effective Time for the same plan year; and (iii) recognize all service of the Affected Employees with NYSE Euronext and Deutsche Börse and their respective affiliates for all purposes (including, purposes of eligibility to participate, vesting credit, entitlement to benefits) in any New Plan in which such employees may be eligible to participate after the Effective Time, including any severance plan, to the extent such service is taken into account under the applicable New Plan (to the extent recognized under the corresponding NYSE Euronext Benefit Plan or Deutsche Börse Benefit Plan); provided that the foregoing shall not apply for purposes of benefit accrual under final average pay defined benefit plans or to the extent it would result in duplication of benefits.

(d) Subject to Section 7.13(a), no provision of this Section 7.13 shall be construed as a limitation on the right of Holdco and its Subsidiaries to amend or terminate any specific NYSE Euronext Benefit Plan or Deutsche Börse Benefit Plan that NYSE Euronext or Deutsche Börse would otherwise have under the terms of such NYSE Euronext Benefit Plan or Deutsche Börse Benefit Plan, or shall any provision of this Section 7.13 be construed to require the continuation of the employment of any particular Affected Employee. The provisions of this Section 7.13 are solely for the benefit of the parties to this Agreement, and no current or former director, officer, employee or independent contractor or any other person shall be a third-party beneficiary of this Section 7.13 of this Agreement, and nothing herein shall be construed as an amendment to any Deutsche Börse Benefit Plan, NYSE Euronext Benefit Plan or other compensation or benefit plan or arrangement for any purpose.

(e) NYSE Euronext and Deutsche Börse shall consult with each other in a good faith and in a reasonably timely manner in advance of any material communications with Affected Employees regarding the impact of the transactions contemplated under this Agreement on the NYSE Euronext Benefit Plans, Deutsche Börse Benefit Plans or the New Plans, as the case may be.

ARTICLE VIII

CONDITIONS TO THE MERGER

Section 8.1. Condition to NYSE Euronext’s Obligation to Effect the Merger. The obligation of NYSE Euronext to consummate the Merger is subject to the prior occurrence of the Acceptance Time.

ARTICLE IX

TERMINATION

Section 9.1. Termination by Mutual Consent. This Agreement may be terminated by mutual written consent of NYSE Euronext and Deutsche Börse at any time prior to the Effective Time.

Section 9.2. Termination by Either NYSE Euronext or Deutsche Börse. This Agreement may be terminated by either NYSE Euronext or Deutsche Börse at any time prior to the Effective Time:

(a) if the Effective Time shall not have occurred by December 31, 2011 (such date, as it may be extended under the proviso below, the “Termination Date”), whether such date is before or after the date of the receipt of the NYSE Euronext Requisite Vote; provided, however, that each of NYSE Euronext and Deutsche Börse shall have the right, in its sole discretion, to extend the Termination Date to March 31, 2012, if the only conditions set forth in Annex II that have not been satisfied (other than those conditions that NYSE Euronext and Deutsche Börse have mutually agreed to waive, if and to the extent that such waiver is permitted by applicable Law) are the conditions set forth in paragraphs I.(b), I.(c), I.(e), I.(f) and/or I.(g) of Annex II; provided, further, that neither (x) the right to extend the Termination Date nor (y) the right to terminate this Agreement pursuant to this clause 9.2(a) may be exercised by any party whose failure or whose Subsidiary’s failure to perform any material covenant or obligation under this Agreement has been the cause of, or resulted in, the failure of any such closing condition to be satisfied on or before the Termination Date;

(b) if the NYSE Euronext Requisite Vote shall not have been obtained after a vote of the NYSE Euronext stockholders has been taken and completed at the NYSE Euronext Stockholders Meeting or at any adjournment or postponement thereof;

(c) if the acceptance period for the Offer shall have expired in accordance with the terms of this Agreement, and the Minimum Condition shall have been neither satisfied nor waived; or

(d) if any Governmental Entity or Self-Regulatory Organization (if applicable), which must grant a regulatory approval required under paragraph I.(c) or I.(g) of Annex II, has denied such grant in writing and such denial has become final, binding and non-appealable, or any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Offer or the Merger shall become final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this Section 9.2(d) shall have used its reasonable best efforts to (x) prevent the denial of such grant and/or (y) prevent the entry of and to remove such Order, as applicable.

Section 9.3. Termination by NYSE Euronext. This Agreement may be terminated by NYSE Euronext at any time prior to the Effective Time:

(a) if either Deutsche Börse Board shall have effected a Change in Deutsche Börse Recommendation;

(b) if (i) any representation or warranty of Deutsche Börse set forth in Sections 6.2(b) (Capitalization) or 6.2(c) (Corporate Authority) of this Agreement shall fail to be accurate in all material respects as of the date of this Agreement or as of any subsequent date as if made as of such subsequent date (unless such representation or warranty expressly speaks as of an earlier date, in which case as of such earlier date) or (ii) any of the other representations or warranties of Deutsche Börse set forth in the Agreement (reading such representations and warranties without regard to any materiality or Material Adverse Effect qualifications contained therein) shall fail to be accurate in all material respects as of the date of this Agreement or as of any subsequent date as if made as of such subsequent date (unless such representation or warranty expressly speaks as of an earlier date, in which case as of such earlier date), except, in the case of this clause (ii), where the failure to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Deutsche Börse; provided that, in each of the cases set forth in clauses (i) and (ii), NYSE Euronext shall have the right to terminate this Agreement pursuant thereto only if failure to be true (i) is not curable or (ii) if curable, is not cured prior to the earlier of (A) the business day prior to the Termination Date or (B) the date that is 60 days after the date that written notice thereof is given by NYSE Euronext to Deutsche Börse; or

(c) if Deutsche Börse shall have failed to perform in any material respect any of its covenants or agreements contained in this Agreement required to be performed by Deutsche Börse, and such breach (i) is not curable or (ii) if curable, is not cured prior to the earlier of (A) the business day prior to the Termination Date or (B) the date that is 60 days after the date that written notice thereof is given by NYSE Euronext to Deutsche Börse.

Section 9.4. Termination by Deutsche Börse. This Agreement may be terminated by Deutsche Börse at any time prior to the Effective Time:

(a) if the Board of Directors of NYSE Euronext shall have effected a Change in NYSE Euronext Recommendation;

(b) if (i) any representation or warranty of NYSE Euronext set forth in Sections 6.1(b) (Capitalization) or 6.1(c) (Corporate Authority) of this Agreement shall fail to be accurate in all material respects as of the date of this Agreement or as of any subsequent date as if made as of such subsequent date (unless such representation or warranty expressly speaks as of an earlier date, in which case as of such earlier date) or (ii) any of the other representations or warranties of NYSE Euronext set forth in the Agreement (reading such representations and warranties without regard to any materiality or Material Adverse Effect qualifications contained therein) shall fail to be accurate in all material respects as of the date of this Agreement or as of any subsequent date as if made as of such subsequent date (unless such representation or warranty expressly speaks as of an earlier date, in which case as of such earlier date), except, in the case of this clause (ii), where the failure to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on NYSE Euronext; provided that, in each of the cases set forth in clauses (i) and (ii), Deutsche Börse shall have the right to terminate this Agreement pursuant thereto only if failure to be true (i) is not curable or (ii) if curable, is not cured prior to the earlier of (A) the business day prior to the Termination Date or (B) the date that is 60 days after the date that written notice thereof is given by Deutsche Börse to NYSE Euronext; or

(c) if NYSE Euronext shall have failed to perform in any material respect any of its covenants or agreements contained in this Agreement required to be performed by NYSE Euronext, and such breach (i) is not curable or (ii) if curable, is not cured prior to the earlier of (A) the business day prior to the Termination Date or (B) the date that is 60 days after the date that written notice thereof is given by Deutsche Börse to NYSE Euronext.

Section 9.5. Effect of Termination and Abandonment.

(a) Effect of Termination and Abandonment. In the event of termination of this Agreement pursuant to this Article IX, this Agreement (other than as set forth in this Section 9.5 and Section 10.1) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, that, except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any fraud or willful and material breach of this Agreement; provided, further, that the parties shall cooperate with each other in connection with the withdrawal of any applications to or termination of proceedings before any Governmental Entity or Self-Regulatory Organization (if applicable) in connection with the transactions contemplated by this Agreement. For purposes of this Agreement, “willful and material breach” shall mean a material breach that is a consequence of an act undertaken by the breaching party with the knowledge that the taking of such act would, or would reasonably be expected to, cause a breach of this Agreement.

(b) Termination Fee Payable by NYSE Euronext

(i) In the event that (A) an Acquisition Proposal for NYSE Euronext shall have been publicly announced or made publicly known or otherwise communicated or made known to management or the Board of Directors of NYSE Euronext (or any third party shall have publicly announced, communicated or made known a bona fide intention, whether or not conditional, to make a proposal with respect to an Acquisition Proposal) at any time after the date of this Agreement and prior to the date of the NYSE Euronext Stockholders Meeting and (B) this Agreement is terminated by Deutsche Börse pursuant to Section 9.4(a) or is terminated by either NYSE Euronext or Deutsche Börse pursuant to Section 9.2(b) (and, at the time of such termination pursuant to Section 9.2(b), Deutsche Börse had a right to terminate this Agreement pursuant to Section 9.4(a)), then NYSE Euronext shall, prior to such termination, pay or cause to be paid to Deutsche Börse an amount equal to €250,000,000 (the “NYSE Euronext Termination Payment”) by wire transfer of same day funds.

(ii) In the event that (A) an Acquisition Proposal for NYSE Euronext shall have been publicly announced or made publicly known, (B) thereafter, this Agreement is terminated by NYSE Euronext or Deutsche Börse pursuant to Section 9.2(b), and (C) within 9 months of such termination pursuant to Section 9.2(b), NYSE Euronext or any of its Subsidiaries executes any Alternative Acquisition Agreement with respect to, or consummates, or approves or recommends to the NYSE Euronext stockholders to accept, any Acquisition Proposal for NYSE Euronext (it being understood that, for purposes of this clause (C), the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 7.2(a) except that each reference to “15% or more” in the definition of “Acquisition Proposal” and “Major Subsidiary” shall be deemed to be a reference to “40% or more”), then NYSE Euronext shall, prior to the completion of such acquisition or transaction (or, if earlier, the entry into such Contract), pay or cause to be paid to Deutsche Börse, by wire transfer of same day funds, the NYSE Euronext Termination Payment.

(c) Termination Fee Payable by Deutsche Börse

(i) In the event that (A) a proposal with respect to an Acquisition Proposal for Deutsche Börse shall have been publicly announced or made publicly known or otherwise communicated or made known to management or the Deutsche Börse Boards (or any third party shall have publicly announced, communicated or made known a bona fide intention, whether or not conditional, to make a proposal with respect to an Acquisition Proposal) at any time after the date of this Agreement and prior to the Expiration Time, and (B) this Agreement is terminated by NYSE Euronext pursuant to Section 9.3(a) or is terminated by either party pursuant to Section 9.2(c) (and, at the time of such termination pursuant to Section 9.2(c), NYSE Euronext had a right to terminate this Agreement pursuant to Section 9.3(a)), then Deutsche Börse shall, prior to such termination, pay or cause to be paid to NYSE Euronext an amount equal to €250,000,000 (the “Deutsche Börse Termination Payment”) by wire transfer of same day funds.

(ii) In the event that (A) an Acquisition Proposal for Deutsche Börse shall have been publicly announced or made publicly known, (B) thereafter, this Agreement is terminated by NYSE Euronext or Deutsche Börse pursuant to Section 9.2(c), and (C) within 9 months of such termination pursuant to Section 9.2(c), Deutsche Börse or any of its Subsidiaries executes any Alternative Acquisition

Agreement with respect to, or consummates, or approves or recommends to Deutsche Börse shareholders to accept, any Acquisition Proposal for Deutsche Börse (it being understood that, for purposes of this clause (C), the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 7.2(a) except each that reference to “15% or more” in the definition of “Acquisition Proposal” and “Major Subsidiary” shall be deemed to be a reference to “40% or more”), then Deutsche Börse shall, prior to the completion of such acquisition or transaction (or, if earlier, the entry into such Contract), pay or cause to be paid to NYSE Euronext, by wire transfer of same day funds, the Deutsche Börse Termination Payment.

(d) Interest. Each of NYSE Euronext and Deutsche Börse acknowledges that the agreements contained in this Section 9.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if either party fails to promptly pay or cause to be paid the amount due pursuant to this Section 9.5, and, in order to obtain such payment, the other party commences a suit that results in a judgment against such party for the payment set forth in this Section 9.5 or any portion of such payment, such party shall pay the other party its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the payment at the prime rate of Citibank, N.A., in effect on the date such payment was required to be paid, from the date on which such payment was required through the date of actual payment. In no event shall NYSE Euronext or Deutsche Börse be obligated pursuant to this Section 9.5 to pay more than one NYSE Euronext Termination Payment or Deutsche Börse Termination Payment, respectively.

ARTICLE X

MISCELLANEOUS AND GENERAL

Section 10.1. Survival. This Article X and the agreements of NYSE Euronext and Deutsche Börse contained in Section 7.6 (Exchange Listing) and Section 7.10 (Indemnification; Directors’ and Officers’ Insurance) shall survive the consummation of the Merger and the Offer. This Article X, the agreements of NYSE Euronext and Deutsche Börse contained in Section 7.9 (Expenses), Section 9.5 (Effect of Termination and Abandonment; Expense Reimbursement) and the Confidentiality Agreement shall survive the termination of this Agreement. No other representations, warranties, covenants and agreements in this Agreement shall survive the consummation of the Merger and the Offer or the termination of this Agreement.

Section 10.2. Modification or Amendment. Subject to the provisions of applicable Law, and except as otherwise provided in this Agreement, this Agreement may be amended, modified or supplemented only by a written instrument executed and delivered by all of the parties hereto, whether before or after approval of the matters presented in connection with the Offer and the Merger by NYSE Euronext stockholders;

provided that, after any such approval, no amendment shall be made for which applicable Law or the rules of any relevant stock exchange requires further approval by such stockholders without such further approval.

Section 10.3. Waiver of Conditions.

(a) The conditions to each of the parties’ obligations to consummate the Merger and the Offer are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law.

(b) NYSE Euronext shall waive the condition described in clause (i) of the first sentence of paragraph II.(b) of Annex II in the event NYSE Euronext shall have received an opinion of counsel, in form and substance reasonably satisfactory to NYSE Euronext, on the basis of representations and warranties set forth or referred to in such opinion, dated as of the date referred to in Section 10.3(d) hereof, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and/or the Merger and the Offer, taken together, will qualify as an exchange within the meaning of Section 351(a) of the Code. NYSE Euronext shall waive the condition described in clause (ii) of the first sentence of paragraph II.(b) of Annex II in the event NYSE Euronext shall have received an opinion of counsel, in form and substance reasonably satisfactory to NYSE Euronext, on the basis of representations and warranties set forth or referred to in such opinion, dated as of the date referred to in Section 10.3(d) hereof, to the effect that each transfer of NYSE Euronext stock to Holdco by a stockholder of NYSE Euronext (other than a stockholder that is a “five percent transferee shareholder” with respect to Holdco within the meaning of Treasury Regulation Section 1.367(a)-3(c)(5)(ii)) pursuant to the Merger will not be subject to Section 367(a)(1) of the Code. In rendering such opinions, such counsel may require and shall be entitled to rely upon representations of NYSE Euronext, Deutsche Börse and Holdco.

(c) Deutsche Börse shall waive the condition described in paragraph III.(b) of Annex II in the event Deutsche Börse shall have received an opinion of counsel, in form and substance reasonably satisfactory to Deutsche Börse, on the basis of representations and warranties set forth or referred to in such opinion, dated as of the date referred to in Section 10.3(d) hereof, to the effect that the Offer will qualify as a transaction described in Section 351 of the Code and/or the Offer and the Merger, taken together, will qualify as transaction described in Section 351(a) of the Code. In rendering such opinion, such counsel may require and shall be entitled to rely upon representations of NYSE Euronext, Deutsche Börse and Holdco.

(d) To the extent the conditions described in paragraph II.(b) and paragraph III.(b) of Annex II shall not have been satisfied or waived pursuant to Section 10.3(b) or Section 10.3(c), as applicable, on or prior to the fourth day prior to the date on which the Expiration Time is scheduled to occur (or such later date as permitted by the BaFin), the parties shall discuss in good faith whether such conditions shall be waived (it being agreed that there shall not be any obligation to waive any of such conditions pursuant to this paragraph (d)). Any waiver, in whole or in part, of the conditions described in paragraph II.(b) or paragraph III.(b) of Annex II shall be made no later than four days prior to the date on which the Expiration Time is scheduled to occur (or such later date as permitted by the BaFin).

(e) If either NYSE Euronext or Deutsche Börse requests a waiver of the condition described in paragraph I.(h) of Annex II, the timing of any such waiver shall be subject to mutual agreement of NYSE Euronext and Deutsche Börse; provided that, if no agreement is reached on the timing of any such waiver, and either NYSE Euronext or Deutsche Börse requests a waiver of such condition, then Holdco shall waive such condition at the latest time during the Offer permitted by applicable Law.

Section 10.4. Counterparts. This Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

Section 10.5. GOVERNING LAW AND VENUE.

(a) EXCEPT FOR (i) PROVISIONS RELATING TO “MATERIAL ADVERSE EFFECT,” AS DEFINED IN SECTION 6.1(a) OF THIS AGREEMENT, WHICH SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF, (ii) THE FIDUCIARY DUTIES OF THE NYSE EURONEXT BOARD OF DIRECTORS AND THE VALIDITY OF ANY CORPORATE ACTION ON THE PART OF NYSE EURONEXT AND MERGER SUB, WHICH SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF AND (iii) THE FIDUCIARY DUTIES OF THE DEUTSCHE BÖRSE BOARDS AND THE VALIDITY OF ANY CORPORATE ACTION ON THE PART OF DEUTSCHE BÖRSE, WHICH SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF GERMANY WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN, AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF, THE NETHERLANDS WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

(b) The parties hereby irrevocably submit to the exclusive jurisdiction of the District Court (Rechtbank) of Amsterdam, The Netherlands in first instance, subject to appeal to the appropriate Court of Appeal and the Dutch Supreme Court, if applicable (the “Dutch Courts”) in respect of any claim, dispute or controversy relating to or arising out of the negotiation, interpretation or enforcement of this Agreement or any of the documents referred to in this Agreement or the transactions contemplated hereby or thereby (any such claim being a “Covered Claim”). Notwithstanding the foregoing, nothing in this Agreement shall limit the right of NYSE Euronext, Deutsche

Börse, Holdco or any of their respective Subsidiaries or affiliates to commence or prosecute any legal action against another party or any of its Subsidiaries or affiliates in any court of competent jurisdiction in the United States, France, Germany, or elsewhere to enforce the judgments and orders of the Dutch Courts.

(c) NYSE Euronext hereby irrevocably designates Euronext N.V. (in such capacity, the “NYSE Euronext Process Agent”), with an office at Beursplein 5, 1012 JW Amsterdam, The Netherlands, as its designee, appointee and agent to receive, for and on its behalf service of process in such jurisdiction in any legal action or proceedings with respect to this Agreement or any other agreement executed in connection with this Agreement, and such service shall be deemed complete upon delivery thereof to the NYSE Euronext Process Agent; provided that, in the case of any such service upon the NYSE Euronext Process Agent, the party effecting such service shall also deliver a copy thereof to NYSE Euronext. NYSE Euronext shall take all such action as may be necessary to continue said appointment in full force and effect or to appoint another agent so that NYSE Euronext will at all times have an agent for service of process for the above purposes in The Netherlands. In the event of the transfer of all or substantially all of the assets and business of the NYSE Euronext Process Agent to any other person or entity by consolidation, merger, sale of assets or otherwise, such other person or entity shall be substituted hereunder for the NYSE Euronext Process Agent with the same effect as if named herein in place of such NYSE Euronext Process Agent. NYSE Euronext further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered airmail, postage prepaid, to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail. Nothing herein shall affect the right of any party to serve process in any other manner permitted by applicable law. NYSE Euronext expressly acknowledges that the foregoing waiver is intended to be irrevocable under the laws of The Netherlands.

(d) Deutsche Börse hereby irrevocably designates Deutsche International Trust Company N.V. (in such capacity the “Deutsche Börse Process Agent”), with an office at Herengracht 450, 1017 CA Amsterdam, The Netherlands, as its designee, appointee and agent to receive, for and on its behalf service of process in such jurisdiction in any legal action or proceedings with respect to this Agreement or any other agreement executed in connection with this Agreement, and such service shall be deemed complete upon delivery thereof to the Deutsche Börse Process Agent; provided that, in the case of any such service upon the Deutsche Börse Process Agent, the party effecting such service shall also deliver a copy thereof to Deutsche Börse. Deutsche Börse shall take all such action as may be necessary to continue said appointment in full force and effect or to appoint another agent so that Deutsche Börse will at all times have an agent for service of process for the above purposes in The Netherlands. In the event of the transfer of all or substantially all of the assets and business of the Deutsche Börse Process Agent to any other person or entity by consolidation, merger, sale of assets or otherwise, such other person or entity shall be substituted hereunder for the Deutsche Börse Process Agent with the same effect as if named herein in place of such Deutsche Börse Process Agent. Deutsche Börse further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered airmail, postage prepaid, to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail. Nothing herein shall affect the right of any party to serve process in any other manner permitted by applicable law. Deutsche Börse expressly acknowledges that the foregoing waiver is intended to be irrevocable under the laws of The Netherlands.

Section 10.6. Disclosure Letters. Any disclosure contained in the NYSE Euronext Disclosure Letter or the Deutsche Börse Disclosure Letter shall apply to any other section or subsection of the NYSE Euronext Disclosure Letter or Deutsche Börse Disclosure Letter, respectively, where the applicability of such disclosure is reasonably apparent. The mere inclusion of any item in the NYSE Euronext Disclosure Letter as an exception to a representation or warranty of NYSE Euronext or the Deutsche Börse Disclosure Letter as an exception to a representation or warranty of Deutsche Börse in this Agreement shall not be deemed to be an admission that such item is a material exception, fact, event or circumstance, or that such item, individually or in the aggregate, has had or is reasonably expected to have, a Material Adverse Effect on NYSE Euronext or Deutsche Börse, as applicable, or trigger any other materiality qualification.

Section 10.7. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid or by prepaid overnight courier (providing written proof of delivery), or by confirmed facsimile transmission or electronic mail, addressed as follows:

(a)	If to NYSE Euronext, to:

NYSE Euronext 11 Wall Street New York, New York 10005 United States of America
	Attention:	John K. Halvey
General Counsel and Group Executive Vice President
Tel: +1 (212) 656-3000 Fax: +1 (212) 656-5848 Email: jhalvey@nyx.com with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 United States of America Tel: +1 (212) 403-1000 Fax: +1 (212) 403-2000
	Attention:	David C. Karp David K. Lam
Email: dckarp@wlrk.com dklam@wlrk.com

(b)	If to Deutsche Börse, to:

Deutsche Börse AG Mergenthalerallee 61 65760 Eschborn Germany
	Attention:	Roger Müller Managing Director and General Counsel
Tel: +49 (0) 69 2 11 0 Fax: +49 (0) 69 2 11 13 801 Email: roger.mueller@deutsche-boerse.com with a copy (which shall not constitute notice) to:

Linklaters LLP Königsallee 49-51 40212 Düsseldorf Germany Tel: +49-211 22 977 0 Fax: +49-211 22 977 435
	Attention:	Ralph Wollburg Nikolaos Paschos
Email: ralph.wollburg@linklaters.com nikolaos.paschos@linklaters.com or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

Section 10.8. Entire Agreement. This Agreement (including any exhibits hereto), the NYSE Euronext Disclosure Letter, the Deutsche Börse Disclosure Letter and the Confidentiality Agreement, dated September 22, 2008, between NYSE Euronext and Deutsche Börse (the “Confidentiality Agreement”) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

Section 10.9. No Third-Party Beneficiaries. Except as provided in Section 7.10 (Indemnification; Directors’ and Officers’ Insurance), this Agreement is not intended to, and does not, confer upon any Person other than the parties who are signatories hereto any rights or remedies hereunder. The parties hereto further agree that the rights of third-party beneficiaries under Section 7.10 shall not arise unless and until the Effective Time occurs.

Section 10.10. Obligations of Deutsche Börse and of NYSE Euronext. Whenever this Agreement requires a Subsidiary of Holdco, NYSE Euronext or Deutsche Börse to take any action, such requirement shall be deemed to include an undertaking on the part of Holdco, NYSE Euronext or Deutsche Börse, as appropriate, to cause such Subsidiary to take such action.

Section 10.11. Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with the Offer or the Merger shall be paid by the party upon which such Taxes are imposed; provided that any transfer taxes with respect to interests in real property owned, directly or indirectly, by NYSE Euronext, Deutsche Börse or any of their respective subsidiaries shall be borne by Holdco and expressly shall not be a liability of the stockholders of NYSE Euronext or Deutsche Börse.

Section 10.12. Definitions. Each of the terms set forth in Annex I is defined on the page of this Agreement set forth opposite such term.

Section 10.13. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 10.14. Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Schedule or Exhibit, such reference shall be to a Section of, Schedule to or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The term “knowledge of NYSE Euronext” shall be deemed to mean the actual knowledge of the individuals set forth on

Schedule II. The term “knowledge of Deutsche Börse” shall be deemed to mean the actual knowledge of the individuals set forth on Schedule III.

(b) For purposes of the representations and warranties set forth in Article VI, the covenants set forth in Section 7.1 and any Offer Condition, all references to Euros (€) shall be deemed to include U.S. dollars ($) on the basis of an exchange rate of 1.35 Euros (€) to 1 U.S. dollar ($), and vice versa.

(c) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 10.15. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by any of the parties hereto without the prior written consent of the other party. Any attempted or purported assignment in violation of the preceding sentence shall be null and void and of no effect whatsoever. Subject to the preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

NYSE EURONEXT

By:	/s/ Duncan Niederauer
Name: Duncan Niederauer
Title: Chief Executive Officer

DEUTSCHE BÖRSE AG

By:	/s/ Reto Francioni
Name: Dr. Reto Francioni
Title: Chief Executive Officer

By:	/s/ Gregor Pottmeyer
Name: Gregor Pottmeyer
Title: Chief Financial Officer

ALPHA BETA NETHERLANDS HOLDING N.V.

By:	/s/ Stephane Biehler
Name: Stephane Biehler
Title: Managing Director

By:	/s/ Marcus Thompson
Name: Marcus Thompson
Title: Managing Director

POMME MERGER CORPORATION

By:	/s/ Stephane Biehler
Name: Stephane Biehler
Title: Vice-President

By:	/s/ Marcus Thompson
Name: Marcus Thompson
Title: Vice-President

[Signature Page to Business Combination Agreement]

ANNEX I:

Defined Terms

Defined Term	Page

Acceptance Time	7
Acquisition Proposal	40
Admission Prospectus	4
Affected Employees	52
AFM	4
Agreement	1
Alternative Acquisition Agreement	40
BaFin	3
Bankruptcy and Equity Exception	26
Benefit Continuation Period	52
Benefit Plans	30
Board	41
Book-Entry Interests	10
CBFA	18
Certificate of Merger	8
CFIUS	28
Change in Deutsche Börse Recommendation	44
Change in NYSE Euronext Recommendation	43
Closing	8
Closing Date	8
Code	2
College of Regulators	18
Competition Approvals	28
Confidentiality Agreement	63
Consents	44
Contract	28
Corporate Governance Structure	17
Covered Claim	60
Deutsche Börse	1
Deutsche Börse Boards	1
Deutsche Börse Change in Recommendation Notice	41
Deutsche Börse Disclosure Letter	23
Deutsche Börse Exchange Ratio	1
Deutsche Börse Financial Statements	29
Deutsche Börse Group	24
Deutsche Börse Process Agent	61
Deutsche Börse Recommendation	2
Deutsche Börse Reports	23

Annex I: Page 1

Deutsche Börse RSUs	36
Deutsche Börse Shares	1
Deutsche Börse Termination Payment	57
Deutsche Börse Treasury Shares	25
DGCL	8
Dutch Courts	60
Effective Time	9
EMCR	28
Escrow Agency Agreement	8
Escrow Agent	8
Excess Merger Shares	13
Excess Number	36
Exchange Act	1
Exchange Fund	9
Excluded Share	9
Expenses	49
Expiration Time	5
F-4 Prospectuses	3
FPI-Status	21
Fractional Interests Trust	13
Fully Diluted Basis	6
GAAP	29
German Stock Exchange Supervisory Authorities	18
Global Hub	21
Governance Resolutions	22
Governmental Entity	28
Holdco	1
Holdco Articles of Association	17
Holdco Board	2
Holdco Capital Increase	51
Holdco Group	17
Holdco Rules for the Board of Directors	17
Holdco Share	1
Holdco Stock Option	10
Holdco Stock-Based Awards	11
HSR Act	28
IFRS	29
Independent Expert	4
Intellectual Property	34
IT Assets	35
Law	30
Lien	25
Listing Rule Amendment	19
Major Subsidiary	40
Material Adverse Effect	24

Annex I: Page 2

Material Contact	34
Material Intellectual Property	34
Maximum Deutsche Börse Insurance Amount	50
Maximum NYSE Euronext Insurance Amount	49
Merger	1
Merger Consideration	9
Merger Sub	1
Merger Sub Shares	8
Merger Transmittal Letter	12
Minimum Condition	6
New Plans	52
NYSE Euronext	1
NYSE Euronext Change in Recommendation Notice	41
NYSE Euronext Disclosure Letter	23
NYSE Euronext Exchange Ratio	1
NYSE Euronext Financial Statements	29
NYSE Euronext Group	24
NYSE Euronext Meeting Date	43
NYSE Euronext Preferred Stock	25
NYSE Euronext Process Agent	61
NYSE Euronext Recommendation	1
NYSE Euronext Reports	23
NYSE Euronext Requisite Vote	26
NYSE Euronext RSUs	36
NYSE Euronext Shares	1
NYSE Euronext Stock Option	10
NYSE Euronext Stock Plans	10
NYSE Euronext Stock-Based Award	11
NYSE Euronext Stockholders Meeting	43
NYSE Euronext Termination Payment	57
Offer	1
Offer Announcement	3
Offer Conditions	6
Offer Consideration	5
Offer Material Adverse Effect	3
Organizational Documents	28
Pension Commitments	30
Permits	30
Person	12
Post-Closing Reorganization	15
Proxy Statement/Prospectus	3
Registration Statement	3
Regulatory Authorities	18
Representatives	47
Rules for the Global Executive Committee	17

Annex I: Page 3

SEC	3
Securities Act	5
Self-Regulated Deutsche Börse Entities	47
Self-Regulatory Organization	13
Stock Corporation Act	15
Strikes	33
Subsidiary	24
Substantial Detriment	45
Superior Proposal	42
Surviving Corporation	8
Surviving Corporation Shares	9
Swiss Subsidiaries	24
Takeover Act	1
Tax	33
Tax Authority	33
Tax Return	33
Tender Offer Prospectus	4
Termination Date	54
U.S. Tender Offer Document	3
willful and material breach	56

Annex I: Page 4

ANNEX II:

Conditions to the Completion of the Offer

Notwithstanding any other provisions of the Offer or this Agreement, and in addition to (and not in limitation of) Holdco’s rights to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Agreement and to applicable Laws, including for the avoidance of doubt Rule 14e-1(c) under the Exchange Act (relating to Holdco’s obligation to pay for or return tendered Deutsche Börse Shares promptly after termination or withdrawal of the Offer)), Holdco shall not be required to accept for payment or pay for, and may delay the acceptance for payment of or the payment for, any validly tendered Deutsche Börse Shares unless each of the following conditions shall be satisfied (or waived as set forth below).

I. Mutual Conditions. Conditions which may be waived by both NYSE Euronext and Deutsche Börse, acting together (or, in the case of paragraph (h), may be waived by either NYSE Euronext and Deutsche Börse), in each case, if and to the extent that such waiver is permitted by the Takeover Act:

(a) Minimum Condition. Prior to the Expiration Time (or, if the parties agree, such later date as permitted by the BaFin), the Minimum Condition shall have been satisfied.

(b) Competition Approvals. Any waiting period (and any extension thereof) applicable to the Offer and the Merger under the Competition Approvals shall have expired or been terminated.

(c) Registration Statement. Prior to the Expiration Time, the Registration Statement shall have become effective under the Securities Act and, prior to the Acceptance Time, shall not be the subject of any stop order or proceeding seeking a stop order.

(d) NYSE Euronext Requisite Vote. Prior to the Expiration Time, the NYSE Euronext Requisite Vote shall have been obtained at the NYSE Euronext Stockholders Meeting.

(e) Exchange Listing. The Holdco Shares to be issued in the Offer and the Merger and such other Holdco Shares to be reserved for issuance in connection with the Offer and the Merger pursuant to this Agreement shall have been authorized for listing on the New York Stock Exchange, the Frankfurt Stock Exchange and Euronext Paris, upon official notice of issuance.

(f) Governmental Proceeding. There shall not be pending any suit, action or proceeding by any Governmental Entity (i) challenging the acquisition by Holdco of any of the Deutsche Börse Shares or the NYSE Euronext Shares, seeking to restrain or

Annex II: Page 1

prohibit the consummation of the Offer or the Merger, or seeking to place limitations on the ownership of the Deutsche Börse Shares or shares of common stock of the Surviving Corporation by Holdco or seeking to obtain from Deutsche Börse, NYSE Euronext or Holdco any damages that are material in relation to Deutsche Börse or to NYSE Euronext, (ii) seeking to prohibit or materially limit the ownership or operation by Deutsche Börse or any of its Subsidiaries, or by NYSE Euronext or any of its Subsidiaries, of any material portion of any business or of any assets of Deutsche Börse, NYSE Euronext or any of their respective Subsidiaries, or to compel Deutsche Börse, NYSE Euronext or any of their respective Subsidiaries to divest or hold separate any material portion of any business or of any assets of Deutsche Börse, NYSE Euronext or any of their respective Subsidiaries, as a result of the Offer or the Merger or (iii) seeking to prohibit Holdco or any of its Subsidiaries from effectively controlling in any material respect the business or operations of Deutsche Börse or its Subsidiaries or NYSE Euronext or its Subsidiaries except to the extent that NYSE Euronext is currently limited in its control of its “Regulated Subsidiaries” (as defined in the NYSE Euronext Organizational Documents).

(g) Other Approvals. (i) The SEC shall have approved the applications under Rule 19b-4 of the Exchange Act submitted by NYSE Euronext and/or its applicable Subsidiaries and by Deutsche Börse and/or its applicable Subsidiaries in connection with the transactions contemplated by the Agreement; (ii) the Dutch Minister of Finance shall have issued a declaration of no objection to Holdco, (iii) the Dutch Minister of Finance or the AFM, as applicable, shall have confirmed, reissued, renewed or amended the existing declarations of no objection issued to NYSE Euronext, NYSE Euronext (International) B.V., NYSE Euronext (Holding) N.V. and Euronext N.V. pursuant to Sections 5:32d or 3:95(1)(c) of the Dutch Financial Supervision Act, in each case allowing the relevant entity to acquire or hold, indirectly or directly, as the case may be, the shares of Euronext Amsterdam N.V.; (iv) the Dutch Minister of Finance and the AFM shall have reviewed and approved the proposed transaction pursuant to, and confirmed, reissued, renewed or amended, the existing exchange license granted to Euronext Amsterdam N.V. as well as NYSE Euronext, NYSE Euronext (International) B.V., NYSE Euronext (Holding) N.V. and Euronext N.V. pursuant to Sections 5:26 and 2:96 of the Dutch Financial Supervision Act; (v) the College of Regulators and, to the extent required, any other Regulatory Authority shall have granted the requisite non-objection to the Offer, the Merger and the other transactions contemplated by this Agreement; (vi) to the extent required, CFIUS shall have granted approval under the Exon-Florio Amendment; and (vii) there shall have been obtained or made all other consents, approvals and actions of, filings with and notices to any Governmental Entity required of NYSE Euronext, Deutsche Börse or any of their Subsidiaries to consummate the Offer and the Merger, the issuance of Holdco Shares in the Offer and the Merger and the other transactions contemplated by the Agreement (including any necessary amendments to existing exchange licenses and recognitions), the failure of which to be obtained, made or taken, individually or in the aggregate, would reasonably be expected to have a Substantial Detriment to Holdco, NYSE Euronext and Deutsche Börse, and such consents, approvals and actions shall have been obtained on terms that, individually or in the aggregate, would not reasonably be

Annex II: Page 2

expected to have a Substantial Detriment to Holdco, NYSE Euronext and Deutsche Börse and their respective Subsidiaries.

(h) Material Adverse Market Change. Prior to the Expiration Time, there shall not have occurred a suspension of the currency trading or debt markets in (a) Frankfurt am Main, Federal Republic of Germany and London, England, or (b) New York, New York, U.S.A. for more than two trading days.

II. Conditions Waivable by NYSE Euronext. Conditions which may be waived solely by NYSE Euronext:

(a) No Offer Material Adverse Effect on Deutsche Börse. Prior to the Expiration Time, there shall not have been an Offer Material Adverse Effect on Deutsche Börse.

(b) IRS Ruling or Rulings. NYSE Euronext shall have received one or more private letter rulings from the IRS substantially to the effect that (i) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and/or the Merger and the Offer, taken together, will qualify as an exchange within the meaning of Section 351(a) of the Code, and (ii) (A) the transfer of NYSE Euronext Shares by U.S. persons for shares of Holdco will qualify for an exception to Section 367(a)(1) of the Code under Treasury Regulation Sections 1.367(a)-3(c)(1) and 1.367(a)-3(c)(9), and (B) any U.S. person transferring NYSE Euronext Shares who is a “5% transferee shareholder” (within the meaning of Treasury Regulation Section 1.367(a)-3(c)(5)(ii)) will qualify for the exception to Section 367(a)(1) of the Code only upon entering a five-year gain recognition agreement pursuant to Treasury Regulation Section 1.367(a)-8.

III. Conditions Waivable by Deutsche Börse. Conditions which may be waived solely by Deutsche Börse:

(a) No Offer Material Adverse Effect on NYSE Euronext. Prior to the Expiration Time, there shall not have been an Offer Material Adverse Effect on NYSE Euronext.

(b) IRS Ruling or Rulings. Deutsche Börse shall have received a private letter ruling from the IRS substantially to the effect that the Offer will qualify as a transaction described in Section 351 of the Code and/or the Offer and the Merger, taken together, will qualify as transaction described in Section 351(a) of the Code.

For purposes of this Annex II, an “Offer Material Adverse Effect” on NYSE Euronext or Deutsche Börse, as applicable, means any circumstance or circumstances relating to NYSE Euronext or Deutsche Börse, respectively, that, according to the assessment of the Independent Expert, has or have resulted in, or would reasonably be expected to result in, individually or in the aggregate, a decrease in the consolidated net revenues of NYSE Euronext or Deutsche Börse, respectively, of at least $300,000,000 in the 2011 financial year and/or 2012

Annex II: Page 3

financial year of NYSE Euronext or Deutsche Börse, respectively, to the extent the decrease is recurrent.

An Offer Material Adverse Effect will only be deemed to have occurred if, on or before the day before the publication of the results of the Exchange Offer pursuant to Section 23 para. 1 sentence 1 no. 2 of the Takeover Law, an independent expert from Deloitte or another expert mutually selected by NYSE Euronext and Deutsche Börse (the “Independent Expert”), using the due and careful consideration of a diligent professional has delivered an opinion that an Offer Material Adverse Effect has occurred. Either NYSE Euronext or Deutsche Börse may request that the Independent Expert undertake an evaluation of whether an Offer Material Adverse Effect has occurred with respect to the other party. The Independent Expert shall further render his opinion without undue delay and shall publish the result of his opinion without undue delay in the Frankfurter Allgemeine Zeitung and the Wall Street Journal with reference to the Offer. The opinion of the Independent Expert shall be binding upon and non-appealable and shall be promptly disclosed publicly by NYSE Euronext and Deutsche Börse.

Annex II: Page 4

EXHIBIT A: Form of Holdco Articles of Association

[TopCo] N.V.

ARTICLES OF ASSOCIATION

Linklaters LLP

World Trade Centre Amsterdam

Zuidplein 180

1077 XV Amsterdam

Telephone (+31) 20 799 6200

Facsimile (+31) 20 799 6300

Ref MG/L-152813

NOTE ABOUT TRANSLATION:

This document is an English translation of a document prepared in Dutch. In preparing this document, an attempt has been made to translate as literally as possible without jeopardising the overall continuity of the text. Inevitably, however, differences may occur in translation and if they do, the Dutch text will govern by law. The definitions in article 1.1 of this document are listed in the English alphabetical order which may differ from the Dutch alphabetical order.

In this translation, Dutch legal concepts are expressed in English terms and not in their original Dutch terms. The concepts concerned may not be identical to concepts described by the English terms as such terms may be understood under the laws of other jurisdictions.

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ARTICLES OF ASSOCIATION:

CHAPTER I

1	Definitions and interpretation

1.1	In these articles of association, the following terms shall have the following meanings:

“Board” means the Board of Directors of the Company.

“Board Committees” has the meaning attributed thereto in article 17.7.

“Board Rules” has the meaning attributed thereto in article 17.6.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Amsterdam, the Netherlands, Frankfurt am Main, Germany, New York, State of New York, United States of America and Paris, France.

“Closing Date” means [—].

“Company” means the company the internal organisation of which is governed by these articles of association.

“Company Secretary” has the meaning attributed thereto in article 14.6.

“demerger” has the meaning attributed thereto in article 35.2.

“Director” means each member of the Board; unless the contrary is apparent, this shall include each Executive Director and each Non-Executive Director.

“Distributable Equity” means the part of the Company’s equity which exceeds the aggregate of the issued capital and the reserves which must be maintained pursuant to the laws of the Netherlands.

“Executive Director” means a member of the Board, which member is particularly responsible for the daily affairs of the Company.

“EURIBOR” means the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period, displayed on the appropriate page of the Reuters screen on the date of the first issue of Preference Shares and at each anniversary of such date, or if that is not a Business Day, the next Business Day. If the agreed page is replaced or service ceases to be available at that date, the Board may specify another page or service displaying the appropriate rate or otherwise determine the appropriate rate.

“FPI-Status” has the meaning attributed thereto in article 14.2.

“General Meeting” or “General Meeting of Shareholders” means the body of the Company consisting of the person or persons to whom, as a Shareholder or otherwise, voting rights attached to Shares accrue or (as the case may be) a meeting of such persons (or their representatives) and other persons entitled to attend such meetings.

“Group Chairman” has the meaning attributed thereto in article 15.1.

“Group CEO” has the meaning attributed thereto in article 16.1.

“Group Vice-Chairman” has the meaning attributed thereto in article 15.1.

“in writing” means transmitted by letter, telecopier or e-mail, or any other electronic means of communication, provided the relevant message is legible and reproducible.

“Initial Board Term” has the meaning attributed thereto in article 14.1.

“Initial CEO Term” has the meaning attributed thereto in article 16.1.

“Initial Chairman Term” has the meaning attributed thereto in article 15.1.

“Non-Executive Director” means a member of the Board, which member is particularly responsible for the supervision of the policy of the Executive Directors and the general affairs of the Company.

“Ordinary Share” means an ordinary share in the capital of the Company.

“Preference Share” means a cumulative preference share in the capital of the Company.

“Preferred Dividend” has the meaning attributed thereto in article 24.1.

3

“record date” has the meaning attributed thereto in article 28.4.

“Share” means a share in the capital of the Company. Unless the contrary is apparent, this shall include each Ordinary Share and each Preference Share.

“Shareholder” means a holder of one or more Shares. Unless the contrary is apparent, this shall include each holder of Ordinary Shares as well as each holder of Preference Shares.

“Subsidiary” means a subsidiary of the Company as referred to in Section 2:24a of the Dutch Civil Code.

“[Topco] Group” means the Company together with its Subsidiaries.

1.2	References to “articles” refer to articles that are part of these articles of association, except where expressly indicated otherwise.

CHAPTER II

NAME, OFFICIAL SEAT AND OBJECTS

2	Name, official seat and headquarters

2.1	The Company’s name is:

[TopCo] N.V.

2.2	The Company has its official seat in Amsterdam, the Netherlands.

2.3	The [Topco] Group shall have dual headquarters which shall be located in Frankfurt am Main, Germany, and New York, State of New York, United States of America.

3	Objects

The objects of the Company are:

(a)	to incorporate, to participate in any way whatsoever in, to manage, to supervise businesses and companies, including without limitation businesses and companies of which the objects are to set up, develop, hold and operate, directly or indirectly, one or more exchanges or markets or other facilities with regard to the listing of, the trade in, the clearing and settlement of transactions in, and the custody of, securities and derivatives;

(b)	to finance and/or acquire businesses and companies;

(c)	to borrow, to lend and to raise funds, including through the issue of bonds, debt instruments or other securities or evidence of indebtedness as well as to enter into agreements in connection with aforementioned activities;

(d)	to render advice and services to businesses and companies with which the Company forms a group and to third parties;

(e)	to grant guarantees, to bind the Company and to pledge its assets for obligations of businesses and companies with which it forms a group and on behalf of third parties;

(f)	to perform any and all activities of an industrial, financial or commercial nature;

and to do all that is connected therewith or may be conducive thereto, all to be interpreted in the broadest sense.

CHAPTER III

AUTHORISED CAPITAL; SHARES; REGISTER OF SHAREHOLDERS

4	Authorised capital

4.1	The authorised capital of the Company is — euro (EUR —).

4

4.2	The authorised capital of the Company is divided into — (—) Ordinary Shares with a nominal value of — (EUR —) each, numbered — through — and — (—) Preference Shares, with a nominal value of — (EUR —) each, numbered P— through P—.

5	Shares; register of Shareholders

5.1	All Shares shall be registered and shall be available in the form of an entry in the register of Shareholders. No share certificates shall be issued.

5.2	With due observance of the applicable provisions of the laws of the Netherlands in respect of Shares, a register of Shareholders shall be kept by or on behalf of the Company, which register shall be regularly updated and, at the discretion of the Board, may, in whole or in part, be kept in more than one copy and at more than one address. Part of the register of Shareholders may be kept abroad in order to comply with applicable foreign statutory provisions or rules of the New York Stock Exchange, the Frankfurt Stock Exchange and any other stock exchange where Shares or depositary receipts of Shares are listed.

5.3	The form and contents of the register of Shareholders shall be determined by the Board with due observance of the provisions of articles 5.2 and 5.5.

5.4	All entries and notes in the register shall be signed by one or more persons authorised to represent the Company.

5.5	Each Shareholder’s name, address and such further information as required by the laws of the Netherlands or considered appropriate by the Board, shall be recorded in the register of Shareholders.

5.6	Upon his request, a Shareholder shall be provided with written evidence of the contents of the register of Shareholders with regard to the Shares registered in his name free of charge, and the statement so issued may be validly signed on behalf of the Company by a person to be designated for that purpose by the Board. In order to comply with applicable foreign statutory provisions or rules of the New York Stock Exchange, the Frankfurt Stock Exchange and any other stock exchange where Shares or depositary receipts of Shares are listed, the Company may allow inspection of the register of Shareholders by, or provide information included in the register of Shareholders to, any applicable supervisory authority.

5.7	The provisions of articles 5.5 and 5.6 shall equally apply to persons who hold a pledge on or usufruct in a Share.

CHAPTER IV

ISSUANCE OF SHARES

6	Resolution to issue; conditions

6.1	Shares may be issued pursuant to a resolution of the General Meeting, or of another body of the Company designated for that purpose by a resolution of the General Meeting for a fixed period that may not exceed five (5) years. On such designation, the number and class of Shares which may be issued must be specified. The designation may be extended, from time to time, for a period not exceeding five (5) years. Unless the designation provides otherwise, it may not be withdrawn. A resolution of the General Meeting to issue Shares or to designate another body of the Company as the competent body to issue Shares can only be adopted at the proposal of the Board.

6.2	Within eight (8) days after each resolution of the General Meeting to issue Shares or to designate another body of the Company as the competent body to issue Shares, the full wording of the resolution involved shall be deposited at the office of the Dutch Trade Register.

5

6.3	Within eight (8) days after the end of each calendar quarter, each issue of Shares in such calendar quarter shall be notified to the office of the Dutch Trade Register, stating the number of Shares issued.

6.4	A resolution to issue Shares shall stipulate the issue price and the other conditions of issue. The issue price shall not be less than par, without prejudice to the provisions laid down in Section 2:80, subsection 2, of the Dutch Civil Code.

6.5	If Preference Shares are issued a General Meeting will be convened to be held not later than twenty-four (24) months after the day on which Preference Shares were first issued. At that General Meeting, the repurchase or cancellation of the Preference Shares will be considered. If the General Meeting does not resolve to repurchase or to cancel the Preference Shares, then each twelve (12) months after the latter General Meeting, a General Meeting will be convened and held to consider the repurchase or cancellation of the Preference Shares, until no Preference Shares will be outstanding.

The provisions above in this article 6.5 will not apply to Preference Shares issued pursuant to a resolution of the General Meeting.

6.6	The provisions of articles 6.1 through 6.3 shall apply by analogy to the granting of rights to subscribe for Shares, but shall not be applicable to the issue of Shares to persons exercising a right to subscribe for Shares previously granted.

7	Rights of pre-emption

7.1	Upon issuance of Ordinary Shares, each holder of Ordinary Shares shall have a right of pre-emption in proportion to the aggregate nominal value of his Ordinary Shares, subject to the provisions of articles 7.2, 7.3 and 7.6. Holders of Ordinary Shares shall have a similar right of pre-emption if rights are granted to subscribe for Ordinary Shares.

7.2	Holders of Ordinary Shares shall have no right of pre-emption on Ordinary Shares which are issued against non-cash contributions nor on Ordinary Shares which are issued to employees of the Company or of a group company as defined in Section 2:24b of the Dutch Civil Code, nor on Preference Shares which are issued. Holders of Preference Shares shall have no right of pre-emption on Ordinary Shares or Preference Shares which are issued.

7.3	Prior to each single issuance of Ordinary Shares, the right of pre-emption may be limited or excluded by a resolution of the General Meeting. The right of pre-emption may also be limited or excluded by the body of the Company designated pursuant to article 6.1 hereof, if, by a resolution of the General Meeting, it was designated and authorised for a fixed period, not exceeding five (5) years, to limit or exclude such right of pre-emption. The designation may be extended, from time to time, for a period not exceeding five years. Unless the designation provides otherwise, it may not be withdrawn. If less than one-half of the Company’s issued capital is present or represented at the meeting, a majority of at least two-thirds of the votes cast shall be required for a resolution of the General Meeting to limit or exclude such right of pre-emption or to make such designation. A resolution of the General Meeting to limit or exclude the right of pre-emption or to designate another body of the Company as the competent body to limit or exclude the right of pre-emption can only be adopted at the proposal of the Board.

7.4	Within eight (8) days after each resolution of the General Meeting to designate another body of the Company as the competent body to limit or exclude the right of pre-emption, the full wording of the resolution involved shall be deposited at the office of the Dutch Trade Register.

7.5	The Company shall announce any issuance of Ordinary Shares with rights of pre-emption and the period of time within which such rights of pre-emption may be exercised in the

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Dutch Government Gazette (Staatscourant) and in a nationally distributed newspaper, unless the announcement is made to all holders of Ordinary Shares in writing to the address provided by each of them, and furthermore in such other manner as may be required to comply with the rules of the New York Stock Exchange, the Frankfurt Stock Exchange and any other stock exchange where Ordinary Shares or depositary receipts of Ordinary Shares are listed. Such rights of pre-emption can be exercised during at least two weeks after the day of notice in the Dutch Government Gazette (Staatscourant) or after the dispatch of the announcement to the Shareholders.

7.6	Holders of Ordinary Shares shall have no right of pre-emption in respect of Ordinary Shares which are issued to a person exercising a right to subscribe for Ordinary Shares previously granted.

8	Payment for Shares

8.1	The full nominal value of each ordinary share must be paid upon subscription, and, in addition, if the ordinary share is issued at a higher amount, the difference between such amounts. Preference Shares may be issued against partial payment, provided that at least one-fourth of the nominal value must be paid upon the issuance.

8.2	Payment for a Share must be made in cash insofar as no non-cash contribution has been agreed upon. Payment in a currency other than euros may only be made with the consent of the Company and with due observance of the provisions of Section 2:93a of the Dutch Civil Code.

8.3	Non-cash contributions on Shares are subject to the provisions of Section 2:94b of the Dutch Civil Code.

8.4	The Board may at any desired time determine the day on which further payments on non-fully paid-up Preference Shares must be made, and in what amount. The Board shall give the holders of the Preference Shares immediate notice of such resolution; there must be at least thirty (30) days between that notification and the day on which the payment must have occurred.

8.5	The Board shall be authorised to perform legal acts relating to non-cash contributions on Shares and other legal acts as referred to in Section 2:94 of the Dutch Civil Code, without prior approval of the General Meeting.

CHAPTER V

OWN SHARES; REDUCTION OF THE ISSUED CAPITAL

9	Own Shares

9.1	When issuing Shares, the Company may not subscribe for its own Shares.

9.2	The Company may acquire fully paid-up Shares or depositary receipts thereof, provided either no valuable consideration is given, or:

(a)	the Distributable Equity is at least equal to the purchase price; and

(b)	the aggregate nominal value of the Shares or depositary receipts thereof to be acquired, and of the Shares or depositary receipts thereof already held, by the Company and its Subsidiaries, and of the Shares and depositary receipts thereof held in pledge by the Company, does not exceed one-half of the Company’s issued capital; and

(c)	the Board has been authorised by the General Meeting thereto. Such authorisation shall be valid for not more than eighteen (18) months. The General Meeting must specify in the authorisation the number of Shares which may be acquired, the

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manner in which they may be acquired and the limits within which the price must be set.

9.3	The validity of the acquisition shall be decided on the basis of the amount of equity appearing from the last adopted balance sheet, less the aggregate of the acquisition price for Shares or depositary receipts thereof, the amount of loans as referred to in article 10.3 and any distributions of profits or at the expense of reserves to others which have become due by the Company and its Subsidiaries after the balance sheet date. An acquisition in accordance with article 9.2 shall not be permitted, if more than six (6) months have elapsed after the end of a financial year without the annual accounts having been adopted.

9.4	The authorisation referred to in article 9.2(c) is not required to the extent the Company acquires its own Shares which are quoted in the listing of any stock exchange in order to transfer them to employees of the Company or of a group company of the Company pursuant to a plan applicable to such employees.

9.5	The foregoing provisions of this article 9 shall not apply to Shares or depositary receipts thereof which the Company acquires by universal succession of title.

9.6	The acquisition of Shares or depositary receipts thereof by a Subsidiary shall be subject to the provisions of Section 2:98d of the Dutch Civil Code.

9.7	Shares or depositary receipts thereof held by the Company may be transferred pursuant to a resolution of the Board.

9.8	In the General Meeting, no voting rights may be exercised for any Share held by the Company or a Subsidiary, or for any Share for which the Company or a Subsidiary holds the depositary receipts. However, pledgees and usufructuaries of Shares owned by the Company or a Subsidiary are not excluded from exercising voting rights if the right of pledge or the usufruct was created before the Share was owned by the Company or such Subsidiary. The Company or a Subsidiary may not exercise voting rights for a Share in which it holds a right of pledge or a usufruct.

10	Financial assistance

10.1	The Company may not give security, guarantee the price, or in any other way answer to or bind itself, either severally or jointly, for or on behalf of third parties, with a view to a subscription for or an acquisition of Shares or depositary receipts thereof by others. This prohibition also applies to Subsidiaries.

10.2	The prohibition of article 10.1 shall not apply to Shares or depositary receipts thereof subscribed or acquired by or for employees of the Company or of a group company as defined in Section 2:24b of the Dutch Civil Code.

10.3	The Company and its Subsidiaries may provide loans with a view to the subscription or acquisition by others of Shares or depositary receipts thereof in the Company, but only to the extent permitted under and in compliance with Section 2:98c of the Dutch Civil Code.

11	Reduction of the issued capital

11.1	The General Meeting may resolve to reduce the Company’s issued capital in accordance with the relevant provisions prescribed by the laws of the Netherlands, provided that such resolution can only be adopted at the proposal of the Board. Such resolution must designate the Shares to which the resolution pertains and must provide for the implementation of the resolution.

11.2	A reduction of the Company’s issued capital may be effected:

(a)	by cancellation of Shares held by the Company or for which the Company holds the depositary receipts; or

(b)	by reducing the nominal value of Shares, to be effected by an amendment of these

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articles of association; or

(c)	by cancellation of Preference Shares.

11.3	If all issued Preference Shares are cancelled, the following shall be paid on each Preference Share:

(a)	as repayment: an amount equal to the nominal amount paid on that Preference Share; and

(b)	as a distribution at the expense of the Distributable Equity, subject to the provisions of article 24.9:

(i)	any missing Preferred Dividend in relation to financial years prior to the financial year in which cancellation occurs;

(ii)	any Preferred Dividend accrued during the financial year in which cancellation occurs but unpaid, to be calculated for this purpose over the period ending on the day of cancellation of the Preference Share.

11.4	If less than one-half of the Company’s issued capital is present or represented at the meeting, a majority of at least two-thirds of the votes cast shall be required for a resolution of the General Meeting to reduce the Company’s issued capital.

11.5	A reduction of the nominal value of Shares without repayment must be effected in proportion to all Shares. This principle may be deviated from with the consent of all Shareholders.

11.6	The notice convening a General Meeting of Shareholders, at which a proposal to reduce the Company’s issued capital will be made, shall state the purpose of the capital reduction and the manner in which it is to be achieved.

11.7	A reduction of the Company’s issued capital shall furthermore be subject to the provisions of Sections 2:99 and 2:100 of the Dutch Civil Code.

CHAPTER VI

TRANSFER OF SHARES

12	Transfer of Shares

12.1	For as long as Shares or depositary receipts thereof are admitted to the official listing on a regulated stock exchange as referred to in Section 2:86c of the Dutch Civil Code, the transfer of a Share and the creation or transfer of a limited right thereon shall require a private deed to that effect and, except in the event the Company is party to that legal act, an acknowledgement in writing by the Company of the transfer. The acknowledgement shall be given in the private deed, or by a dated statement embodying such acknowledgement on the private deed or on a true copy or extract thereof duly authenticated by a civil law notary or by the transferor. Serving of such private deed, true copy or extract on the Company shall be deemed to be equal to acknowledgement.

12.2	If the Shares or the depositary receipts thereof are no longer admitted to an official listing of a regulated stock exchange as referred to in Section 2:86c of the Dutch Civil Code, Section 2:86 of the Dutch Civil Code will apply, as a result of which a transfer of a Share and the creation or transfer of a limited right shall, inter alia, require a notarial deed to that effect.

12.3	The acknowledgement of transfer by the Company shall be signed by one or more persons authorised to represent the Company.

12.4	The provisions of articles 12.1 and 12.2 shall apply correspondingly to the allotment of Shares by distribution of any community.

CHAPTER VII

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PLEDGING OF SHARES AND USUFRUCT ON SHARES

13	Pledging of Shares and usufruct on Shares

13.1	The provisions of article 12 shall apply by analogy to the pledging of Shares and to the creation or transfer of a usufruct on Shares.

13.2	Upon the creation of a right of pledge or usufruct on a Share, the voting rights attached to such Share may be assigned to the pledgee or usufructuary, with due observance of the relevant provisions of the laws of the Netherlands. Both the Shareholder without voting rights and the pledgee or usufructuary with voting rights shall have the rights conferred by the laws of the Netherlands upon holders of depositary receipts issued with a company’s cooperation for shares in its capital. The pledgee or usufructuary without voting rights shall not have the rights referred to in the preceding sentence.

CHAPTER VIII

THE BOARD

14	Composition; remuneration

14.1

Until the end of the annual General Meeting of Shareholders occurring in 2015 (the “Initial Board Term”), the Board shall consist of seventeen (17) members, constituted as follows: one (1) Executive Director A, being the Group CEO; one (1) Director B, being the Group Chairman; and fifteen (15) Non-Executive Directors, consisting of six (6) Non-Executive Directors A and nine (9) Non-Executive Directors B. Immediately following the expiry of the Initial Board Term, the number of Directors will be decreased and the Board shall consist of twelve (12) members (without designations as either Directors A or Directors B), constituted as follows: one (1) Executive Director, being the Group CEO; one (1) Director, being the Group Chairman; and ten (10) Non-Executive Directors. Only natural persons can be Directors. To the extent permitted under the laws of the Netherlands and subject to the terms of the articles and the Board Rules, and to the extent a Director is not appointed prior to the Closing Date as either an Executive Director or a Non-Executive Director, the Board shall determine whether a Director shall be designated as an Executive Director or as a Non-Executive Director.

14.2

Each of the Directors shall be appointed by the General Meeting for a term that will expire at the end of the next annual General Meeting of Shareholders or until his or her successor is elected or, if earlier, upon such Director’s resignation, removal or death. During the Initial Board Term, each of the Directors (or his or her replacement pursuant to article 14.5) shall be nominated by the Board for re-election to the Board pursuant to a binding nomination at each of the annual General Meetings of Shareholders occurring in 2012, 2013 and 2014; provided, however, that the Group Chairman and the Group CEO shall each be nominated by the Board pursuant to a binding nomination for re-election to the Board at the annual General Meetings of Shareholders occurring in 2012, 2013, 2014 and 2015 in accordance with articles 15.1 and 16.1. Notwithstanding the foregoing provisions of this article 14.2, in the event that the Board determines prior to the Closing Date that (i) the Company will qualify as a “foreign private issuer” as defined in Rule 3b-4(c) promulgated under the U.S. Securities Exchange Act (such status, “FPI Status”) and will maintain FPI Status on an ongoing basis following the Closing Date through the end of the Initial Chairman Term, and (ii) the Directors may be appointed by the General Meeting for a term that expires in 2015 (or in 2016 in the case of the Group Chairman and the Group CEO) and Directors are not otherwise required by applicable law, regulation or stock exchange listing standards to be elected at each annual General Meeting, then the Directors shall be appointed on or prior

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to the Closing Date by the General Meeting for a term ending at the end of the annual General Meeting of Shareholders occurring in 2015, except that the Group Chairman and the Group CEO shall each initially be appointed on or prior to the Closing Date for a term ending at the end of the annual General Meeting of Shareholders occurring in 2016.

14.3	Directors shall be appointed by the General Meeting by the vote in favour of at least two-thirds majority of the votes cast, representing more than one-half of the Company’s issued share capital or, in the case of any person nominated by the Board for appointment as a Director, by the vote in favour of at least a majority of the votes cast. Notwithstanding the foregoing, the Board may submit a binding nomination in accordance with Section 2:133 of the Dutch Civil Code to nominate persons for appointment as Directors at the General Meeting of Shareholders and, in the event of any such binding nomination, the General Meeting shall appoint Directors solely from such binding nominations; provided, however, that the General Meeting may, by a resolution passed with at least a two-thirds majority of the votes cast, representing more than one-half of the Company’s issued capital, resolve that the candidates proposed pursuant to any binding nomination shall not be appointed as Directors, in which case the Board shall have the right to submit a new binding nomination with respect to any Board seats which are to be filled for the appointment of Director(s) at a further General Meeting of Shareholders. A Director may be reappointed with due observance of the previous sentences.

14.4	A Director may be suspended or removed by the General Meeting at any time by a resolution passed with at least a two-thirds majority of the votes cast, representing more than one-half of the Company’s issued capital. If permitted under the laws of the Netherlands, a Director may also be suspended by the Board. Any suspension may not last longer than three (3) months in the aggregate. If, at the end of that period, no decision has been taken on termination of the suspension, the suspension shall end.

14.5	In the event of a Director’s resignation, removal or death prior to the end of the Initial Board Term, the Directors A shall make a recommendation to the Nominations, Governance and Corporate Responsibility Committee of a replacement candidate if the vacancy occurs in a Board seat previously held by a Director A, and the Directors B shall make a recommendation to the Nominations, Governance and Corporate Responsibility Committee of a replacement candidate if the vacancy occurs in a Board seat previously held by a Director B. Any person who is elected to the Board to fill a Board seat during the Initial Board Term that was previously held by a Director A or a Director B shall be designated as a Director A or a Director B, respectively, for purposes of article 14.1, but such person shall not constitute a Director A or a Director B (and shall instead have undesignated status) for purposes of article 17.8 unless such person is the Group Chairman or the Group CEO or is recommended by the Directors A (in the case of a vacancy in a Director A seat) or by the Directors B (in the case of a vacancy in a Director B seat) to fill the vacancy on the relevant Board Committee.

In the event of the resignation, removal or death of the Group Chairman or the Group CEO prior to the end of their respective Initial Chairman Term or Initial CEO Term, the procedure under this article 14.5 shall apply mutatis mutandis, except that the recommendation of the Directors A or the Directors B, as applicable, shall be binding on the Nominations Governance and Corporate Responsibility Committee and on the Board, who shall nominate such nominee for appointment to the Board and shall appoint such nominee as the Group Chairman or the Group CEO, as applicable, concurrently with his or her appointment by the General Meeting until the expiration of the Initial Chairman Term or the Initial CEO Term, as applicable. The particular rights, authorities and responsibilities of the Group Chairman and the Group CEO under these articles and the Board Rules will be

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granted to their respective successors during the Initial Chairman Term or the Initial CEO Term, as applicable.

14.6	The Board may appoint a company secretary (the “Company Secretary”) who shall assist the Board. If a Company Secretary is appointed during the Initial Board Term, the individual with the position of General Corporate Counsel shall be appointed as the Company Secretary. The Company Secretary shall have such powers as are assigned to him, subject to the provisions of these articles of association, by the Board on or after his appointment.

14.7	The Company has a policy on the remuneration of the Board. The policy shall be adopted by the General Meeting, upon a proposal of the Human Resources and Compensation Committee of the Board. The policy on remuneration shall, in any case, include the subjects referred to in Sections 2:383c up to and including 2:383e of the Dutch Civil Code, insofar as these relate to the Board.

14.8	The Board shall determine, with due observance of the policy referred to in article 14.7, the remuneration and further conditions of employment for each member of the Board.

14.9	Proposals concerning plans or arrangements for share awards or share options to Directors shall be submitted by the Board to the General Meeting for its approval. Such proposals must, at a minimum, state the number of shares or share options that may be granted to the Board and the criteria that apply to the granting of such shares or share options or the alteration of such arrangements.

15	Chairman of the Board

15.1	The Board shall appoint one of the Directors to be the Chairman of the Board (the “Group Chairman”) for such period as the Board may decide, except that the person who was the Group Chairman as of the Closing Date shall have a term expiring at the end of the next annual General Meeting of Shareholders and shall be re-appointed as Group Chairman by the Board at the annual General Meetings occurring in 2012, 2013, 2014 and 2015 (the total term ending at the end of the annual General Meeting of Shareholders occurring in 2016 to be referred to as the “Initial Chairman Term”) concurrently with his re-election as a Director at such meetings, subject however to his earlier resignation, removal or death. Notwithstanding the foregoing provisions of this article 15.1, in the event that the Board determines prior to the Closing Date that (i) the Company will have and maintain FPI Status on an ongoing basis following the Closing Date through the end of the Initial Chairman Term, and (ii) the Directors may be appointed by the General Meeting for a term that expires in 2015 (or in 2016 in the case of the Group Chairman and the Group CEO) and Directors are not otherwise required by applicable law, regulation or stock exchange listing standards to be elected at each annual General Meeting, then the person who was the Group Chairman as of the Closing Date shall be appointed for a period ending at the end of the annual General Meeting of Shareholders occurring in 2016. During the Initial Chairman Term, the Board shall also appoint one of its Directors A as Vice Chairman of the Board (a “Group Vice Chairman”). The Group Vice Chairman shall only fulfil the duties of the Group Chairman under article 15.2.1 in case of his absence pursuant to article 15.4 and as specified in article 29.1, but shall have none of the other of the particular powers conferred upon the Group Chairman during the Initial Chairman Term.

15.2	During the Initial Chairman Term, the responsibilities and authorities of the Group Chairman shall include:

15.2.1	leading the meetings of the Board, calling Board meetings and setting the agenda;

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15.2.2	initiating and developing overall [TopCo] Group strategy (i.e. strategic measures impacting the overall [TopCo] Group and measures requiring decisions on significant investment prioritizations);

15.2.3	global relationship management and representation and global political and regulatory representation of the [TopCo] Group; and

15.2.4	consultation rights in relation to appointments and removals of members of the Global Executive Committee selected by the Group CEO.

15.3	After the Initial Chairman Term, the Group Chairman shall be a Non-Executive Director and the responsibilities and authorities of the Group Chairman shall consist of the responsibilities and authorities provided for at such time in the Board Rules. The particular responsibilities and authorities granted to the Group Chairman in accordance with article 15.2 will terminate at the end of the Initial Chairman Term.

15.4	If no Group Chairman has been appointed or if the Group Chairman is absent or unable to take the chair, a meeting of the Board shall be presided over by the Group Vice-Chairman or, in the event of his absence or inability to take the chair, by a member of the Board designated for such purpose by the meeting to be entrusted with the duties of the Group Chairman at such meeting.

15.5	Until the first annual General Meeting of Shareholders occurring after the sixth anniversary of the Closing Date, the Group Chairman shall have his primary office in and perform his [TopCo] Group management tasks primarily out of Frankfurt, Germany, with his secondary office in New York, State of New York, United States of America, and the Group CEO shall have his primary office in and perform his [TopCo] Group management tasks primarily out of New York State of New York, United States of America, with his secondary office in Frankfurt, Germany, or vice-versa with the primary office locations of the Group Chairman and the Group CEO being located in New York, State of New York, United States of America and Frankfurt, Germany, respectively, and their secondary office locations in Frankfurt, Germany and New York, State of New York, United States of America, respectively.

16	Group CEO

16.1	The Board shall appoint the Executive Director to be the chief executive officer of the [TopCo] Group (the “Group CEO”) for such period as the Board may decide, except that the person who was the Group CEO as of the Closing Date shall have a term expiring at the end of the next annual General Meeting of Shareholders and shall be reappointed as Group CEO by the Board at the annual General Meetings of Shareholders occurring in 2012, 2013, 2014 and 2015 (the total term ending at the end of the annual General Meeting of Shareholders occurring in 2016 to be referred to as the “Initial CEO Term”), concurrently with his re-election as a Director at such meetings, subject however to his earlier resignation, removal or death. Notwithstanding the foregoing provisions of this article 16.1, in the event that the Board determines prior to the Closing Date that (i) the Company will have and maintain FPI Status on an ongoing basis following the Closing Date through the end of the Initial CEO Term, and (ii) the Directors may be appointed by the General Meeting for a term that expires in 2015 (or in 2016 in the case of the Group Chairman and the Group CEO) and Directors are not otherwise required by applicable law, regulation or stock exchange listing standards to be elected at each annual General Meeting, then the person who was the Group CEO as of the Closing Date shall be appointed for a period ending at the end of the annual General Meeting of Shareholders occurring in 2016.

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16.2	During the Initial CEO Term, the Group CEO shall assume the typical roles of a CEO, including the following responsibilities and authorities:

16.2.1	the management and performance of the [TopCo] Group (including annual budget and business plan);

16.2.2	initiating and developing business strategy of the [TopCo] Group for the global divisions and regions;

16.2.3	developing integration policy and parameters to shape the [TopCo] Group, including systems, staffings and locations, for consideration of the Integration Committee, and having responsibility for execution of integration;

16.2.4	serving as a member of the Strategy Committee; and

16.2.5	chairing the Global Executive Committee and having the right of selection, appointment and removal of Global Executive Committee members, provided that the Group CEO shall closely consult with the Group Chairman (during the Initial Chairman Term) and the entire Board on any proposed appointments or removals of Global Executive Committee members.

17	Duties, decision-making process and allocation of duties; committees

17.1	Subject to the restrictions imposed by these articles of association, the business and affairs of the Company and [TopCo] Group shall be managed by or under the direction of the Board.

17.2	The Non-Executive Directors shall supervise the policy and the fulfilment of duties of the Executive Director and the general affairs of the Company, and they shall be further entrusted with such duties as are and shall be determined by or pursuant to these articles of association or as set out in the Board Rules.

17.3	When making Board resolutions, each Director may cast one vote.

17.4	To the extent that the law, these articles of association or the Board Rules do not provide otherwise, all resolutions of the Board shall be adopted by a simple majority of the votes cast. The Board can only validly adopt resolutions in a meeting at which at least the majority of its members are present or represented. A member of the Board may authorise another member of the Board to represent him at the Board meeting and vote on his behalf.

17.5	Resolutions of the Board providing for:

17.5.1	appointment and removal of the Group Chairman and of the Group CEO in accordance with articles 14.5, 15.1 and 16.1, respectively;

17.5.2	proposals to change the articles of association;

17.5.3	transformational M&A deals, which for purposes of this article 17.5.3 shall mean transactions (i) which require approval by the General Meeting pursuant to Section 2:107a of the Dutch Civil Code or (ii) which in view of their size and significance very materially change the business of the [Topco] Group, either in size or direction or geographic presence; and

17.5.4	major structural changes, which for purposes of this article 17.5.4 shall mean (i) any amendments to articles 2.3, 14.1, 15.5 or 17.7, (ii) changes or enhancements to the responsibilities and authorities of the Group Chairman during the Initial Chairman Term as provided in article 15.2, or changes or enhancements to the responsibilities of the Group Chairman after the Initial Chairman Term as provided in article 15.3 or (iii) changes or enhancements to the responsibilities and authorities of the Group CEO during the Initial CEO Term as provided in article 16.2,

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may only be adopted by a resolution passed with the vote in favour of more than sixty-six percent (66%) of the total number of Directors that would be in office if none of the Board seats would be vacant and all of the Directors would be able to perform their duties.

17.6	With due observance of these articles of association, the Board may establish further rules regarding its decision-making process and working methods, its internal organisation, the composition, duties and organisation of committees and any other matters, including matters concerning the Board, the Executive Director, the Non-Executive Directors, the committees established by the Board, the Group Chairman and the Group CEO (the “Board Rules”). During the Initial Chairman Term and the Initial CEO Term, the Board Rules may be amended and supplemented by the Board from time to time by a resolution adopted by more than sixty-six percent (66%) of the total number of Directors that would be in office if none of the Board seats would be vacant and all of the Directors would be able to perform their duties, and thereafter they may be amended and supplemented by the Board in accordance with the terms of the Board Rules. In case a change of the Board Rules at the same time would constitute a change to these articles of association, or would conflict with any provision of these articles of association, the change shall become effective only upon a change of these articles of association.

17.7	The Board may establish such committees as it may deem necessary, which committees may consist of one or more members of the Board. The Board appoints the members of each committee and determines the tasks of each committee. The Board may, at any time, change the duties and the composition of each committee, provided that during the Initial Board Term, any such changes shall require a resolution passed with the vote in favour of more than sixty-six percent (66%) of the total number of Directors that would be in office if none of the Board seats would be vacant and all of the Directors would be able to perform their duties.

During the Initial Chairman Term and the Initial CEO Term, the Board shall constitute the following committees (the “Board Committees”):

17.7.1	Audit, Finance and Risk Committee;

17.7.2	Nomination, Governance and Corporate Responsibility Committee;

17.7.3	Human Resources and Compensation Committee;

17.7.4	Strategy Committee;

17.7.5	Integration Committee; and

17.7.6	Technology Committee.

17.8	Each of the aforementioned Board Committees shall, during the Initial Board Term, consist of three Directors B and two Directors A. In the event of a vacancy on any Board Committee during the Initial Board Term, the Directors A shall make a recommendation to the Nominations, Governance and Corporate Responsibility Committee of a replacement candidate if the vacancy occurs in a Board seat previously held by a Director A, and the Directors B shall make a recommendation to the Nominations, Governance and Corporate Responsibility Committee of a replacement candidate if the vacancy occurs in a Board seat previously held by a Director B. A replacement member shall not constitute a Director A or a Director B (and shall instead have undesignated status) for purposes of this article 17.8 unless such person is the Group Chairman or the Group CEO or is recommended by the Directors A (in the case of a vacancy in a Director A seat) or by the Directors B (in the case of a vacancy in a Director B seat) to fill the vacancy on the relevant Board Committee.

17.9	During the Initial Chairman Term, the Group Chairman shall chair the Nomination, Governance and Corporate Responsibility Committee and the Strategy Committee and shall be a member of the Human Resources and Compensation Committee and the Integration Committee.

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For the Initial CEO Term, the Group CEO shall chair the Integration Committee and shall be a member of the Strategy Committee.

For the Initial Board Term, the Human Resources and Compensation Committee and the Audit, Finance and Risk Committee shall each be chaired by a Non-Executive Director A, and the Technology Committee shall be chaired by a Non-Executive Director B.

17.10	Meetings of the Board or any Board committees may be held by means of an assembly of the Directors in person at a formal meeting or by conference call, video conference or by any other means of communication, provided that all Directors participating in such meeting are able to communicate with each other simultaneously. Participation in a meeting held in any of the above ways shall constitute presence at such meeting.

17.11	Board resolutions and Board committee resolutions may also be adopted outside a formal meeting, in writing, provided that the proposal concerned is submitted in writing to all Directors or members of such Board committee, as applicable, then in office and none of them objects to the proposed manner of adopting resolutions. Adoption of resolutions in writing shall be effected by written statements from all Directors or Board committee members, as applicable, which are then in office.

18	Representation; conflict of interest

18.1	The Company shall be represented by the Board. The Executive Director shall also be authorised to represent the Company.

18.2	The Board may appoint persons with general or limited power to represent the Company. Each such person shall be competent to represent the Company, subject to the restrictions imposed on him. The Board shall determine each such person’s title.

18.3	In the event of a conflict of interest between the Company and one or more Directors, the provisions of article 18.1 shall continue to apply unimpaired, unless the General Meeting has designated one or more other persons to represent the Company in the case at hand in the event of such a conflict.

19	Approval of Board resolutions

19.1	Resolutions of the Board entailing a significant change in the identity or character of the Company or its business are subject to the approval of the General Meeting, including in any case:

(a)	the transfer of all or nearly all of the business of the Company to a third party;

(b)	entering into or termination of long-term co-operations of the Company or a Subsidiary with any other legal entity or company or as fully liable partner in a limited partnership or general partnership, if this co-operation or termination is of major significance for the Company; and

(c)	acquiring or disposing of participating interests in the capital of a company of at least one-third of the sum of the assets of the Company as shown on its balance sheet plus explanatory notes or, if the Company prepares a consolidated balance sheet, its consolidated balance sheet plus explanatory notes according to the last adopted annual accounts of the Company, by the Company or a Subsidiary.

19.2	The absence of approval by the General Meeting of a resolution as referred to in article 19.1 shall not affect the authority of the Board or an Executive Director to represent the Company.

20	Vacancy or inability to act

If a seat on the Board is vacant or a Director is unable to perform his duties, the remaining Directors’ or Director’s duties, rights and abilities shall be unchanged from that which

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existed prior to such vacancy or inability of a Director to perform duties, provided that if the seat for the Group CEO is vacant or the Group CEO is unable to perform his duties, the Group CEO’s duties and responsibilities shall be temporarily fulfilled by the Non-Executive Directors or by a person to be designated for that purpose by the Non-Executive Directors. If all seats on the Board are vacant or all Directors or the sole Director, as the case may be, are unable to perform their duties, the management of the business and affairs of the Company shall be temporarily entrusted to one or more persons designated for that purpose by the General Meeting.

21	Indemnity

21.1	Subject to the provisions of article 21.3, the Company shall indemnify each current and former Director who is conducting a defense against (threatening) claims or who is subject to (threatening) investigations based on acts or failures to act in the exercise of his or her duties or any other duties currently or previously performed by him or her at the Company’s request, or who is appearing in other legal proceedings in which he or she is involved as a current or former Director or based on any other duties currently or previously performed by him or her at the Company’s request, with the exception of proceedings primarily aimed at pursuing a claim on his or her own behalf (not including any claim for recourse in relation to claims or investigations referred to above in this article 21.1) against all costs and expenses reasonably incurred by him or her and shall pay any damages or fines payable by the (former) Director as a result of an act or failure to act as referred to above in this article 21.1. This indemnification shall also apply to any claims by the Company or by a shareholder of the Company.

21.2	Costs, damages and fines incurred by the (former) Director as referred to under article 21.1 shall be paid by the Company upon having received a specification of those costs, damages and fines subject to an undertaking in writing by the (former) Director that he or she shall repay any reimbursed amount to the Company if it shall ultimately be determined that he or she is not entitled to indemnification under the provisions of this article 21 or if and to the extent an insurer subsequently also pays out the costs, damages and/ or fines to the (former) Director.

21.3	There shall be no entitlement to indemnity under this article 21:

(a)	if and to the extent the laws of the Netherlands would not permit such indemnification;

(b)	if and to the extent a competent court has established in a final and conclusive decision that the act or failure to act of the (former) Director may be characterized as wilful (opzettelijk), intentionally reckless (bewust roekeloos) or seriously culpable (ernstig verwijtbaar), unless the laws of the Netherlands provide otherwise or this would, in view of the circumstances of the case, be unacceptable according to standards of reasonableness and fairness; or

(c)	if and to the extent the costs, damages or fines payable by the (former) Director are covered by any liability insurance and the insurer has paid out the costs, damages or fines.

21.4	An amendment of this article 21 shall not prejudice any rights of a (former) Director if acquired under this article 21 before such amendment, unless the (former) Director specifically agrees with such amendment. If there is no specific agreement, the obligations of the Company under this article 21 shall apply as if the amendment was not implemented but only insofar as such amendment is a deterioration of the rights of such (former) Director. The indemnity shall also be for the benefit of any heirs of the (former) Director.

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21.5	The relevant (former) Director shall follow the Company’s instructions relating to the manner of his or her defense and consult with the Company in advance about the manner of such defense. The person concerned shall not: (i) acknowledge any personal liability, (ii) waive any defense, or (iii) agree on a settlement, without the Company’s prior written consent.

21.6	The Company may take out liability insurance for the benefit of the (former) Directors. In case the Company has taken out liability insurance for the benefit of the (former) Director, the (former) Director shall, to the extent reasonable, act in accordance with the provisions of the insurance policy.

21.7	Any rights and obligations under this article 21 shall be governed by the laws of the Netherlands. Disputes between the Company and a (former) Director arising in relation to this indemnity shall be finally settled in accordance with the Arbitration Rules of the Netherlands Arbitration Institute. The arbitral tribunal shall be composed of three arbitrators. The place of arbitration shall be Amsterdam. The procedure shall be conducted in the English language. The arbitral tribunal shall decide in accordance with the rules of law (naar de regelen des rechts).

21.8	The Board may, by agreement or otherwise, give further implementation to the indemnity.

CHAPTER IX

FINANCIAL YEAR AND ANNUAL ACCOUNTS; PROFITS AND DISTRIBUTIONS

22	Financial year and annual accounts

22.1	The Company’s financial year shall be the calendar year.

22.2	Annually, not later than four (4) months after the end of the financial year, the Board shall prepare annual accounts, and shall deposit the same for inspection by the Shareholders at the Company’s office.

22.3	Within the same period, the Board shall also deposit the annual report for inspection by the Shareholders.

22.4	The annual accounts shall consist of a balance sheet, a profit and loss account and explanatory notes.

22.5	The annual accounts shall be signed by the Directors. If the signature of one or more of them is missing, this shall be stated and reasons for this omission shall be given.

22.6	The Company shall appoint an accountant to audit the annual accounts. Such appointment shall be made by the General Meeting. If it does not proceed thereto, then the Board shall be authorised to make such appointment. The appointment may be revoked by the General Meeting as well as, in case the appointment was made by the Board, by the Board. The appointment may be revoked for sound reasons only; such reasons shall not include a difference in opinion with regard to reporting methods or audit activities.

22.7	The Company shall ensure that the annual accounts and, insofar as required, the annual report and the information to be added by virtue of the laws of the Netherlands are kept at its office as from the day on which notice of the annual General Meeting of Shareholders is given in which the annual accounts and the annual report shall be discussed and in which the adoption of the annual accounts shall be resolved upon. Shareholders may inspect the documents at that place and obtain a copy free of charge.

22.8	The annual accounts, the annual report, the information to be added by virtue of the laws of the Netherlands and the audit by an accountant, as well as deposition of documents at the Dutch Trade Register, shall furthermore be subject to the provisions of Book 2, Title 9, of the Dutch Civil Code.

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23	Adoption of the annual accounts and release from liability

23.1	The General Meeting shall adopt the annual accounts.

23.2	At the General Meeting of Shareholders at which it is resolved to adopt the annual accounts, any proposals concerning release of the Executive Directors from liability for the management of the Company or the [Topco] Group or concerning the release of the Non-Executive Directors for their supervision thereof, insofar as the exercise of their duties is reflected in the annual accounts or otherwise disclosed to the General Meeting prior to the adoption of the annual accounts, shall be brought up separately for discussion at such General Meeting of Shareholders or at a subsequent General Meeting of Shareholders.

24	Profits and distributions

24.1	Out of the profits earned in a financial year, primarily and insofar as possible, a preferred dividend (the “Preferred Dividend”) is paid on each Preference Share in an amount equal to (i) twelve (12) months EURIBOR, increased by (ii) a premium to be determined by the Board in line with market conditions per the date of the first issue of the Preference Shares with a maximum of five hundred basis points (500 bps), per annum, calculated over:

(a)	the nominal amount paid on a Preference Share; and

(b)	any missing Preferred Dividend, to be calculated for this purpose over the period ending on the day this amount is made payable.

If, in a financial year, no profit is made or the profits are insufficient to allow the distribution provided for in the preceding sentence, the deficit shall be paid at the expense of the profits earned in following financial years or, if possible, at the expense of any freely distributable reserve of the Company.

24.2	The Board shall, in its sole discretion, determine which part of the profits remaining after application of article 24.1 shall be reserved.

24.3	The allocation of profits remaining after application of articles 24.1 and 24.2 shall be determined by the General Meeting, provided that no further distributions shall be made on the Preference Shares.

24.4	Distribution of profits shall be made after adoption of the annual accounts if permissible under the laws of the Netherlands given the contents of the annual accounts.

24.5	The Board may resolve to make interim dividend distributions only to the extent that the requirements set forth in article 24.1 are satisfied as apparent from the interim statement of assets and liabilities referred to in article 24.9.

24.6	The General Meeting may resolve to make distributions at the expense of any reserve of the Company, provided that such resolution can only be adopted at the proposal of the Board.

24.7	Distributions on Shares payable in cash shall be paid in euro, unless the Board determines that payment shall be made in another currency.

24.8	Any distribution on Shares may be paid in kind in the form of Shares instead of in cash, provided that this will at all times require the approval of the Board and, if and to the extent the Board is not authorised to issue Shares and to limit or exclude the rights of pre-emption, a resolution of the body of the Company authorised to issue Shares and to limit or exclude the rights of pre-emption.

24.9

Distributions on Shares may be made only up to an amount which does not exceed the amount of the Distributable Equity and, if it concerns an interim dividend distribution or distribution at the expense of any reserve of the Company, compliance with this requirement will be evidenced by an interim statement of assets and liabilities as referred to in Section 2:105, subsection 4, of the Dutch Civil Code. The Company shall deposit the

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statement of assets and liabilities at the office of the Dutch Trade Register within eight (8) days after the day on which the resolution to make the distribution is published.

24.10	The date of payment of a distribution on Shares shall be determined by the body of the Company authorised to resolve on such distribution on Shares. A claim of a Shareholder for payment of a distribution on Shares shall be barred after five (5) years have elapsed from the date such payment became due.

24.11	No distributions shall be made on Shares held by the Company in its own capital, unless these Shares have been pledged or a usufruct has been created in these Shares and the authority to collect distributions or the right to receive distributions, respectively, accrues to the pledgee or the usufructuary, respectively. For the computation of distributions, the Shares, on which no distributions shall be made pursuant to this article 24.11, shall not be taken into account.

CHAPTER X

THE GENERAL MEETING

25	Annual General Meeting of Shareholders

25.1	The annual General Meeting of Shareholders shall be held within six (6) months after the end of the financial year.

25.2	The agenda for this annual General Meeting of Shareholders shall in any case contain the following business to be discussed:

(a)	discussion of the annual report;

(b)	discussion and adoption of the annual accounts;

(c)	release from liability of the Executive Director for his or her management during the financial year concerned and of the Non-Executive Directors for their supervision thereon;

(d)	appointments for any vacancies on the Board; and

(e)	allocation of profits.

The agenda shall furthermore contain other business presented for discussion by the Board or by Shareholders taking into account the provisions of these articles of association and announced with due observance of the provisions of article 27.

26	Other General Meetings of Shareholders

26.1	Other General Meetings of Shareholders shall be held as often as the Board or the Group CEO deems necessary, without prejudice to the provisions of this article 26.

26.2	Shareholders representing in the aggregate at least one-tenth of the Company’s issued capital may request the Board to convene a General Meeting of Shareholders, stating specifically the business to be discussed.

26.3	Within three (3) months of it becoming apparent to the Board that the equity of the Company has decreased to an amount equal to or lower than one-half of the paid-up part of the capital, a General Meeting shall be held to discuss any requisite measures.

27	Notice, agenda and venue of meetings

27.1	Notice of General Meetings of Shareholders shall be given by the Board.

27.2	Notice of the meeting shall be given upon a term of at least forty-two (42) days prior to the day of the meeting.

27.3

The notice of the meeting shall always contain or be accompanied by the agenda for the meeting or shall mention where such agenda can be obtained, which shall, in any event, be at the offices of the Company in the Netherlands, without prejudice to the statutory

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provisions regarding reduction of the issued capital and amendment of the articles of association.

27.4

Items for which a written request has been filed to discuss at the General Meeting of Shareholders, by one or more holders of Shares, alone or jointly representing at least one-hundredth part of the Company’s issued share capital or, according to the applicable official price list of the New York Stock Exchange, the Frankfurt Stock Exchange or any other stock exchange where Shares or depositary receipts of Shares are listed, a value of at least fifty million euro (EUR 50,000,000), or such other part of the Company’s issued capital as may be required in this respect by the laws of the Netherlands from time to time, shall be included in the notice or announced in the same manner, provided that the Company received the substantiated request or a proposal for a resolution no later than on the sixtieth (60th) day before the date of the meeting.

27.5	A General Meeting of Shareholders shall be convened by electronic means of communication which is directly and permanently accessible until the meeting and furthermore in such other manner as may be required to comply with any applicable rules of the New York Stock Exchange, the Frankfurt Stock Exchange and any other stock exchange where Shares or depositary receipts of Shares are listed.

27.6	In addition to the provisions of article 27.5, the notice convening the meeting shall be sent to the addresses of the Shareholders shown in the register of Shareholders. With the consent of a Shareholder or the pledgee or usufructuary with voting rights, the notice of the meeting may also be given by a legible and reproducible message sent through electronic means of communication to the address provided for the purposes hereof by that Shareholder, pledgee or usufructuary to the Company.

27.7	General Meetings of Shareholders shall be conducted in the English language and are held in the municipality in which, according to these articles of association, the Company has its official seat, at Schiphol airport (municipality of Haarlemmermeer, the Netherlands), in any of the other territories of the municipality of Haarlemmermeer, the Netherlands or in any other municipality in the Netherlands. General Meetings of Shareholders may also be held elsewhere, in which case valid resolutions of the General Meeting may only be adopted if all of the Company’s issued capital is present or represented.

28	Admittance and rights at meetings

28.1	Each Shareholder shall be entitled to attend the General Meetings of Shareholders, to address the meeting and, if the voting rights accrue to him, to exercise his voting rights, provided that the Board has been notified in writing of the intention to attend the meeting. Such notice must be received by the Board not later than on the date specified in the notice of the meeting.

28.2	The right to participate in the meeting in accordance with the provisions of article 28.1 may be exercised by a proxy authorised in writing, provided that the power of attorney has been received by the Board not later than on the date specified in the notice of the meeting. The requirement that the proxy must be in writing is complied with if the proxy is recorded electronically. The power of attorney may be provided to the Board by electronic means of communication.

28.3	If the voting rights attributable to a Share accrue to the usufructuary or the holder of a right of pledge on Shares, instead of to the holder of Shares, the holder of Shares shall likewise be authorised to attend the General Meeting of Shareholders and to address such meeting, provided that the Board has been notified of the intention to attend the meeting in accordance with the provisions of article 28.1. The provisions of article 28.2 shall apply correspondingly.

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28.4

The persons who, on the twenty-eighth (28th) day before the day of the relevant General Meeting of Shareholders (the “record date”), are entitled to participate in and exercise voting rights at a General Meeting of Shareholders and have their names recorded as such in a register designated by the Board for that purpose, will be considered entitled to participate in and exercise voting rights at the relevant General Meeting of Shareholders in respect of those Shares, irrespective of who is entitled to the underlying Shares or depositary receipts of Shares at the actual time of the relevant General Meeting of Shareholders.

28.5	The Board may determine that the rights in respect of attending meetings referred to in article 28.1 may be exercised by electronic means of communication, either in person or by a proxy authorised in writing. In order to do so, a person entitled to attend the meeting must, through the electronic means of communication, be identifiable, be able to directly observe the proceedings at the meeting, be able to participate in the discussions and, if the voting rights accrue to him, be able to exercise his voting rights. The Board may attach conditions to the use of the electronic means of communication, which conditions shall be announced with the notice of the meeting.

28.6	At a meeting, each person present with voting rights, or his proxy authorised in writing, must sign the attendance list. The chairman of the meeting may decide that the attendance list must also be signed by other persons present at the meeting. The names of the persons who participate in the meeting pursuant to article 28.5 shall be added to the attendance list.

28.7	The Directors shall, as such, have the right to give advice in the General Meetings of Shareholders.

28.8	The chairman of the meeting shall decide on the admittance of other persons to the meeting.

29	Chairman and secretary of the meeting

29.1	General Meetings of Shareholders shall be presided over by the Group Chairman or, in the event of his absence, the Group Vice-Chairman or such other Director as may be appointed by the Group Chairman or, failing such appointment, by majority vote of the Directors present at the meeting.

29.2	If the chairman of the meeting has not been appointed in accordance with the provisions of article 29.1, the General Meeting itself shall appoint a chairman of the meeting. Until that moment, a member of the Board appointed for that purpose by the Board shall act as chairman of the meeting.

29.3	The chairman of the meeting shall appoint a secretary for the meeting.

30	Minutes; recording of Shareholders’ resolutions

30.1	The secretary of a General Meeting of Shareholders shall keep minutes of the proceedings at the meeting. The minutes shall be adopted by the chairman and the secretary of the meeting and as evidence thereof shall be signed by them.

30.2	The chairman of the meeting or those who convened the meeting may determine that a notarial record must be prepared of the proceedings at the meeting. The notarial record shall be co-signed by the chairman of the meeting.

30.3

The Board shall keep record of all resolutions adopted by the General Meeting. If the Board is not present or represented at a meeting, the chairman of the meeting shall ensure that the Board is provided with a transcript of the resolutions adopted, as soon as possible after the meeting. The records shall be deposited at the Company’s office for inspection by

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the Shareholders. On application, each of them shall be provided with a copy of or an extract from the records at not more than cost price.

31	Adoption of resolutions in a meeting

31.1	Each Share confers the right to cast one vote.

31.2	To the extent that the laws of the Netherlands or these articles of association do not provide otherwise, all resolutions of the General Meeting shall be adopted by a simple majority of the votes cast, without a quorum being required.

31.3	If there is a tie in voting, the proposal shall be deemed to have been rejected, without prejudice to the provisions of article 32.3.

31.4	If the formalities for convening and holding of General Meetings of Shareholders, as prescribed by the laws of the Netherlands or these articles of association, have not been complied with, valid resolutions of the General Meeting may only be adopted in a meeting, if in such meeting all of the Company’s issued capital is present or represented and such resolutions are carried by unanimous vote.

31.5	When determining how many votes are cast by Shareholders, how many Shareholders are present or represented, or what portion of the Company’s issued capital is present or represented, no account shall be taken of Shares for which no vote can be cast pursuant to the laws of the Netherlands or these articles of association.

32	Voting

32.1	All voting shall take place orally. The chairman is, however, entitled to decide that votes be cast by a secret ballot. Any vote on a person at a General Meeting of Shareholders can only be made if the name of that person has been placed on the agenda for that meeting at the time the notice for that meeting is given. If it concerns the holding of a vote on persons, anyone present at the meeting with voting rights may demand a vote by a secret ballot. Votes by secret ballot shall be cast by means of secret, unsigned ballot papers.

32.2	Blank and invalid votes shall not be counted as votes.

32.3	If a majority of the votes cast is not obtained in an election of persons, a second free vote shall be taken. If a majority is not obtained again, further votes shall be taken until either one person obtains a majority of the votes cast or the election is between two persons only, both of whom receive an equal number of votes. In the event of such further elections (not including the second free vote), each election shall be between the candidates in the preceding election, with the exclusion of the person who received the smallest number of votes in such preceding election. If in the preceding election more than one person has received the smallest number of votes, it shall be decided which candidate should not participate in the new election by randomly choosing a name. If votes are equal in an election between two persons, it shall be decided who is elected by randomly choosing a name.

32.4	Resolutions may be adopted by acclamation if none of the persons with voting rights present or represented at the meeting objects.

32.5	The Board may decide that each person entitled to vote is authorised to vote by electronic means of communication, either in person or by proxy. In such case, it shall be required that the person entitled to vote can be identified through the electronic means of communication and can take knowledge of the discussions at the meeting directly. The Board may attach conditions to the use of the electronic means of communication, which conditions will be announced when convening the meeting and will be published on the Company’s website.

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32.6	The chairman’s decision at the meeting on the result of a vote shall be final and conclusive. However, if the correctness of such decision is challenged immediately after it is pronounced, a new vote shall be taken if either the majority of the persons with voting rights present or represented at the meeting or, where the original vote was not taken by roll call or in writing, any person with voting rights present or represented at the meeting, so demands. The legal consequences of the original vote shall be made null and void by the new vote.

33	Meetings of holders of Preference Shares

33.1	Meetings of holders of Preference Shares are held as frequently as a resolution is required by the meeting in question and as frequently as is deemed desirable by the Board, or by one or more holder(s) of Preference Shares.

33.2

The provisions of articles 25 through 32 apply mutatis mutandis, provided that (i) the convocation shall be made no later than on the eighth (8th) day preceding the meeting, (ii) in deviation from the provisions of article 29, the meeting of holders of Preference Shares shall appoint its own chairman and (iii) the convocation will be made by means of a notice of the meeting at the addresses of the holders of Preference Shares listed in the shareholders’ register or to the extent the holder of Preference Shares consents thereto, he/she may be notified by a legible message sent electronically to the address that he/she has given to the Company for this purpose.

CHAPTER XI

AMENDMENT OF THE ARTICLES OF ASSOCIATION; CHANGE OF CORPORATE FORM; STATUTORY MERGER AND STATUTORY DEMERGER; DISSOLUTION AND LIQUIDATION

34	Amendment of the articles of association; change of corporate form

34.1	The General Meeting may resolve to amend these articles of association by a resolution passed with at least a two-thirds majority of the votes cast, without a quorum being required, provided that such resolution can only be adopted at the proposal of the Board. When a proposal to amend these articles of association is to be made to the General Meeting, the notice convening the General Meeting of Shareholders must state so and a copy of the proposal, including the verbatim text thereof, shall be deposited and kept available at the Company’s office for inspection by the Shareholders, until the conclusion of the meeting. From the day of deposit until the day of the meeting, a Shareholder shall, on application, be provided with a copy of the proposal free of charge. An amendment of these articles of association shall be laid down in a notarial deed.

34.2	The Company may change its corporate form into a different legal form. A change of the corporate form shall require a resolution to change the corporate form adopted by the General Meeting by a resolution passed with at least a nine-tenths majority of the votes cast, without a quorum being required, and a resolution to amend these articles of association, subject to the provisions of article 34.1, provided that such resolutions can only be adopted at the proposal of the Board. A change of the corporate form shall furthermore be subject to the relevant provisions of Book 2 of the Dutch Civil Code. A change of the corporate form shall not terminate the existence of the legal entity.

35	Statutory merger and statutory demerger

35.1

The Company may enter into a statutory merger with one or more other legal entities. A resolution to effect a merger may only be adopted on the basis of a merger proposal prepared by the (management) boards of the merging legal entities. Within the Company,

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the resolution to effect a merger shall be adopted by the General Meeting by a resolution passed with at least a two-thirds majority of the votes cast, without a quorum being required, provided that such resolution can only be adopted at the proposal of the Board. However, in the cases referred to in Section 2:331 of the Dutch Civil Code, the resolution to effect a merger may be adopted by the Board.

35.2	The Company may be a party to a statutory demerger. The term “demerger” shall include both split-up and spin-off. A resolution to effect a demerger may only be adopted on the basis of a demerger proposal to be prepared by the management boards of the parties to the demerger. Within the Company, the resolution to effect a demerger shall be adopted by the General Meeting by a resolution passed with at least a two-thirds majority of the votes cast, without a quorum being required, provided that such resolution can only be adopted at the proposal of the Board. However, in the cases referred to in Section 2:334ff of the Dutch Civil Code, the resolution to effect a demerger may be adopted by the Board.

35.3	Statutory mergers and statutory demergers shall furthermore be subject to the relevant provisions of Book 2, Title 7, of the Dutch Civil Code.

36	Dissolution and liquidation

36.1	The Company may be dissolved pursuant to a resolution to that effect by the General Meeting by a resolution passed with at least a two-thirds majority of the votes cast, without a quorum being required, provided that such resolution can only be adopted at the proposal of the Board. When a proposal to dissolve the Company is to be made to the General Meeting, this must be stated in the notice convening the General Meeting of Shareholders.

36.2	If the Company is dissolved pursuant to a resolution of the General Meeting, the Group CEO shall become the liquidator of the dissolved Company’s assets, unless the General Meeting resolves to appoint one or more other persons as liquidator(s), and the Non-Executive Directors shall be charged with the supervision thereof.

36.3	During liquidation, the provisions of these articles of association shall remain in force to the extent possible.

36.4	From the balance remaining after payment of the debts of the dissolved Company shall first, insofar as possible, be paid on each Preference Share:

(a)	an amount equal to the nominal value of a Preference Share;

(b)	any missing Preferred Dividend in relation to financial years prior to the financial year in which such payment is made payable; and

(c)	any Preferred Dividend accrued during the financial year in which cancellation occurs but unpaid, to be calculated for this purpose over the period ending on the day on which such payment is made payable.

36.5	The balance remaining after application of article 36.4 shall be transferred to the holders of Ordinary Shares in proportion to the aggregate nominal value of the Ordinary Shares held by each.

36.6	After the end of the liquidation, the books, records and other data carriers of the dissolved Company shall remain in the custody of the person designated for that purpose by the General Meeting, and in the absence thereof the person designated for that purpose by the liquidators, for a period as prescribed by the laws of the Netherlands.

36.7	In addition, the liquidation shall be subject to the relevant provisions of Book 2, Title 1, of the Dutch Civil Code.

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EXHIBIT B: Form of Holdco Board Rules

Dated [—] 2011

[TopCo] N.V.

RULES FOR THE BOARD OF DIRECTORS

Linklaters LLP

World Trade Centre Amsterdam

Zuidplein 180

1077 XV Amsterdam

Telephone (+31) 20 799 6200

Facsimile (+31) 20 799 6300

Contents

Clause	Heading	Page

1	Introduction	1

2	Composition of the Board, Appointment and Resignation	1

3	Tasks and Responsibilities of the Board	3

4	The Group Chairman	4

5	The Group CEO	7

6	The Deputy Group CEO	8

7	The Group CFO and Group General Counsel	8

8	Meetings of the Board	9

9	Resolutions of the Board	10

10	Conflicts of interests	11

11	Information	11

12	Board Committees	12

13	Interest of and Transactions in Securities	13

14	Confidentiality	13

15	Status of the Board Rules	13

16	Amendments	14

Appendix 1 List of Definitions		15

i

1	Introduction

1.1	These Board Rules are established pursuant to Article 17.6 of the Articles and are complementary to, and subject to, the provisions regarding the Board and each of its members contained in applicable law, regulation and the Articles. The Board and each of its members shall observe and comply, and shall procure observance and compliance, with the Board Rules.

1.2	These Board Rules are posted on the Company’s website.

1.3	The meaning of certain capitalised terms used in these Board Rules are set forth in the List of Definitions attached as Appendix 1.

2	Composition of the Board, Appointment and Resignation

2.1	Each of the Directors shall be appointed by the annual General Meeting for a term that will expire at the end of the next annual General Meeting or until his or her successor is elected or, if earlier, upon such Director’s resignation, removal or death. During the Initial Board Term, each of the Directors (or his or her replacement pursuant to article 14.5 of the Articles) shall be nominated by the Board for re-election to the Board pursuant to a binding nomination at each of the annual General Meetings occurring in 2012, 2013 and 2014; provided, however, that the Group Chairman and the Group CEO shall each be nominated by the Board pursuant to a binding nomination for re-election to the Board at the annual General Meetings occurring in 2012, 2013, 2014 and 2015 in accordance with articles 15.1 and 16.1 of the Articles. Notwithstanding the foregoing provisions of this clause 2.1, in the event that the Board determines prior to the Closing Date that (i) the Company will qualify as a “foreign private issuer” as defined in Rule 3b-4(c) promulgated under the U.S. Securities Exchange Act (such status, “FPI Status”) and will maintain FPI Status on an ongoing basis following the Closing Date through the end of the Initial Chairman Term, and (ii) the Directors may be appointed by the General Meeting for a term that expires at the end of the annual General Meeting of Shareholders occurring in 2015 (or in 2016 in the case of the Group Chairman and the Group CEO) and Directors are not otherwise required by applicable law, regulation or stock exchange listing standards to be elected at each annual General Meeting, then the Directors shall be appointed on or prior to the Closing Date by the General Meeting for a term ending at the end of the annual General Meeting of Shareholders occurring in 2015, except that the Group Chairman and the Group CEO shall each initially be appointed on or prior to the Closing Date for a term ending at the end of the annual General Meeting of Shareholders occurring in 2016.

2.2	Until the end of the annual General Meeting occurring in 2015 (the “Initial Board Term”), the Board shall consist of 17 (seventeen) members, constituted as follows:

2.2.1	1 (one) Executive Director A, who shall be the Group CEO;

2.2.2	1 (one) Director B, who shall be the Group Chairman; and

2.2.3	15 (fifteen) Non-Executive Directors, consisting of six (6) Non-Executive Directors A and nine (9) Non-Executive Directors B.

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2.3	Immediately following the expiry of the Initial Board Term, the number of Directors will be decreased and the Board shall consist of 12 (twelve) members (without designations as either Directors A or Directors B), constituted as follows:

2.3.1	1 (one) Executive Director, being the Group CEO;

2.3.2	1 (one) Director shall be the Group Chairman; and

2.3.3	10 (ten) Non-Executive Directors.

2.4	Only natural persons can be Directors. To the extent permitted under the laws of the Netherlands and subject to the terms of the Articles and these Board Rules, and to the extent a Director is not appointed prior to the Closing Date as either an Executive Director or a Non-Executive Director, the Board shall determine which Directors shall be designated as Executive Director and which Directors shall be designated as Non-Executive Directors.

2.5	After expiry of the Initial Board Term, the Board shall be constituted with members without having regard to a specific ratio of members who were recommended by or initially appointed as Directors A or Directors B, and shall be constituted so as to provide for an international character of the Board. Any restrictions in relation to a specific ratio of nationality of Board members shall be avoided in the interest of having the Board be composed of the best candidates without regard to nationality.

2.6	Directors shall be appointed by the General Meeting by the vote in favour of at least two-thirds majority of the votes cast, representing more than one-half of the Company’s issued share capital or, in the case of any person nominated by the Board for appointment as a Director, by the vote in favour of at least a majority of the votes cast. Notwithstanding the foregoing, the Board may submit a binding nomination in accordance with section 2:133 of the Dutch Civil Code to nominate persons for appointment as Directors at the General Meeting and, in the event of any such binding nomination, the General Meeting shall appoint Directors solely from such binding nominations; provided, however, that the General Meeting may, by a resolution passed with at least a two-thirds majority of the votes cast, representing more than one-half of the Company’s issued capital, resolve that the candidates proposed pursuant to any binding nomination shall not be appointed as Directors, in which case the Board shall have the right to submit a new binding nomination with respect to any Board seats which are to be filled for the appointment of Director(s) at a further General Meeting. A Director may be reappointed with due observance of the previous sentences.

2.7	A Director may be suspended or removed by the General Meeting at any time by a resolution passed with at least a two-thirds majority of the votes cast, representing more than one-half of the Company’s issued capital. If permitted under the laws of the Netherlands, a Director may also be suspended by the Board. Any suspension may not last longer than three (3) months in the aggregate. If, at the end of that period, no decision has been taken on termination of the suspension, the suspension shall end.

2.8

In the event of a Director’s resignation, removal or death prior to the end of the Initial Board Term, the Directors A shall make a recommendation to the Nominations, Governance and Corporate Responsibility Committee of a replacement candidate if the vacancy occurs in a Board seat previously held by a Director A, and the

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Directors B shall make a recommendation to the Nominations, Governance and Corporate Responsibility Committee of a replacement candidate if the vacancy occurs in a Board seat previously held by a Director B. Any person who is elected to the Board to fill a Board seat during the Initial Board Term that was previously held by a Director A or a Director B shall be designated as a Director A or a Director B, respectively, for purposes of clause 2.2, but such person shall not constitute a Director A or a Director B (and shall instead have undesignated status) for purposes of clause 12.5 unless such person is the Group Chairman or Group CEO or is recommended by the Directors A (in the case of a vacancy in a Director A seat) or by the Directors B (in the case of a vacancy in a Director B seat) to fill the vacancy on the relevant Board Committee.

2.9	In the event of the resignation, removal or death of the Group Chairman or the Group CEO prior to the end of their respective Initial Group Chairman or Group CEO Term, the procedure under this clause 2.9 shall apply mutatis mutandis, except that the recommendation of the Directors A or the Directors B, as applicable, shall be binding on the Nominations, Governance and Corporate Responsibility Committee and on the Board, who shall nominate such nominee for appointment to the Board and shall appoint such nominee as the Group Chairman or the Group CEO, as applicable, concurrently with his or her appointment by the General Meeting until the expiration of the Initial Chairman Term or the Initial CEO Term, as applicable. The particular rights, authorities and responsibilities of the Group Chairman and the Group CEO under the Articles and these Board Rules will be granted to their respective successors during the Initial Chairman Term or the Initial CEO Term, as applicable.

3	Tasks and Responsibilities of the Board

3.1	The Board is responsible for the overall conduct of the Company and the [TopCo] Group and has the powers, authorities and duties vested in it by and pursuant to the relevant laws of the Netherlands and the Articles. In all its dealings, the Board shall be guided by the interests of the [TopCo] Group as a whole, including but not limited to the Shareholders. The Board has the final responsibility for the management, direction and performance of the Company and the [TopCo] Group.

3.2	The Board assumes the typical role of a Board of Directors and without limiting the scope of the Board’s role, the ongoing items to be considered and decided upon by the Board, subject to any requirements and provisions set out in the Articles and in these Board Rules, include:

3.2.1	overall Group, business group and corporate center strategy of the [TopCo] Group, subject to the responsibilities and authorities of the Group Chairman during the Initial Chairman Term pursuant to clause 4.4.3 and 4.4.4, the responsibilities and authorities of the Group CEO during the Initial CEO Term pursuant to clause 5.3.3 and the role of the Strategy Committee pursuant to clause 12.3.4;

3.2.2	proposals to the general meeting for appointments and removals of Board members;

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3.2.3	appointments, removals and title ratification of Board members and of the Group CEO (in his capacity as member of the Global Executive Committee);

3.2.4	appointment and removal of the Group CEO and the Group Chairman in accordance with articles 15.1 and 16.1 of the Articles, respectively;

3.2.5	final approval of the proposals of the Human Resources and Compensation Committee for the compensation of the Board members;

3.2.6	the business plan and the annual budget of the Company and financing measures;

3.2.7	major structural changes, consisting of the matters set out in article 17.5.4 of the Articles; and

3.2.8	transformational M&A deals, consisting of the matters set out in article 17.5.3 of the Articles.

3.3	At least once a year, the Board shall discuss:

3.3.1	the functioning of the Board, the Group Chairman and of the Group CEO and the other individual members of the Board, and the conclusions to be drawn on the basis thereof; and

3.3.2	the risks of the business and the evaluation by the Board of the structure and operation of the internal risk management and control systems and any significant changes thereto.

3.4	Without limiting the scope of the Board’s role, the Board may delegate its powers, authorities and discretions (including the power to sub-delegate): (i) to the Group Chairman and/or the Group CEO, as the case may be; and (ii) to the Board Committees, where applicable, provided that until the expiration of the Initial Board Term, the Initial Chairman Term and the Initial CEO Term, any such delegation shall require a resolution passed with the vote in favour of more than sixty-six percent (66%) of the total number of Directors with the exception of such delegations to the Group Chairman, the Group CEO and the Board Committees which are conferred upon them pursuant to the Articles and these Board Rules. The Board shall then supervise the execution of its responsibilities by the Group Chairman and/or Group CEO and the Board Committees and is ultimately responsible for the fulfilment of its duties by them. The delegation by the Board of any of its powers, authorities and discretions shall not include the authority to adopt resolutions on behalf of the Board in respect of matters relating to such powers, authorities and discretions, and the Board shall be required to adopt the relevant resolutions in respect of such matters.

4	The Group Chairman

4.1

The Board shall appoint one of the Directors to be the chairman of the Board (the “Group Chairman”) for such period as the Board may decide; provided, however, that Reto Francioni, who was appointed by the Board prior to the Closing Date as the Group Chairman, shall have a term expiring at the end of the next annual General Meeting of Shareholders and shall be re-appointed as Group Chairman by the Board at the annual General Meetings occurring in 2012, 2013, 2014 and 2015 (the total term ending at the end of the annual General Meeting occurring in 2016 to

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be referred to as the “Initial Chairman Term”) concurrently with his re-election as a Director at such meetings, subject however to his earlier resignation, removal or death. Notwithstanding the foregoing provisions of this clause 4.1, in the event that the Board determines prior to the Closing Date that (i) the Company will have and maintain FPI Status on an ongoing basis following the Closing Date through the end of the Initial Chairman Term, and (ii) the Directors may be appointed by the General Meeting for a term that expires at the end of the annual General Meeting of Shareholders occurring in 2015 (or in 2016 in the case of the Group Chairman and the Group CEO) and Directors are not otherwise required by applicable law, regulation or stock exchange listing standards to be elected at each annual General Meeting, then the person who was the Group Chairman as of the Closing Date shall be appointed for a period ending at the end of the annual General Meeting of Shareholders occurring in 2016. During the Initial Chairman Term, the Board shall also appoint one of its Directors A as Vice Chairman of the Board (a “Group Vice Chairman”). The Group Vice Chairman shall only fulfill the duties of the Group Chairman under clause 4.4.2 in case of his absence pursuant to clause 4.2 and as specified in article 29.1 of the Articles, but shall have none of the other particular powers conferred upon the Group Chairman during the Initial Chairman Term.

4.2	If no Group Chairman has been appointed, or if the Group Chairman is absent or unable to take the chair, a meeting of the Board shall be presided over by the Group Vice-Chairman, or in the event of his absence or inability to take the chair, by a member of the Board designated for such purpose by the Board to be entrusted with such duties of the Group Chairman at such meeting.

4.3	The Group Chairman shall seek to ensure that:

4.3.1	such information as necessary for the proper fulfilment of their duties is submitted to the members of the Board in a timely and adequate manner;

4.3.2	there is sufficient time for consultation, consideration and decision-making by the Board;

4.3.3	the Board Committees are functioning adequately;

4.3.4	the performance of the members of the Board is assessed;

4.3.5	reported potential conflicts of interests are received and decided on; and

4.3.6	reported alleged irregularities relating to the functioning of the Board are received and decided upon.

4.4	In addition to the functions set out in clause 4.3, during the Initial Chairman Term, the responsibilities and authorities of the Group Chairman shall also include:

4.4.1	working closely together with the Group CEO and regularly communicating and interacting with the Group CEO in the spirit of a permanent and constructive dialogue;

4.4.2	leading the meetings of the Board, calling Board meetings and setting the agenda;

4.4.3	initiating and developing the overall strategy of the [TopCo] Group (i.e., strategic measures impacting the overall [TopCo] Group and measures requiring decisions on significant investment prioritisations);

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4.4.4	global relationship management and representation and global political and regulatory representation of the [TopCo] Group;

4.4.5	chairing the Nomination, Governance and Corporate Responsibility Committee and the Strategy Committee and in his capacity as chairman of such Committees, the Group Chairman has proposal rights for the nomination or appointment of:

(i)	the members of the Board; and

(ii)	the Group CEO;

4.4.6	consultation right in relation to appointments and removal of members of the Global Executive Committee selected by the Group CEO; and

4.4.7	being a member of the Integration Committee and the Human Resources and Compensation Committee.

4.5	The Group Chairman will be supported by an Office of the Group Chairman in fulfilling his responsibilities. Until the first annual General Meeting of Shareholders occurring after the sixth anniversary of the Closing Date, the Office of the Group Chairman will have its primary office location in Frankfurt and its secondary office location in New York, or vice versa depending on the primary and secondary locations of the Group CEO. Until the end of the annual General Meeting occurring in 2016, the Office of the Group Chairman shall comprise the following functions:

4.5.1	overall [Topco] Group Strategy;

4.5.2	global relationship management and representation of [TopCo] Group; and

4.5.3	General Corporate Counsel of [TopCo] Group.

The Group Chairman will spend adequate time in secondary offices and facilitate close interaction and coordination through overlapping presence.

4.6	During the Initial Chairman Term, the Office of the Chairman shall have reasonable resources (including approximately 20 (twenty) staff members with sufficient expertise), and a relevant budget (including budget for external advisers) as required for the fulfilment of the responsibilities allocated to the Group Chairman.

4.7	Until the end of the annual General Meeting occurring in 2016, the Office of the Group Chairman will be headed by the General Corporate Counsel. Roger Müller will be appointed as the General Corporate Counsel for such term, subject to his earlier resignation, removal or death. The General Corporate Counsel shall advise the Board in all relevant matters. The General Corporate Counsel will be reporting to the Group Chairman and the Group CEO and shall closely cooperate with the Group General Counsel. He has a permanent attendance right at meetings of the Board and the Global Executive Committee.

In case the Board decides to appoint a Company Secretary in accordance with section 14.6 of the Articles, the individual with the position of General Corporate Counsel will become the Company Secretary.

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5	The Group CEO

5.1	The Board shall appoint one of the Directors to be the chief executive officer of the [TopCo] Group (the “Group CEO”) for such period as the Board may decide; provided, however, that Duncan Niederauer, the person who was appointed by the Board prior to the Closing Date as the Group CEO, shall have a term ending at the end of the next annual General Meeting of Shareholders and shall be re-appointed as Group CEO by the Board at the annual General Meetings occurring in 2012, 2013, 2014 and 2015 (the total term ending at the end of the annual meeting occurring in 2016 to be referred to as the “Initial CEO Term”) concurrently with his re-election as a Director at such meetings, subject however to his earlier resignation, removal or death. Notwithstanding the foregoing provisions of this clause 5.1, in the event that the Board determines prior to the Closing Date that (i) the Company will have and maintain FPI Status on an ongoing basis following the Closing Date through the end of the Initial CEO Term, and (ii) the Directors may be appointed by the General Meeting for a term that expires at the end of the annual General Meeting of Shareholders occurring in 2015 (or in 2016 in the case of the Group CEO and the Group CEO) and Directors are not otherwise required by applicable law, regulation or stock exchange listing standards to be elected at each annual General Meeting, then the person who was the Group CEO as of the Closing Date shall be appointed for a period ending at the end of the annual General Meeting of Shareholders occurring in 2016.

5.2	The Group CEO shall be the sole Executive Director of the Company, subject to the control of the Board, and as such shall be responsible for the daily affairs of the Company and [TopCo] Group and shall sign or countersign or authorise another officer to sign all certificates, contracts and other instruments of the Company as authorised by the Board.

5.3	During the Initial CEO Term, the Group CEO assumes the typical roles of a CEO including the following responsibilities and authorities:

5.3.1	during the Initial Chairman Term, working closely together with the Group Chairman and regularly communicating and interacting with the Group Chairman in the spirit of a permanent and constructive dialogue. In accordance therewith, the Group CEO shall keep the Group Chairman and the Board reasonably informed regarding the activities of the [Topco] Group and the Global Executive Committee;

5.3.2	responsibility for the management and performance of the [TopCo] Group, including the annual budget and business plan;

5.3.3	initiating and developing business strategy of [TopCo] Group for the global divisions and regions;

5.3.4	developing integration policy and parameters to shape the new [TopCo] Group, including systems, staffings and locations for consideration of the Integration Committee, and responsibility for execution of integration;

5.3.5	chairing the Integration Committee and being a member of the Strategy Committee; and

5.3.6	chairing the Global Executive Committee and having the right of selection, appointment and removal of Global Executive Committee members;

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provided that the Group CEO shall closely consult with the Group Chairman (during the Initial Chairman Term) and the entire Board on any proposed appointments or removals of members of the Global Executive Committee.

5.4	Until the first annual General Meeting of Shareholders occurring after the sixth anniversary of the Closing Date, the Group CEO will have his primary office in and perform his [TopCo] Group management task primarily out of New York with his secondary office in Frankfurt, or vice versa, depending on the primary and secondary locations of the Group Chairman. Until the end of the annual General Meeting occurring in 2016, the corporate and group functions allocated to the direct responsibility of the Group CEO are as follows:

5.4.1	corporate development/M&A;

5.4.2	human resources;

5.4.3	public relations; and

5.4.4	branding.

During the Initial CEO Term, corporate development/M&A, human resources, public relations and branding shall have their primary location in New York (it being understood that “primary location” for purposes of these Board Rules shall mean where a predominant majority of workforce of the department and heads of the department will be located) and their secondary location in Frankfurt (it being understood that “secondary location” for purposes of these Board Rules shall mean where a material presence of corporate functions will be located to provide for adequate overlap phases and global presence).

The Group CEO will spend adequate time in secondary offices and facilitate close interaction and coordination through overlapping presence.

5.5	The Group CEO will install the Global Executive Committee. The Global Executive Committee will be governed by the Rules for the Global Executive Committee which will be adopted by the Group CEO with the approval of the Board. Any amendment to the Rules for the Global Executive Committee will require the approval of the Board and the Group CEO.

6	The Deputy Group CEO

6.1	The Deputy Group CEO shall initially be Andreas Preuss, who shall not be a Director, and shall be appointed for an initial period of four (4) years following the Closing Date or until his earlier resignation, removal or death. He will also be appointed President for such period.

6.2	The Deputy Group CEO will spend adequate time in secondary offices and facilitate close interaction and coordination through overlapping presence.

7	The Group CFO and Group General Counsel

7.1	The Group CFO shall initially be Gregor Pottmeyer, who shall not be a Director, and shall be appointed for an initial period of four (4) years following the Closing Date or until his earlier resignation, removal or death.

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7.2

The Group CFO will have his primary office location in Frankfurt and his secondary office location in New York, and the corporate and [TopCo] Group functions allocated to the direct responsibility of the Group CFO are as follows:

7.2.1	Finance/Treasury/Credit;

7.2.2	Financial Accounting and Reporting/MIS;

7.2.3	Tax;

7.2.4	Controlling/Budget;

7.2.5	Investments/Joint Ventures (consisting of administration and responsibility for financial matters regarding ongoing investments and joint ventures);

7.2.6	Risk Management;

7.2.7	Investor Relations; and

7.2.8	Group Purchasing (Administration, Organisation).

7.3	During the initial four (4) year term of the Group CFO, the Finance/Treasury/Credit, Financial Accounting and Reporting/MIS, Tax, Investments/Joint Ventures, Risk Management, Group Purchasing (Administration, Organisation) shall have their primary location in Frankfurt, their secondary location in New York and another key location in Luxembourg (it being understood that another “key location” shall mean for purposes of this clause 7.3 where a material presence of corporate functions will be located to provide for adequate overlap phases and global presence), and Investor Relations and Controlling/Budget shall have their primary location in New York and their secondary location in Frankfurt.

The Group CFO will spend adequate time in secondary offices and facilitate close interaction and coordination through overlapping presence.

7.4	The Group General Counsel shall initially be John Halvey, who shall not be a Director, and shall be appointed for an initial period of four (4) years following the Closing Date or until his earlier resignation, removal or death. The Group General Counsel will have his primary office location in New York.

8	Meetings of the Board

8.1	Subject to clause 8.2, the Board shall meet as often as it deems necessary or appropriate or at the request of the Group Chairman or the Group CEO.

8.2

Meetings of the Board shall be held at least four (4) times a year at alternating locations: twice a year in Frankfurt and once a year in New York (and vice versa for every other year) and once a year at the corporate seat of the Company or elsewhere in the Netherlands in connection with the annual General Meeting of Shareholders; and any additional meetings (as the case may be) shall be held either in Frankfurt or New York or at another place as the Board may decide from time to time at its free discretion. In addition, meetings of the Board may be held by means of an assembly of the Directors in person at a formal meeting or by conference call, video conference or by any other means of communication, provided that all Directors participating in such meeting are able to communicate with each other

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simultaneously. Participation in a meeting held in any of the above ways shall constitute presence at such meeting.

8.3	The meetings of the Board shall be led by the Group Chairman. The Group Chairman also calls the Board meetings and sets the agenda. To the extent practically possible, notices convening a meeting and the agenda of items to be discussed during the meeting shall be provided at least 5 (five) working days prior to the meeting to each member of the Board.

8.4	The minutes of the Board meetings shall generally be adopted at the next Board meeting. If all members of the Board agree on the contents of the minutes, they may be adopted earlier. The minutes may be signed for adoption by the Group Chairman or such other Director as may be designated to chair the meeting in the absence of the Group Chairman, and shall be made available to all members of the Board as soon as practically possible.

9	Resolutions of the Board

9.1	The Board can only validly adopt resolutions in a meeting at which at least the majority of its members are present or represented. A member of the Board may authorise another member of the Board to represent him/her at the Board meeting and vote on his/her behalf.

9.2	Save as set out in clause 9.3, resolutions of the Board shall be adopted by simple majority and each member shall have one vote (provided that, for the avoidance of doubt, a member representing one or more absent members of the Board by written power of attorney shall be entitled to cast the vote on its own behalf and on behalf of each such absent member).

9.3	Resolutions of the Board providing for:

9.3.1	appointment and removal of the Group Chairman and of the Group CEO;

9.3.2	changes to the Articles;

9.3.3	transformational M&A deals, consisting of the matters set out in article 17.5.3 of the Articles; and

9.3.4	major structural changes, consisting of the matters set out in article 17.5.4 of the Articles,

may only be adopted by a resolution passed with the vote in favour of more than sixty-six percent (66%) of the total Board seats.

9.4	The Board may also adopt resolutions outside a formal meeting, in writing, provided that the proposal concerned is submitted in writing to all Directors then in office and none of them objects to the proposed manner of adopting resolutions. Adoption of resolutions in writing shall be effected by written statements from all Directors then in office.

9.5	A resolution adopted by the Board may be evidenced outside the Company through a statement from the Group Chairman or the Group CEO or such other persons as he may designate.

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10	Conflicts of interests

10.1	A member of the Board shall not participate in the discussions and the decision-making process on a subject or transaction in relation to which he has a conflict of interest with the Company within the meaning of clause 10.2 or in relation to which he has a direct or indirect personal interest that conflicts with the interests of the Company (a “Conflict of Interest”). A transaction as referred to above must be concluded on terms at least customary in the sector concerned. Resolutions to enter into such transactions must be approved by the Board.

10.2	A member of the Board shall in any event have a Conflict of Interest if:

10.2.1	he has a material personal financial interest in an entity that the Company or a [TopCo] Group company intends to enter into a transaction with;

10.2.2	he is a Family Member of a member of the management of an entity that the Company or a [TopCo] Group company intends to enter into a transaction with;

10.2.3	he holds a management or supervisory position in an entity that the Company or a [TopCo] Group company intends to enter into a transaction with; or

10.2.4	the Board has ruled at its sole discretion that a conflict of interest exists.

10.3	Each member of the Board (other than the Group Chairman) shall immediately report any potential Conflict of Interest concerning such Board member to the Group Chairman. The Board member with such (potential) Conflict of Interest must provide the Group Chairman with all information relevant to the Conflict of Interest. In all circumstances other than those listed in clause 10.2.4, the Group Chairman shall determine whether a reported (potential) conflict of interest qualifies as a Conflict of Interest to which clause 10.1 applies.

10.4	In the event that the Group Chairman has a (potential) Conflict of Interest, he shall immediately report such potential conflict to the Chairman of the Audit/Finance/Risk Committee. The Group Chairman must provide the Chairman of the Audit/Finance/Risk Committee with all information relevant to the Conflict of Interest. In all circumstances other than those listed in clause 10.2.4, the Board shall determine whether a reported (potential) conflict of interest qualifies as a Conflict of Interest to which clause 10.1 applies.

11	Information

11.1	The Group CEO and the Group Chairman shall timely provide all the members of the Board with all information on facts and developments concerning the Company and the [TopCo] Group which the Board may need to function as required and to properly carry out its duties as set out in the law, the Articles and these Board Rules. The information provided shall include information regarding the [TopCo] Group’s long-term plans, the main features of the strategic policy, the general and financial risks, the management and control systems of the [TopCo] Group and material compliance with all relevant laws and regulations.

11.2	Notwithstanding clause 11.1, the Group CEO and the Group Chairman – as far as his responsibilities are concerned – shall at the end of each quarter (or at such more

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frequent intervals as may be determined by the Board) provide the other members of the Board with a report prepared in a format as agreed from time to time by the Board setting out detailed information on subjects including, but not limited to, strategy, finance, marketing, operations, investments and staff of the [TopCo] Group. The Group CEO and the Group Chairman shall provide an explanation of, and comments on, the above and the aforementioned as well as information concerning the [TopCo] Group’s policies.

12	Board Committees

12.1	The Board, though remaining responsible, may assign certain tasks to one or more permanent and/or ad hoc Board Committees from among its members. The Board Committees, on a regular basis, report on their actions, reviews, proposals and findings to the Board.

12.2	The composition of any Board Committee shall be determined by the Board, subject to the requirements set out in the Articles and in these Board Rules. The Board shall appoint the members of each Board Committee and shall determine the tasks of each Board Committee. The Board may, at any time, change the duties and the composition of each Board Committee, provided that during the Initial Board Term, any such changes shall require a resolution passed with the vote in favour of more than sixty-six percent (66%) of the total number of Board seats.

12.3	During the Initial Chairman Term and the Initial CEO Term, the Board shall constitute the following Board Committees, which Committees shall be governed by the following Board Rules in clauses 12.3 to 12.10:

12.3.1	Audit, Finance and Risk Committee

12.3.2	Nomination, Governance and Corporate Responsibility Committee

12.3.3	Human Resources and Compensation Committee

The Human Resources and Compensation Committee shall, in particular, be responsible to submit proposals to the Board as regards the compensation of the members of the Board (with the exception of the Group CEO) for ultimate decision by the Board in line with the policy set by the General Meeting. As regards the compensation of the Group CEO, the Human Resources and Compensation Committee submits a proposal to the Board upon which the Board decides.

As regards the compensation of the members of the Global Executive Committee who are not members of the Board, the Group CEO following consultation with the Group Chairman, shall be responsible to make proposals to the Human Resources and Compensation Committee for its decisions on the relevant compensations.

12.3.4	Strategy Committee

The Strategy Committee is competent to submit proposals to the Board as regards principal Group/long-term strategy (including transformational M&A/M&A strategy) and the strategic business plan.

12.3.5	Integration Committee

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The Integration Committee considers the integration policy and parameters developed by the Group CEO and – where necessary – is competent to submit proposals to the Board. Certain members of the Global Executive Committee have an attendance right at the meetings of the Integration Committee, without having the right to vote.

12.3.6	Technology Committee

12.4	The rules for the meetings and resolutions of the Board shall apply mutatis mutandis to the meetings and resolutions of the Board Committees.

12.5	Each of the aforementioned Board Committees shall, during the Initial Board Term, consist of three Directors B and two Directors A.

12.6	During the Initial Chairman Term, the Group Chairman shall chair the Nomination, Governance and Corporate Responsibility Committee and the Strategy Committee and shall be a member of the Human Resources and Compensation Committee and the Integration Committee.

12.7	During the Initial CEO Term, the Group CEO shall chair the Integration Committee and shall be a member of the Strategy Committee.

12.8	The Human Resources and Compensation Committee shall for the Initial Board Term be chaired by a Non-Executive Director A.

12.9	The Audit, Finance and Risk Committee shall for the Initial Board Term be chaired by a Non-Executive Director A.

12.10	The Technology Committee shall for the Initial Board Term be chaired by a Director B.

13	Interest and Transactions in Securities

Each Director must at all times comply with the [TopCo] Group policies and procedures and all applicable statutory provisions and regulations with respect to the ownership of and transactions in securities other than securities issued by the Company.

14	Confidentiality

14.1	Members of the Board shall at all times treat all information and documentation obtained in their capacity as members of the Board with due discretion and, in the case of confidential information or documentation, with utmost confidentiality.

14.2	Confidential information and documentation shall not be disclosed outside the circle of the Board, unless adequate confidentiality agreements have been entered into.

15	Status of the Board Rules

15.1	In its unanimous resolution adopted on the date hereof and pursuant to Article 17.6 of the Articles, the Board has adopted these Board Rules, which are complementary to, and subject to, the rules and regulations (from time to time) applicable to the Board under the laws of the Netherlands and the Articles.

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15.2	If and to the extent that these Board Rules are at any time inconsistent with the laws of the Netherlands or the Articles, the latter shall prevail. If and to the extent that these Board Rules conform to the Articles but are at any time inconsistent with the laws of the Netherlands, the latter shall prevail. If one or more provisions of these Board Rules are or shall become invalid, this shall not affect the validity of the remaining provisions. The Board shall replace the invalid provisions by those which are valid and the effect of which, given the contents and purpose of these Board Rules, is, to the greatest extent possible, similar to that of the invalid provisions.

15.3	In its unanimous resolution adopted on the date hereof, the Board has declared that it will comply with, and be bound by the obligations arising from, these Board Rules to the extent that they apply to it and its members currently in office and its future members.

15.4	The Board shall use its best endeavours to ensure that each member of the Board currently in office and its future members shall be bound or undertake to be bound (as the case may be) by these Board Rules.

16	Amendments

During the Initial Chairman Term and the Initial CEO Term these Board Rules may be amended and supplemented by the Board from time to time by a resolution adopted with a majority of 66% (sixty-six percent) of the total Board seats. Thereafter, these Board Rules may be amended and supplemented by the Board from time to time by a resolution adopted with a simple majority of the total Board seats. In case a change of the Board Rules at the same time would constitute a change of the Articles, or would conflict with the Articles, the change shall become effective only upon a change of the Articles.

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Appendix 1

List of Definitions

1	In these Board Rules, the following terms have the following meanings:

“Articles” means the articles of association of the Company, as amended and restated from time to time;

“Board” means the full Board of Directors of the Company;

“Board Committees” means each committee of the Board as referred to in clause 12 of these Board Rules which may consist of, among others, the Audit, Finance and Risk Committee, the Nomination, Governance and Corporate Responsibility Committee, the Human Resources and Compensation Committee, the Strategy Committee, the Integration Committee and the Technology Committee;

“Board Rules” means these rules, as they may be amended from time to time;

“Closing Date” means [insert date];

“Company” means [TopCo] N.V.;

“Conflict of Interest” has the meaning attributed thereto in clause 10.1;

“Director” means each member of the Board (unless the contrary is apparent, this shall include each Executive Director and each Non-Executive Director);” Executive Director” means a member of the Board who holds an executive office with the Company and who is particularly responsible for the daily affairs of the Company, as referred to in the Articles;

“Family Member” means a person’s spouse, parents, children and siblings, whether by blood, marriage or adoption, or anyone residing in such person’s home;

“FPI Status” has the meaning attributed thereto in clause 2.1;

“General Meeting” means the general meeting of shareholders of the Company;

“Global Executive Committee” means the global executive committee installed by the Group CEO;

“Group CEO” means the Executive Director appointed as group chief executive officer by the Board in accordance with Article 16.1 of the Articles and as further referred to in these Board Rules;

“Group Chairman” means the Director appointed as chairman by the Board in accordance with Article 15.1 of the Articles and as further referred to in these Board Rules;

“Group Vice-Chairman” means a Non-Executive Director appointed as vice-chairman by the Board in accordance with Article 15.1 of the Articles and as further referred to in these Board Rules;

“Initial Board Term” has the meaning attributed thereto in clause 2.2;

“Initial CEO Term” has the meaning attributed thereto in clause 5.1;

“Initial Chairman Term” has the meaning attributed thereto in clause 4.1;

“key location” has the meaning attributed thereto in clause 7.3;

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“Non-Executive Director” means a member of the Board who does not hold executive office with the Company and who is particularly responsible for the supervision on the policy of the Executive Director and the general affairs of the Company and who provides general advice to the Executive Director, as referred to in the Articles;

“primary location” has the meaning attributed thereto in clause 5.4;

“Rules for the Global Executive Committee” means the rules for the Global Executive Committee as amended and restated from time to time;

“secondary location” has the meaning attributed thereto in clause 5.4;

“Shareholders” means any of the shareholders of the Company; and

“[TopCo] Group” means the Company and its direct and indirect subsidiaries.

2	Save where the context dictates otherwise, in these Board Rules:

(a)	the words “hereof”, “herein”, “hereunder” and “hereby” and words of similar import, when used in these Board Rules, shall refer to these Board Rules as a whole and not to any particular provision of these Board Rules;

(b)	words and expressions expressed in the singular form also include the plural form and vice versa;

(c)	words and expressions expressed in the masculine form also include the feminine form;

(d)	wherever the word “include,” “includes” or “including” is used in these Board Rules, it shall be deemed to be followed by the words “without limitation”; and

(e)	a reference to a statutory provision counts as a reference to this statutory provision, including all amendments, additions and replacing legislation that may apply from time to time.

3	Headings of clauses and other headings in these Board Rules are inserted for ease of reference and do not form part of these Board Rules concerned for the purpose of interpretation.

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EXHIBIT C: Form of Rules of the Global Executive Committee

Dated [—] 2011

[TopCo] N.V. Group

RULES FOR THE GLOBAL EXECUTIVE COMMITTEE

Linklaters LLP

World Trade Centre Amsterdam

Zuidplein 180

1077 XV Amsterdam

Telephone (+31) 20 799 6200

Facsimile (+31) 20 799 6300

Contents

Clause	Heading	Page

1	Composition of the Global Executive Committee	1

2	Tasks and Responsibilities of the Global Executive Committee	1

3	Responsibilities of Divisional Heads	2

4	Meetings of the Global Executive Committee	2

5	Deliberations and Decisions of the Global Executive Committee	2

6	Expiration of Rules	2

7	Definitions	2

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1	Composition of the Global Executive Committee

1.1

The Global Executive Committee of the [Topco] Group shall consist of eight (8) members. It shall include the Group CEO, and seven (7) other members. Each of the members of the Global Executive Committee shall be appointed for an initial term expiring on the fourth (4th) anniversary of the Closing Date (the “Initial Term”) or, if earlier, such member’s resignation, removal or death.

1.2	The Global Executive Committee will be led by the Group CEO, who shall be the Chairman of the Global Executive Committee. The Group CEO will preside at the meetings of the Global Executive Committee.

1.3	In addition to the Group CEO, the members of the Global Executive Committee who shall be appointed for their Initial Terms are as follows (but, for the avoidance of doubt, without prejudice to the possibility of any future appointments to positions at the Company and/or its subsidiaries):

—	Andreas Preuss in his capacity as the Head of Global Derivatives, President and Deputy Group Chief Executive Officer;

—	Gregor Pottmeyer in his capacity as the Group Chief Financial Officer;

—	Lawrence Leibowitz in his capacity as the Head of Global Cash Tradings and Listings and Chief Operating Officer;

—	Jeffrey Tessler in his capacity as the Head of Global Settlement and Custody;

—	Dominique Cerutti in his capacity as the Head of Technology Services/ IT and President;

—	Frank Gerstenschläger in his capacity as the Head of Market Data and Analytics; and

—	John Halvey in his capacity as the Group General Counsel/ Head of Legal.

The Group General Counsel will report to the Group CEO and the Board. He shall closely cooperate with the General Corporate Counsel.

1.4	The Group CEO shall select, appoint and remove members of the Global Executive Committee, provided that he shall closely consult with the Group Chairman and the Board on any proposed appointments or removals of Global Executive Committee members.

2	Tasks and Responsibilities of the Global Executive Committee

To the extent it does not fall into the competencies of the Board, the Group Chairman and/or the Group CEO, the Global Executive Committee has, in particular, the following competencies and responsibilities:

—	management of the day-to-day business of [TopCo] Group and preparation of proposals for approval by the Board;

—	reporting to the Board on a regular basis and supporting the Board in the Board’s decision-making process in particular with respect to:

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—	business plan and annual budget of the [TopCo] Group;

—	changes in the legal structure and organisation;

—	business group and corporate center strategy; and

—	[Topco] Group compensation and benefits principles.

3	Responsibilities of Divisional Heads

Each Divisional Head is responsible for the specific day-to-day business of his/her division and, in particular, the relevant divisional budgets, profit-and-loss statements, resources and business plans.

4	Meetings of the Global Executive Committee

4.1	Meetings of the Global Executive Committee shall be held alternately in Frankfurt and New York. From time to time, meetings of the Global Executive Committee can be held in other locations of the [TopCo] Group.

4.2	Meetings of the Global Executive Committee are convened by the Group CEO.

4.3	Meetings of the Global Executive Committee may be held by means of an assembly of the members in person at a formal meeting or by conference call, video conference or by any other means of communication, provided that all members participating in such meeting are able to communicate with each other simultaneously. Participation in a meeting held in any of the above ways shall constitute presence at such meeting.

5	Deliberations and Decisions of the Global Executive Committee

The members of the Global Executive Committee will in the process of their deliberations and decisions strive to take their decisions unanimously. In case such unanimity cannot be reached among the members of the Global Executive Committee, the Group CEO shall decide the matter in which unanimity could not be reached among the members of the Global Executive Committee. Any member of the Global Executive Committee whose responsibility – e.g. in his function as a head of a global division or in his function as Chief Financial Officer or General Counsel – is affected by such decision of the Group CEO, has the right to bring the matter to the attention of the Board for further discussion or decision as the Board may deem necessary.

6	Expiration of Rules

These Rules for the Global Executive Committee shall expire on the date that is four (4) years after [the Closing Date] or, if earlier, on the date when all of the Initial Terms of the Global Executive Committee members have expired. Prior to or upon expiration of these Rules, the Board shall consider whether it is appropriate to adopt rules to be in effect from and after expiration of the Initial Term, and the contents thereof.

7	Definitions

The meaning of certain capitalised terms used in these Rules for the Global Executive Committee are set forth below:

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7.1	“Articles” means the articles of association of the Company, as amended and restated from time to time;

7.2	“Board” means the Board of Directors of the Company;

7.3	“Company” means [Topco];

7.4	“Closing Date” means [—];

7.5	“Divisional Head” means the head of a division of the [Topco] Group;

7.6	“Group CEO” has the meaning given to it in the Articles;

7.7	“Group Chairman” has the meaning given to it in the Articles;

7.8	“Initial Term” has the meaning given to it in clause 1.1; and

7.9	“[Topco] Group” means the Company together with its subsidiaries.

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